Exhibit 10.1

EXECUTION COPY

U.S. $1,075,000,000

THREE YEAR REVOLVING CREDIT AGREEMENT

Dated as of November 3, 2009

Among

KBR, INC.
as Borrower,

THE ISSUING BANKS NAMED HEREIN
as Issuing Banks,

THE BANKS NAMED HEREIN
as Banks,

CITIBANK, N.A.
as Administrative Agent,

BBVA COMPASS
Syndication Agent,

THE ROYAL BANK OF SCOTLAND PLC,
BANK OF AMERICA, N.A. and
REGIONS BANK
Co-Documentation Agents

Co-Lead Arrangers:

CITIGROUP GLOBAL MARKETS INC.
and
RBS SECURITIES INC.

TABLE OF CONTENTS
		Page

Article I
DEFINITIONS AND ACCOUNTING TERMS

Section 1.01	Certain Defined Terms	1
Section 1.02	Computation of Time Periods	20
Section 1.03	Accounting Terms; GAAP.	20
Section 1.04	Miscellaneous	20
Section 1.05	Ratings	21
Section 1.06	Exchange Rate.	21

Article II
AMOUNTS AND TERMS OF THE REVOLVING CREDIT ADVANCES

Section 2.01	The Revolving Credit Advances.	21
Section 2.02	Making the Revolving Credit Advances.	23
Section 2.03	Issuance of and Drawings and Reimbursement Under Letters of Credit.	24
Section 2.04	Fees.	27
Section 2.05	Reduction of Commitments.	28
Section 2.06	Repayment of Advances; Required Cash Collateral.	28
Section 2.07	Interest	30
Section 2.08	Additional Interest on Eurodollar Rate Advances	31
Section 2.09	Interest Rate Determination.	31
Section 2.10	Optional Prepayments	32
Section 2.11	Payments and Computations.	32
Section 2.12	Compensation for Losses	33
Section 2.13	Increased Costs and Capital Requirements.	34
Section 2.14	Taxes.	35
Section 2.15	Sharing of Payments, Etc.	37
Section 2.16	Illegality	37
Section 2.17	Conversion of Advances	38
Section 2.18	Replacement of Bank	38
Section 2.19	Evidence of Indebtedness	39
Section 2.20	Increase in the Aggregate Revolving Credit Commitments; Increase in Letter of Credit Commitment.	39
Section 2.21	Defaulting Lenders.	40

Article III
CONDITIONS OF LENDING

Section 3.01	Conditions Precedent to Effectiveness	43
Section 3.02	Conditions Precedent to Each Revolving Credit Advance, Each Commitment Increase and Each Issuance, Renewal, Amendment, Increase and Extension of Each Letter of Credit	44
Section 3.03	Determinations Under Section 3.01	45

Article IV
REPRESENTATIONS AND WARRANTIES

Section 4.01	Representations and Warranties of the Borrower	45

i

ii

SCHEDULES

Schedule I	-	Commitments
Schedule II	-	Existing Letters of Credit
Schedule III	-	Subsidiary Guarantors
Schedule IV	-	Issuing Bank Information
Schedule 4.01(b)	-	Loan Parties, Subsidiaries and Project Finance Subsidiaries
Schedule 5.02(a)(i)	-	Existing Liens
Schedule 5.02(a)(viii)	-	HSBC Letters of Credit
Schedule 5.02(b)(ii)	-	Existing Debt

EXHIBITS

Exhibit A	-	Form of Note
Exhibit B-1	-	Form of Notice of Revolving Credit Borrowing
Exhibit B-2	-	Form of Notice of Issuance and Application for Letter of Credit
Exhibit C	-	Form of Guarantee
Exhibit D	-	Form of Assignment and Acceptance

iii

THREE YEAR REVOLVING CREDIT AGREEMENT
Dated as of November 3, 2009

KBR, Inc., a Delaware corporation (the “Borrower”), the lenders party hereto, the Issuing Banks party hereto, and Citibank, N.A., a national banking association (“Citibank”), as Administrative Agent hereunder, agree as follows:

ARTICLE I
DEFINITIONS AND ACCOUNTING TERMS

Section 1.01          Certain Defined Terms.  As used in this Agreement, the terms “Borrower” and “Citibank” shall have the meanings set forth above and the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“Administrative Agent” means Citibank in its capacity as administrative agent and any successor in such capacity pursuant to Section 7.07.

“Administrative Questionnaire” means an Administrative Questionnaire in the form approved by the Administrative Agent.

“Advance” means a Revolving Credit Advance under Section 2.01 or a Letter of Credit Advance under Section 2.03 and refers to a Base Rate Advance or a Eurodollar Rate Advance (each, a “Type” of Advance).

“Affected Bank” has the meaning specified in Section 2.16.

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, Controls, is Controlled by or is under common Control with such Person.

“Agent’s Account” means the account of the Administrative Agent maintained by the Administrative Agent with Citibank at its office at 2 Penns Way, Suite 200, New Castle, Delaware 19720, Account No. 36852248, Attention:  KBR Account Officer, or such other account as the Administrative Agent shall specify in writing to the Banks.

“Agent Parties” has the meaning specified in Section 8.02(f).

“Agreement” means this Three Year Revolving Credit Agreement dated as of the date hereof among the Borrower, the Banks and the Administrative Agent, as amended from time to time in accordance with the terms hereof.

“Applicable Lending Office” means, with respect to each Bank, (i) in the case of a Base Rate Advance, such Bank’s Domestic Lending Office, and (ii) in the case of a Eurodollar Rate Advance, such Bank’s Eurodollar Lending Office.

“Applicable Margin” means 3% per annum for Eurodollar Rate Advances and 2% per annum for Base Rate Advances.

“Approved Electronic Communications” has the meaning set forth in Section 8.02(c).

“Approved Electronic Platform” has the meaning specified in Section 8.02(c).

“Approved Fund” means any Fund that is administered or managed by (a) a Bank, (b) an Affiliate of a Bank or (c) an entity or an Affiliate of an entity that administers or manages a Bank.

“Assignment and Acceptance” means an Assignment and Acceptance entered into by a Bank and an Eligible Assignee (with the consent of any party whose consent is required by Section 8.08), and accepted by the Administrative Agent, in substantially the form of Exhibit D or any other form approved by the Administrative Agent.

“Assuming Lender” has the meaning specified in Section 2.20.

“Available Amount” of any Letter of Credit means, at any time, the Dollar Equivalent of the maximum amount available to be drawn under such Letter of Credit at the time of such determination (assuming compliance at such time with all conditions to drawing); provided, however, that with respect to any Letter of Credit that by its terms or the terms of any L/C Related Document, provides for one or more automatic increases in the maximum available amount thereof, the Available Amount of such Letter of Credit shall, for all purposes other than the calculation of fees under Section 2.04(b), be deemed to be the maximum amount available to be drawn under such Letter of Credit after giving effect to all such increases, whether or not such maximum available amount is in effect at such time.

“Banks” means the Issuing Banks and the other banks and other financial institutions party hereto from time to time as lenders, including each Eligible Assignee that becomes a party hereto pursuant to Section 8.08(a), (b) and (d).

“Base Rate” means, for any day, a fluctuating interest rate per annum as shall be in effect on such day, which rate per annum shall at all times be equal to the highest of (a) the rate of interest announced publicly by Reference Bank in New York, New York, from time to time, as Reference Bank’s base rate in effect for such day, (b) the sum of ½ of 1% per annum plus the Federal Funds Rate in effect for such day, and (c) the sum of the Eurodollar Rate for an Interest Period of one month commencing on such day plus 1% per annum.

“Base Rate Advance” means an Advance which bears interest as provided in Section 2.07(a).

“Borrowing” means a borrowing consisting of Advances of the same Type made on the same day by the Banks pursuant to Section 2.01 and, if such Advances are Eurodollar Rate Advances, having Interest Periods of the same duration.

“Business Day” means a day of the year on which banks are not required or authorized to close in New York City and, if the applicable Business Day relates to any Eurodollar Rate Advance, on which dealings in Dollar deposits are carried on in the London interbank market.

“Capitalized Leases” means leases that should be, in accordance with GAAP, recorded as capitalized leases.

“Capitalized/Operating Leases” means leases that would have been classified as operating leases under GAAP as in effect on the Effective Date but that are classified as Capitalized Leases because of changes in GAAP that take effect after the Effective Date.

“Cash Collateralize” means, in respect of an obligation, provide and pledge (as a first priority perfected security interest) cash collateral in Dollars, at a location and pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent (and “Cash Collateral” and “Cash Collateralization” have corresponding meanings).

“Cash Equivalents” means

(a)           direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within one year from the date of acquisition thereof;

(b)           marketable direct obligations issued by any state of the United States or any political subdivision of any such state or any public instrumentality thereof, in each case maturing within one year after such date and having, at the time of the acquisition thereof, the highest rating obtainable from either S&P or Moody’s;

(c)           commercial paper maturing no more than one year from the date of creation thereof and having, at the time of the acquisition thereof, a rating of at least A-1 from S&P or at least P-1 from Moody’s;

(d)           certificates of deposit or bankers’ acceptances maturing within one year after such date and issued or accepted by any Bank or by any commercial bank organized under the laws of the United States, any state thereof, the District of Columbia or any foreign country recognized by the United States that (a) is at least “adequately capitalized” (as defined in the regulations of its primary Federal banking regulator), (b) has Tier 1 capital (as defined in such regulations) of not less than $100,000,000 (or the Foreign Currency Equivalent thereof) and (c) has outstanding debt which is rated “A” (or such similar equivalent rating) or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act);

(e)           fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria described in clause (d) above;

(f)            money market funds that (i) comply with the criteria set forth in Securities and Exchange Commission Rule 2a 7 under the Investment Company Act of 1940, (ii) are rated AAA by S&P and Aaa by Moody’s and (iii) have portfolio assets of at least $5,000,000,000; and

(g)           substantially similar investments denominated in foreign currencies (including similarly capitalized foreign banks).

“CERCLIS” means the Comprehensive Environmental Response, Compensation and Liability Information System maintained by the U.S. Environmental Protection Agency.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority.

“Change of Control” means the occurrence of any of the following: (a) any Person or two or more Persons acting in concert shall have acquired beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934), directly or indirectly, of Voting Interests of the Borrower (or other securities convertible into such Voting Interests) representing 25% or more of the combined voting power of all Voting Interests of the Borrower or (b) during any period of 24 consecutive months, the Continuing Directors shall cease for any reason (other than death or disability) to constitute a majority of the board of directors of the Borrower.

“Co-Lead Arrangers” means Citigroup Global Markets Inc. and RBS Securities Inc.

“Code” means the Internal Revenue Code of 1986, as amended, or any successor Federal tax code, and the regulations promulgated and rulings issued thereunder, in each case as now or hereafter in effect, and any reference to any statutory provision shall be deemed to be a reference to any successor provision or provisions.

“Commercial Letter of Credit” means a letter of credit qualifying as a “commercial letter of credit” under 12 C.F.R. Part 3, Appendix A, Section 3(b)(3)(i) or any successor U.S. Comptroller of the Currency regulation.

“Commitment” means a Revolving Credit Commitment or a Letter of Credit Commitment.

“Commitment Date” has the meaning specified in Section 2.20.

“Commitment Fee” has the meaning specified in Section 2.04(a).

“Commitment Increase” has the meaning specified in Section 2.20.

“Communications” has the meaning specified in Section 8.02(b).

“Consolidated Debt” means at any time the Indebtedness of the Borrower and its consolidated Subsidiaries calculated on a consolidated basis as of such time excluding Project Finance Subsidiaries and  Permitted Non-Recourse Indebtedness.

“Consolidated EBITDA” means, for any period, for the Borrower and its consolidated Subsidiaries (excluding Project Finance Subsidiaries) on a consolidated basis, an amount equal to the sum of (a) Consolidated Net Income Attributable to Borrower for such period plus (b) the following to the extent deducted in calculating such Consolidated Net Income Attributable to Borrower: (i) Consolidated Interest Charges for such period, (ii) income tax expenses, (iii) depreciation expense, (iv) amortization expense, (v) net income attributable to noncontrolling interests, (vi) charges related to restructuring, asset impairment or other extraordinary items or related to non-cash estimate project losses (including non-extraordinary items), and (vii) charges indemnified or required to be indemnified by Halliburton Company, minus (c) cash payments related to restructuring, asset impairment or other extraordinary items or related to non-cash estimate project losses (including non-extraordinary items) to the extent previously included in the computation of Consolidated EBITDA pursuant to clause (a) of this definition (except to the extent indemnified or required to be indemnified by Halliburton Company); provided, however, that with respect to any Project Finance Subsidiary, any cash distribution made by such Project Finance Subsidiary to the Borrower or any Subsidiary of the Borrower (other than any Project Finance Subsidiary) to the extent not previously included in the equity and earnings of such Person shall be included for purposes of calculation of Consolidated EBITDA.  For the purposes of determining Consolidated EBITDA for any period during which the purchase or other acquisition of Equity Interests or other property or assets of any Person is consummated, Consolidated EBITDA shall be adjusted in a manner consistent with Regulation S-X promulgated under the Securities Act of 1933, as amended, or as reasonably satisfactory to the Administrative Agent, in each case, to give effect to the consummation of such purchase or acquisition on a pro forma basis in accordance with GAAP, as if such purchase or acquisition occurred on the first day of such period.

“Consolidated Interest Charges” means, for any period, for the Borrower and its consolidated Subsidiaries on a consolidated basis, the sum of all interest, premium payments, fees, charges and related expenses in connection with borrowed money (including capitalized interest) or in connection with the deferred purchase price of assets, in each case to the extent treated as interest in accordance with GAAP, and all fees paid in respect of letters of credit, surety bonds and similar instruments.

“Consolidated Net Income Attributable to Borrower” means, for any period, net income attributable to the Borrower on a consolidated basis for that period.

“Consolidated Net Worth” means at any time the total consolidated Shareholders’ Equity of the Borrower and its consolidated Subsidiaries calculated on a consolidated basis as of such time (excluding treasury stock), and, except as otherwise provided in Section 1.03(a), determined in accordance with GAAP.

“Continuing Directors” means, during any period, the directors of the Borrower on the first date of such period, and each other director if, in each case, such other director’s nomination for election to the board of directors of the Borrower is recommended by at least a majority of the then Continuing Directors.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.  “Controlling” and “Controlled” have meanings correlative thereto.

“Convert”, “Conversion” and “Converted” each refers to a conversion of Revolving Credit Advances of one Type into Revolving Credit Advances of the other Type pursuant to Section 2.09, Section 2.16 or Section 2.17.

“Customary Permitted Liens” means, with respect to any Person, any of the following Liens:

(a)           Liens with respect to the payment of taxes, assessments or governmental charges in each case that are not yet due or that are being contested in good faith by appropriate proceedings and with respect to which adequate reserves or other appropriate provisions are being maintained to the extent required by GAAP;

(b)           Liens of landlords arising by statue or lease contracts entered into in the ordinary course, inchoate, statutory or construction Liens and Liens of suppliers, mechanics, carriers, materialmen, warehousemen, producers, operators or workmen and other Liens imposed by law created in the ordinary course of business for amounts not yet overdue for a period of more than 60 days or that are being contested in good faith by appropriate proceedings and with respect to which adequate reserves or other appropriate provisions are being maintained to the extent required by GAAP;

(c)           Liens, pledges or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance or other types of social security benefits, other than Liens imposed by ERISA;

(d)           encumbrances arising by reason of zoning restrictions, easements, licenses, reservations, covenants, rights-of-way, utility easements, building restrictions and other similar encumbrances on the use of real property not materially detracting from the value of such real property and not materially interfering with the ordinary conduct of the business conducted at such real property;

(e)           encumbrances arising under leases or subleases of real property that do not, individually or in the aggregate, materially detract from the value of such real property or materially interfere with the ordinary conduct of the business conducted at such real property; and

(f)            financing statements with respect to a lessor’s rights in and to personal property leased to such Person in the ordinary course of such Person’s business.

“Default” means any event or condition which with notice or lapse of time or both would, unless cured or waived, become an Event of Default.

“Defaulting Lender” means, at any time, a Bank as to which the Administrative Agent has notified the Borrower that (i) such Bank has failed for three or more Business Days to comply with its obligations under this Agreement to make an Advance and/or make a payment to the Issuing Bank in respect of a Letter of Credit Advance (each a “funding obligation”), (ii) such Bank has notified the Administrative Agent, or has stated publicly, that it will not comply with any such funding obligation hereunder, or has defaulted generally on its funding obligations under other loan agreements, credit agreements or similar financing agreements, (iii) such Bank has, for five or more Business Days, failed to confirm in writing to the Administrative Agent, in response to a written request of the Administrative Agent, that it will comply with its funding obligations hereunder or (iv) a Lender Insolvency Event has occurred and is continuing with respect to such Bank (provided that neither the reallocation of funding obligations provided for in Section 2.21(a) as a result of a Bank’s being a Defaulting Lender nor the performance by Non-Defaulting Lenders of such reallocated funding obligations will by themselves cause the relevant Defaulting Lender to become a Non-Defaulting Lender).  Any determination that a Bank is a Defaulting Lender under clauses (i) through (iv) above will be made by the Administrative Agent in good faith.  The Administrative Agent will promptly send to all parties hereto a copy of any notice to the Borrower provided for in this definition.

“Documentation Agent” means each of The Royal Bank of Scotland plc, Bank of America, N.A. and Regions Bank, solely in its capacity as co-documentation agent under this Agreement.

“Dollar Equivalent” means, on any date, (i) in relation to an amount denominated in a currency other than Dollars, the equivalent in Dollars determined by using the Spot Rate (determined as of such date, if such date is a Revaluation Date, or if such date is not a Revaluation Date, as of the most recent Revaluation Date) and (ii) in relation to an amount denominated in Dollars, such amount.

“Dollars” and “$” means lawful money of the United States of America.

“Domestic Lending Office” means, with respect to any Bank, the office of such Bank specified as its “Domestic Lending Office” in its Administrative Questionnaire or in the Assignment and Acceptance pursuant to which it became a Bank, as applicable, or such other office of such Bank as such Bank may from time to time specify to the Borrower and the Administrative Agent.

“Domestic Subsidiary” means any Subsidiary incorporated or organized under the laws of a state of the United States or the District of Columbia.

“Effective Date” has the meaning specified in Section 3.01.

“Eligible Assignee” means (i) any Bank, (ii) any Affiliate of any Bank, (iii) an Approved Fund, and (iv) with the consent of the Administrative Agent and each Issuing Bank (which consent shall not be unreasonably withheld), and so long as no Event of Default under Section 6.01(a) or Section 6.01(e) shall have occurred and be continuing, the Borrower (which consent shall not be unreasonably withheld), any other Person (other than a natural Person); provided, however, that no (x) Loan Party or any Affiliate of any Loan Party or (y) Defaulting Lender or Potential Defaulting Lender or any Person who, upon becoming a Bank hereunder, would constitute a Defaulting Lender or Potential Defaulting Lender, shall be an Eligible Assignee.

“Environmental Action” means any action, suit, demand, demand letter, claim, notice of non compliance or violation, notice of liability or potential liability, investigation, proceeding, consent order or consent agreement relating in any way to any Environmental Law, any Environmental Permit or Hazardous Material or arising from alleged injury or threat to health, safety or the environment, including (a) by any Governmental Authority for enforcement, cleanup, removal, response, remedial or other actions or damages and (b) by any Governmental Authority or third party for damages, contribution, indemnification, cost recovery, compensation or injunctive relief.

“Environmental Law” means any Federal, state, local or foreign statute, law, ordinance, rule, regulation, code, order, writ, judgment, injunction, decree or judicial or agency interpretation, policy or guidance relating to pollution or protection of the environment, health, safety or natural resources, including those relating to the use, handling, transportation, treatment, storage, disposal, release or discharge of Hazardous Materials.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower, any other Loan Party or any of their respective Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Environmental Permit” means any permit, approval, identification number, license or other authorization required under any Environmental Law.

“Equity Interests” means, with respect to any Person, shares of capital stock of (or other ownership or profit interests in) such Person, warrants, options or other rights for the purchase or other acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or other acquisition from such Person of such shares (or such other interests), and other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are authorized or otherwise existing on any date of determination.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

“ERISA Affiliate” means any Person that is a member of the Borrower’s controlled group, or under common control with the Borrower, within the meaning of Section 414(b), (c), (m) or (o) of the Code.

“ERISA Event” means (a) (i) the occurrence of a reportable event, within the meaning of Section 4043 of ERISA, with respect to any Plan unless the 30-day notice requirement with respect to such event has been waived by the PBGC, or (ii) the requirements of subsection (1) of Section 4043(b) of ERISA (without regard to subsection (2) of such Section) are met with respect to a contributing sponsor, as defined in Section 4001(a)(13) of ERISA, of a Plan, and an event described in paragraph (9), (10), (11), (12) or (13) of Section 4043(c) of ERISA is reasonably expected to occur with respect to such Plan within the following 30 days; (b) the application for a minimum funding waiver with respect to a Plan; (c) the provision by the administrator of any Plan of a notice of intent to terminate such Plan pursuant to Section 4041 or 4041A of ERISA; (d) the cessation of operations that is treated as a withdrawal under Section 4062(e) of ERISA; (e) the withdrawal by the Borrower or any ERISA Affiliate from a Single Employer Plan or Multiple Employer Plan during a plan year for which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA; (f) (i) the incurrence by the Borrower or any ERISA Affiliate of any liability with respect to the complete or partial withdrawal by the Borrower or any ERISA Affiliate from a Multiemployer Plan or (ii) the receipt by the Borrower or any ERISA Affiliate of notification that a Multiemployer Plan is in reorganization; (g) the imposition of any liability upon the Borrower or any ERISA Affiliate under Title IV of ERISA other than for PBGC premiums due but not delinquent under Section 4007 of ERISA; or (h) the institution by the PBGC of proceedings to terminate a Plan pursuant to Section 4042 of ERISA, or the occurrence of any event or condition described in Section 4042 of ERISA that constitutes grounds for the termination of, or the appointment of a trustee to administer, a Plan.

“Eurocurrency Liabilities” has the meaning assigned to that term in Regulation D of the Federal Reserve Board, as in effect from time to time.

“Eurodollar Lending Office” means, with respect to any Bank, the office of such Bank specified as its “Eurodollar Lending Office” specified in its Administrative Questionnaire or in the Assignment and Acceptance pursuant to which it became a Bank, as applicable (or, if no such office is specified, its Domestic Lending Office), or such other office of such Bank as such Bank may from time to time specify to the Borrower and the Administrative Agent.

“Eurodollar Rate” means, for any Interest Period for each Eurodollar Rate Advance comprising part of the same Borrowing, the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) appearing on Reuters LIBOR01 Page (or any successor page) as the London interbank offered rate for deposits in U.S. dollars at 11:00 A.M. (London time) two Business Days before the first day of such Interest Period for a period equal to such Interest period (provided that, if for any reason such rate is not available, the term “Eurodollar Rate” shall mean, for any Interest Period for all Eurodollar Rate Advances comprising part of the same Borrowing, an interest rate per annum (rounded upward to the nearest whole multiple of 1/100 of 1% per annum, if such rate per annum is not such a multiple) equal to the rate per annum at which deposits in Dollars are offered by the principal office of Reference Bank in London, England to major banks in the London interbank market at 11:00 A.M. (London time) two Business Days before the first day of such Interest Period in an amount substantially equal to Reference Bank’s Eurodollar Rate Advance comprising part of such Borrowing and for a period equal to such Interest Period).

“Eurodollar Rate Advance” means an Advance which bears interest as provided in Section 2.07(b).

“Eurodollar Rate Reserve Percentage” of any Bank for any Interest Period for all Eurodollar Rate Advances comprising part of the same borrowing means the reserve percentage applicable during such Interest Period (or if more than one such percentage shall be so applicable, the daily average of such percentages for those days in such Interest Period during which any such percentage shall be so applicable) under regulations issued from time to time by the Federal Reserve Board for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) for such Bank with respect to liabilities or assets consisting of or including Eurocurrency Liabilities having a term equal to such Interest Period.

“Events of Default” has the meaning specified in Section 6.01.

“Excluded Taxes” means, with respect to the Administrative Agent, any Bank and any Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) taxes imposed on or measured by its overall net income (however denominated), and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Bank, in which its Applicable Lending Office is located, (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which the Borrower is located and (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower under Section 2.18), any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party hereto (or designates a new lending office) or is attributable to such Foreign Lender’s failure or inability (other than as a result of a Change in Law) to comply with Section 2.14(f), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Section 2.14(a).

“Existing Credit Agreement” means that certain Five Year Revolving Credit Agreement dated as of December 16, 2005 among KBR Holdings, LLC, as borrower, Citibank, N.A., as paying agent and co-administrative agent, the other agents therein named, the issuing banks named therein, and the lenders a party thereto, as amended.

“Existing Debt” has the meaning specified in Section 5.02(b)(ii).

“Existing Letters of Credit” means each of the letters of credit issued under the Existing Credit Agreement outstanding on the Effective Date that are described on Schedule II hereto.

“Extended Letter of Credit” has the meaning specified in Section 2.01(b).

“FAS 13” means Statement Number 13 issued by the Financial Accounting Standards Board as same may be amended or interpreted from time to time.

“FAS 167” means Statement Number 167 issued by the Financial Accounting Standards Board as same may be amended or interpreted from time to time.

“Federal Funds Rate” means, for any day, a fluctuating interest rate per annum equal for such day to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average rate quoted to Reference Bank for such day on such transactions as determined by the Administrative Agent.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System or any successor thereof.

“FIN 46R” means FASB Interpretation No. 46 “Consolidation of Variable Interest Entities” published January 2003 by the Financial Accounting Standards Board, as the same may be amended or interpreted from time to time.

“Foreign Currency” means any lawful currency (other than Dollars).

“Foreign Currency Equivalent” means at any time, with respect to any amount denominated in Dollars, the equivalent amount thereof in the applicable Foreign Currency as determined on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of such Foreign Currency with Dollars.

“Foreign Currency Letter of Credit” means a Letter of Credit denominated in a Foreign Currency.

“Foreign Currency Letter of Credit Contingency Amount” means, at any time, an amount equal to 10% of the aggregate Available Amount of all Foreign Currency Letters of Credit outstanding at such time.

“Foreign Lender” means any Bank that is organized under the laws of a jurisdiction other than that in which the Borrower is resident for tax purposes.  For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Fund” means any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“GAAP” means generally accepted accounting principles in the United States of America.

“Gap Cash Collateral Amount” has the meaning set forth in the definition of “Unused Revolving Credit Commitment”.

“Governing Body” means the board of directors or other body having the power to direct or cause the direction of the management and policies of a Person that is a corporation, partnership, trust, joint venture, joint stock company, or limited liability company.

“Governmental Authority” means the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantee” means the guarantee of the Subsidiary Guarantors substantially in the form of Exhibit C, together with each Guarantee Supplement delivered pursuant to Section 5.01(j), in each case as amended, amended and restated, modified or otherwise supplemented.

“Guarantee Supplement” has the meaning specified in Section 5.01(j).

“Guaranty Obligation” means, as to any Person, any obligation, contingent or otherwise, of such  Person guaranteeing or having the economic effect of guaranteeing any Indebtedness of another Person in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness (whether arising by virtue of partnership arrangements, by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain equity or other financial statement conditions or otherwise) or (b) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness of the payment thereof or to protect such obligees against loss in respect thereof (in whole or in part); provided, however, that the term “Guaranty Obligation” shall not include endorsements of instruments for deposit or collection in the ordinary course of business.

“Hazardous Materials” means (a) petroleum or petroleum products, by-products or breakdown products, radioactive materials, asbestos-containing materials, polychlorinated biphenyls and radon gas and (b) any other chemicals, materials or substances designated, classified or regulated as hazardous or toxic or as a pollutant or contaminant under any Environmental Law.

“Hedging Obligation” means an Obligation of the Borrower or a Subsidiary entered into in the ordinary course of business pursuant to an interest rate swap, cap or collar agreement, interest rate future or option contract, currency swap agreement, currency future or option contract or other hedging agreement.

“Increase Date” has the meaning specified in Section 2.20.

“Increasing Lender” has the meaning specified in Section 2.20.

“Indebtedness” means, for any Person and without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of property or services (other than trade accounts payable and other similar current obligations arising in the ordinary course of business), (c) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (d) all contingent and non-contingent obligations of such Person in connection with letters of credit, bankers’ acceptances, bank guaranties, and similar instruments (including, in the case of the Borrower, indemnification obligations of the Borrower to Halliburton Company, in respect of letters of credit) and all non-contingent reimbursement obligations in connection with surety bonds, (e) all obligations of such Person under Capitalized Leases, (f) all Guaranty Obligations of such Person with respect to the obligations of another of a type described in clauses (a) through (e) above, (g) all indebtedness referred to in clauses (a) through (e) above of another Person secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property (including accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness (provided that, for purposes of determining the amount of Indebtedness of the type described in this clause, the amount of such Indebtedness shall be limited to the lesser of the fair market value of such asset or the amount of such Indebtedness, and (h) all Indebtedness referred to in clauses (a) through (g) above of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person; provided that as used in the definition of “Consolidated Debt” Indebtedness shall not include (i) contingent obligations under letter of credit reimbursement agreements with respect to (A) fifty percent (50%) of the face amount of any Performance Letters of Credit and (B) one hundred percent (100%) of the face amount of any Commercial Letters of Credit, in each case, so long as such letters of credit remain undrawn, (ii) Hedging Obligations, (iii) contingent obligations with respect to surety bonds, (iv) letters of credit, acceptances and bank guarantees to the extent collateralized with cash and/or cash equivalents, and (v) Indebtedness in respect of Capitalized/Operating Leases to the extent that such Indebtedness does not exceed $500,000,000 at any time outstanding.  For the avoidance of doubt, in calculating the Consolidated Debt of the Borrower and its consolidated Subsidiaries, where one letter of credit, acceptance or bank guarantee is issued for the account of the Borrower or one of its Subsidiaries and which supports another letter of credit, acceptance or bank guarantee of the Borrower or such Subsidiary, the related Indebtedness shall only be included once.

“Indemnified Party” has the meaning specified in Section 8.04(b).

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Information Memorandum” means the document in the form approved by the Borrower concerning the Loan Parties and their Subsidiaries which, at the Borrower’s request and on its behalf, was prepared in relation to this transaction and distributed by the Co-Lead Arrangers to selected financial institutions before the date of this Agreement.

“Interest Period” means, for each Eurodollar Rate Advance comprising part of the same Borrowing, the period commencing on the date of such Eurodollar Rate Advance or the date of the Conversion of any Base Rate Advance into such Eurodollar Rate Advance and ending on the last day of the period selected by the Borrower pursuant to the provisions below and, thereafter, with respect to Eurodollar Rate Advances, each subsequent period commencing on the last day of the immediately preceding Interest Period and ending on the last day of the period selected by the Borrower pursuant to the provisions below.  The duration of each such Interest Period shall be one, two, three or six months (or, as to any Interest Period, such other period as the Borrower and each of the Banks may agree to for such Interest Period), in each case as the Borrower may, upon notice received by the Administrative Agent not later than 11:00 A.M. (New York City time) on the third Business Day prior to the first day of such Interest Period (or, as to any Interest Period, at such other time as the Borrower and the Banks may agree to for such Interest Period), select; provided, however, that:

(a)           Interest Periods commencing on the same date for Advances comprising part of the same Borrowing shall be of the same duration;

(b)           whenever the last day of any Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended to occur on the next succeeding Business Day, provided that if such extension would cause the last day of such Interest Period to occur in the next following calendar month, the last day of such Interest Period shall occur on the next preceding Business Day;

(c)           any Interest Period which begins on the last Business Day of the calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month in which it would have ended if there were a numerically corresponding day in such calendar month; and

(d)           the Borrower may not select an Interest Period for any Advance if the last day of such Interest Period would be later than the date on which the Advances are then payable in full or if any Event of Default shall have occurred and be continuing at the time of selection.

“Investment” in any Person means any loan or advance to such Person, any purchase or other acquisition of any Equity Interests or Indebtedness or the assets comprising a division or business unit or a substantial part or all of the business of such Person, any capital contribution to such Person or any other direct or indirect investment in such Person, including any acquisition by way of a merger or consolidation (or similar transaction) and any arrangement pursuant to which the investor incurs Indebtedness of the type referred to in clause (f) or (g) of the definition of “Indebtedness” in respect of such Person.

“Issuing Bank” means each of (a) Citibank, The Royal Bank of Scotland plc, Compass Bank, Bank of America, N.A., Regions Bank and National Bank of Kuwait, S.A.K., New York Branch in their capacities as initial issuing banks, (b) any other Bank that, by written agreement with the Borrower (and with the consent of the Administrative Agent not to be unreasonably withheld), agrees to be an Issuing Bank, and (c) any Eligible Assignee to which a Letter of Credit Commitment has been assigned pursuant to Section 8.08 so long as each such Eligible Assignee expressly agrees to perform in accordance with their terms all the obligations that by the terms of this Agreement are required to be performed by it as an Issuing Bank and notifies the Administrative Agent of its Applicable Lending Office and the amount of its Letter of Credit Commitment (which information shall be recorded by the Administrative Agent in the Register), for so long as such initial Issuing Bank or Eligible Assignee, as the case may be, shall have a Letter of Credit Commitment.  An Issuing Bank may, with the prior consent of the Borrower (not to be unreasonably withheld), arrange for one or more Letters of Credit to be issued by an Affiliate of such Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate solely with respect to such Letters of Credit issued by such Affiliate; provided that such designation shall not result in or grant to such Affiliate the status or rights of a Bank pursuant to this Agreement.

“Joint Venture” means any Person (other than a Subsidiary of the Borrower) in which the Borrower (including ownership through Subsidiaries) owns Equity Interests representing less than 100% of the Equity Interests of such Person.

“Joint Venture Debt” has the meaning specified in Section 5.02(a)(vi).

“JV Subsidiary” means each Subsidiary of the Borrower (a) that directly holds an Equity Interest in any Joint Venture and (b) that has no other material assets.

“L/C Cash Collateral Account” means the l/c cash collateral deposit account, Account No. 30618602, with Citibank, as securities intermediary and depository bank, at its office at One Penns Way, 2nd Floor, New Castle, Delaware 19720, in the name of the Borrower but under the sole control and dominion of the Administrative Agent and subject to the terms of this Agreement.

“L/C Exposure” means, at any time and without duplication, the sum of (a) the aggregate undrawn portion of all uncancelled and unexpired Letters of Credit plus (b) the aggregate unpaid reimbursement obligations of the Borrower in respect of drawings of drafts under any Letter of Credit made by a Letter of Credit beneficiary.

“L/C Related Documents” has the meaning specified in Section 2.06(b)(iii)(A).

“Lender Insolvency Event” means that (i) a Bank or its Parent Company is insolvent, or is generally unable to pay its debts as they become due, or admits in writing its inability to pay its debts as they become due, or makes a general assignment for the benefit of its creditors, or (ii) such Bank or its Parent Company is the subject of a bankruptcy, insolvency, reorganization, liquidation or similar proceeding, or a receiver, trustee, conservator, intervenor or sequestrator or the like has been appointed for such Bank or its Parent Company or such Bank or its Parent Company has taken any action in furtherance of or indicating its consent to or acquiescence in any such proceeding or appointment; provided, that a Bank shall not become a Defaulting Lender solely as the result of the acquisition or maintenance of an ownership interest in such Bank or its Parent Company or the exercise of control over such Bank or its Parent Company by a Governmental Authority or an instrumentality thereof.

“Letter of Credit” has the meaning set forth in Section 2.01(b).

“Letter of Credit Advance” means an Advance made by any Issuing Bank or any Bank pursuant to Section 2.03(d).

“Letter of Credit Commitment” of any Issuing Bank means, at any time, the amount set forth (a) opposite such Issuing Bank’s name on Schedule I under the heading “Letter of Credit Commitments”, (b) in the relevant Assignment and Acceptance to which such Issuing Bank is a party or (c) in such other agreement pursuant to which such Issuing Bank becomes an Issuing Bank hereunder, in each case as such amount may be terminated, reduced or increased pursuant to Section 2.05, Section 2.20, Section 6.01 or Section 8.08.

“Letter of Credit Fees” means fees payable pursuant to Section 2.04(b) or Section 2.04(c).

“Lien” means any lien, security interest or other charge or encumbrance of any kind, or any other type of preferential arrangement, including the lien or retained security title of a conditional vendor, a statutory deemed trust and any easement, right of way or other encumbrance on title to real property; provided, however, that for the avoidance of doubt, the interest of a Person as owner or lessor under charters or leases of property.

“Loan Documents” means this Agreement, the Guarantee and the Notes.

“Loan Parties” means the Borrower and the Subsidiary Guarantors.

“Material Adverse Change” means a material adverse change in the business, condition (financial or otherwise), operations, performance, properties, contingent liabilities or material agreements of the Borrower, the Subsidiary Guarantors and their respective Subsidiaries, taken as a whole.

“Material Adverse Effect” means a material adverse effect on (a) the business, condition (financial or otherwise), operations, performance, properties, contingent liabilities or material agreements of the Borrower, the Subsidiary Guarantors and their respective Subsidiaries, taken as a whole, (b) the rights and remedies of the Administrative Agent or any Bank under any Loan Document or (c) the ability of each of the Borrower or any Subsidiary Guarantor to perform its Obligations under any Loan Document to which it is or is to be a party.

“Material Domestic Subsidiary” means, at any date, any wholly-owned Domestic Subsidiary of the Borrower which is a Material Subsidiary of the Borrower.

“Material Subsidiary” means, as at any date of determination, KBR Holdings, LLC and each other Subsidiary now existing or hereafter acquired or formed by the Borrower generating more than 5% of total revenues for the Borrower and its Subsidiaries for the most recently ended four fiscal quarters.  In calculating total revenues and revenues attributable to interests in Subsidiaries which interests are not owned by Borrower shall be excluded.

“Maturity Date” means the date that is the third anniversary of the Effective Date provided, however, that if such date is not a Business Day, the Maturity Date shall be the next preceding Business Day.

“Moody’s” means Moody’s Investors Service, Inc. or any successor to its debt ratings business.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which the Borrower or any ERISA Affiliate makes or is obligated to make contributions or has any liability, or during the preceding five plan years, has made or been obligated to make contributions.

“Multiple Employer Plan” means a single employer plan, as defined in Section 4001(a)(15) of ERISA, that (a) is maintained for employees of the Borrower or any ERISA Affiliate and at least one Person other than the Borrower and the ERISA Affiliates or (b) was so maintained and in respect of which the Borrower or any ERISA Affiliate could have liability under Section 4064 or 4069 of ERISA in the event such plan has been or were to be terminated.

“Non-Defaulting Lender” means, at any time, a Bank that is not a Defaulting Lender or a Potential Defaulting Lender.

“Note” means a promissory note of the Borrower payable to the order of any Bank, in substantially the form of Exhibit A hereto, evidencing the aggregate indebtedness of the Borrower to such Bank resulting from the Advances owing to such Bank.

“Notice of Issuance and Application for Letter of Credit” has the meaning specified in Section 2.03(a).

“Notice of Revolving Credit Borrowing” has the meaning specified in Section 2.02(a).

“NPL” means the National Priorities List under CERCLA.

“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document or otherwise with respect to any Advance or Letter of Credit, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

“Other Taxes” means all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

“Parent Company” means, with respect to a Bank, the bank holding company (as defined in Federal Reserve Board Regulation Y), if any, of such Bank, and/or any Person owning, beneficially or of record, directly or indirectly, a majority of the shares of such Bank.

“Participant” has the meaning assigned to such term in Section 8.08.

“Patriot Act” shall mean the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Pub. L. 107-56, signed into law October 26, 2001.

“PBGC” means the Pension Benefit Guaranty Corporation (or any successor).

“Performance Letter of Credit” means a letter of credit qualifying as a “performance based standby letter of credit” under 12 C.F.R. Part 3, Appendix A, Section 3(b)(2)(i) or any successor U.S. Comptroller of the Currency regulation.

“Permitted Non-Recourse Indebtedness” means Indebtedness of the Borrower, any Subsidiary, or any Project Finance Subsidiary of the Borrower incurred in connection with the acquisition or construction by the Borrower, such Subsidiary or such Project Finance Subsidiary of any property with respect to which the holders of such Indebtedness agree that they will look solely to the property so acquired or constructed and securing such Indebtedness provided that neither the Borrower nor any such Subsidiary (other than a Project Finance Subsidiary) (i) provides any direct or indirect credit support, including any undertaking, agreement or instrument that would constitute Indebtedness or (ii) is otherwise directly or indirectly liable for such Indebtedness; and provided further that no default with respect to such Indebtedness would cause, or permit (after notice or passage of time or otherwise), according to the terms thereof, any holder (or any representative of any such holder) of any other Indebtedness (other than Project Financing or Permitted Non-Recourse Indebtedness) of the Borrower or such Subsidiary (other than a Project Finance Subsidiary and Subsidiaries thereof) to declare a default on such other Indebtedness or cause the payment, repurchase, redemption. defeasance or other acquisition or retirement for value thereof to be accelerated or payable prior to any scheduled principal payment, scheduled sinking fund or maturity.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means a Single Employer Plan, a Multiple Employer Plan or a Welfare Plan.

“Platform” has the meaning specified in Section 8.02(b).

“Potential Defaulting Lender” means, at any time, a Bank (i) as to which the Administrative Agent has notified the Borrower that an event of the kind referred to in the definition of “Lender Insolvency Event” has occurred and is continuing in respect of any subsidiary or financial institution affiliate of such Bank, (ii) as to which the Administrative Agent or any Issuing Bank has in good faith determined and notified the Borrower and, in the case of any Issuing Bank, the Administrative Agent that such Bank or its Parent Company or a subsidiary or financial institution affiliate thereof has notified the Administrative Agent or such Issuing Bank, or has stated publicly, that it will not comply with its funding obligations generally under other loan agreements, credit agreements or other similar financing agreements or (iii) that has, or whose Parent Company has, a non-investment grade rating from Moody’s or S&P or another nationally recognized rating agency.  Any determination that a Bank is a Potential Defaulting Lender under any of clauses (i) through (iii) above will be made by the Administrative Agent or, in the case of clause (ii), any Issuing Bank in good faith.  The Administrative Agent will promptly send to all parties hereto a copy of any notice to the Borrower provided for in this definition.

“Pro Rata Share” of any amount means, with respect to any Bank at any time, such amount times a fraction the numerator of which is the amount of such Bank’s Revolving Credit Commitment at such time (or, if the Commitments shall have been terminated pursuant to Section 2.05 or Section 6.01, such Revolving Credit Commitment as in effect immediately prior to such termination) and the denominator of which is the Revolving Credit Facility at such time (or, if the Commitments shall have been terminated pursuant to Section 2.05 or Section 6.01, the Revolving Credit Facility as in effect immediately prior to such termination).

“Project Finance Subsidiary” means (a) a Subsidiary of the Borrower designated as a “Project Finance Subsidiary” by the Borrower by notice to the Administrative Agent, and (b) any Person which is not a Subsidiary of the Borrower or any of its Subsidiaries in which the Borrower or any of its Subsidiaries holds a minority interest with respect to which the earnings of such Person are included in the consolidated financial statements of the Borrower and its consolidated Subsidiaries, provided that in the case of (a) and (b), such Subsidiary or other Person is a special-purpose entity created solely to (i) construct or acquire an asset or project that will be or is financed solely with Project Financing for such asset or project and related equity investments in, loans to, or capital contributions in, such Person that are not prohibited hereby and/or (ii) own an interest in any such asset or project.  Schedule 4.01(b) identifies Project Finance Subsidiaries as of the Effective Date.

“Project Financing” means Indebtedness and other Obligations that (a) are incurred by a Project Finance Subsidiary, (b) are secured by a Lien of the type permitted under Section 5.02(a)(v) and (c) constitute Permitted Non-Recourse Indebtedness (other than recourse to the assets of, and Equity Interests in, any Project Finance Subsidiary).

“Projections” has the meaning specified in Section 4.01(m).

“Property” or “asset” (in each case, whether or not capitalized) means any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.

“Reference Bank” means Citibank N.A., a national banking association, or such substitute Reference Bank as may from time to time be appointed by the Administrative Agent.

“Register” has the meaning specified in Section 8.08(b).

“Regulation U” means Regulation U of the Federal Reserve Board, as the same is from time to time in effect, and all official rulings and interpretations thereunder or thereof.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.

“Required Banks” means, at any time, Banks having more than 50% of the sum of (i) the aggregate principal amount of the Advances outstanding at such time and (ii) the Available Amount of all Letters of Credit outstanding at such time (calculated by reference to each Bank’s Pro Rata Share); provided however, in the event that the sum of clauses (i) and (ii) above equals zero, “Required Banks” shall mean, at any time, Banks having more than 50% of the aggregate Revolving Credit Commitments.

“Responsible Officer” means each of the chairman and chief executive officer, the president, the chief financial officer, the treasurer, the secretary or any vice president (whether or not further described by other terms, such as, for example, senior vice president or vice president-operations) of the Borrower or, if any such office is vacant, any Person performing any of the functions of such office.

“Revaluation Date” means, with respect to any Foreign Currency Letter of Credit, each of the following: (i) each date of issuance (or, in the case of the Existing Letters of Credit, the Effective Date), extension and renewal of any Letter of Credit pursuant to Section 2.01(b), (ii) each date of an amendment of any Letter of Credit pursuant to Section 2.01(b) having the effect of increasing the amount thereof, (iii) each date of any Revolving Credit Advance pursuant to Section 2.01(a), (iv) each date of any payment by an Issuing Bank under any Foreign Currency Letter of Credit pursuant to Section 2.06(b)(i), (v) the date of delivery of a monthly report pursuant to Section 2.03(c)(ii) by an Issuing Bank and (vi) such additional dates as the Borrower, the Administrative Agent, any Issuing Bank, the Required Banks may reasonably request.

“Revolving Credit Advance” means an Advance by a Bank to the Borrower pursuant to Section 2.01 and refers to a Base Rate Advance or a Eurodollar Rate Advance.

“Revolving Credit Borrowing” means a borrowing consisting of simultaneous Revolving Credit Advances of the same Type made by the Banks.

“Revolving Credit Commitment” means, with respect to any Bank at any time, the amount set forth opposite such Bank’s name on Schedule I hereto under the caption “Revolving Credit Commitment” or, if such Bank has entered into one or more Assignment and Acceptances, set forth for such Bank in the Register maintained by the Administrative Agent pursuant to Section 8.08(b) as such Bank’s “Revolving Credit Commitment”, as such amount may be reduced, increased or terminated at or prior to such time pursuant to Section 2.05, Section 2.20 or Section 6.01.

“Revolving Credit Exposure” means, with respect to any Bank at any time, the sum of the outstanding principal amount of such Bank’s Revolving Credit Advances at such time.

“Revolving Credit Facility” means, at any time, the aggregate amount of the Banks’ Revolving Credit Commitments at such time.

“S&P” means Standard & Poor’s Ratings Service Group, a division of The McGraw-Hill Companies, Inc. on the date hereof, or any successor to its debt ratings business.

“Shareholders’ Equity” means, as of any date of determination, consolidated shareholders’ equity of the Borrower and its consolidated Subsidiaries as of that date determined in accordance with GAAP.

“Single Employer Plan” means a single employer plan, as defined in Section 4001(a)(15) of ERISA, that (a) is maintained for employees of the Borrower or any ERISA Affiliate and no Person other than the Borrower and the ERISA Affiliates or (b) was so maintained and in respect of which the Borrower or any ERISA Affiliate could have liability under Section 4069 of ERISA in the event such plan has been or were to be terminated.

“Solvent” means, with respect to any Person on a particular date, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature and (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital.  The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Spot Rate” means, for any Foreign Currency, the rate determined by the Administrative Agent to be the quoted spot rate at which Reference Bank’s principal office in London offers to exchange Dollars for such Foreign Currency at approximately 11:00 A.M. (London time) on the date as of which the foreign exchange computation is made; provided that the Administrative Agent may obtain such quoted spot rate from another financial institution designated by the Administrative Agent if the Reference Bank’s principal office in London does not have a spot exchange rate for such Foreign Currency as of the date of determination.

“Subsidiary” of any Person means any corporation (including a business trust), partnership, joint stock company, trust, unincorporated association, joint venture or other entity of which more than 50% of the outstanding capital stock, securities or other ownership interests having ordinary voting power to elect directors of such corporation or, in the case of any other entity, others performing similar functions (irrespective of whether or not at the time capital stock, securities or other ownership interests of any other class or classes of such corporation or such other entity shall or might have voting power upon the occurrence of any contingency) is at the time directly or indirectly owned by such Person, by such Person and one or more other Subsidiaries of such Person or by one or more other Subsidiaries of such Person.  Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Borrower.

“Subsidiary Guarantors” means the Subsidiaries of the Borrower listed on Schedule III hereto and each other Material Domestic Subsidiary of the Borrower that shall be required to execute and deliver a Guarantee Supplement pursuant to Section 5.01(j) and each other Subsidiary which shall execute and deliver a Guarantee Supplement in accordance with the procedures set forth for Material Domestic Subsidiaries in Section 5.01(j); provided that (i) within 10 Business Days after the date financial statements are delivered pursuant to Section 5.01(d)(i) or (ii), as the case may be, the Borrower shall cause additional Subsidiaries, if any are required, to each duly execute and deliver to the Administrative Agent a Guarantee Supplement, in form and substance reasonably satisfactory to the Administrative Agent, guaranteeing the other Loan Parties’ Obligations under the Loan Documents such that the aggregate revenues of the Borrower and all Subsidiary Guarantors shall not be less than 95% of the aggregate revenues of the Borrower and the wholly-owned Domestic Subsidiaries of the Borrower for the four-quarter period ending on the date of such financial statements and (ii) within 60 days thereafter, deliver to the Administrative Agent, upon the request of the Administrative Agent in its sole discretion, a signed copy of a favorable opinion, addressed to the Administrative Agent and the Banks, of counsel for the Loan Parties reasonably acceptable to the Administrative Agent as to (A) such Guarantee Supplement being the legal, valid and binding obligations of each additional Subsidiary Guarantor party thereto enforceable in accordance with its terms and (B) such other matters as the Administrative Agent may reasonably request.

“Syndication Agent” means Compass Bank, solely in its capacity as syndication agent under this Agreement.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Termination Date” means Maturity Date, or the earlier date of termination in whole of the Commitments pursuant to Section 2.05 or Section 6.01.

“Type” has the meaning specified in the definition of Advance.

“Unused Revolving Credit Commitment” means, with respect to any Bank at any time, (a) such Bank’s Revolving Credit Commitment at such time minus (b) without duplication, the sum of (i) the aggregate principal amount of all Revolving Credit Advances and Letter of Credit Advances made by such Bank and outstanding at such time plus (ii) such Bank’s Pro Rata Share of (A) the aggregate Available Amount of all Letters of Credit outstanding at such time, (B) the aggregate principal amount of all Letter of Credit Advances made by the Issuing Banks pursuant to Section 2.03(d) and outstanding at such time, (C) the Foreign Currency Letter of Credit Contingency Amount and (D) to the extent not funded with Advances that remain outstanding at such time, the aggregate amount of any cash collateral that has been pledged and remains pledged at such time pursuant to Section 5.02(a)(ix) (the “Gap Cash Collateral Amount”).

“Utilized Commitment Amount” has the meaning set forth in Section 2.01(a).

“Voting Interests” means shares of capital stock issued by a corporation, or equivalent Equity Interests in any other Person, the holders of which are ordinarily, in the absence of contingencies, entitled to vote to the election of directors (or Persons performing similar functions) of such Person, even if the right so to vote has been suspended by the happening of such contingency.

“Welfare Plan” means an employee welfare benefit plan, as defined in Section 3(1) of ERISA, that is maintained for employees of any Loan Party or in respect of which any Loan Party could have liability.

“Withdrawal Liability” has the meaning specified in Part I of Subtitle E of Title IV of ERISA.

Section 1.02          Computation of Time Periods.  In this Agreement in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding”.

Section 1.03          Accounting Terms; GAAP.

(a)           Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Banks request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.  Notwithstanding the foregoing, any entity that is not a Subsidiary but would be required to be consolidated in the financial statements of the Borrower because of FIN 46R or FAS 167, (i) shall not be considered a “Subsidiary” for purposes of this Agreement and (ii) shall not be included in any computation of any financial covenant herein.

(b)          In this Agreement, references to “pro forma compliance” shall mean pro forma compliance as determined in accordance with GAAP for the immediately preceding four fiscal quarters as of the date of determination and as such methodology is reasonably approved by the Administrative Agent.

Section 1.04         Miscellaneous.  The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.”  The word “will” shall be construed to have the same meaning and effect as the word “shall.”  The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Article, Section, Schedule and Exhibit references are to Articles and Sections of and Schedules and Exhibits to this Agreement, unless otherwise specified.  Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, and (iii) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time.

Section 1.05          Ratings.  A rating, whether public or private, by S&P or Moody’s shall be deemed to be in effect on the date of announcement or publication by S&P or Moody’s, as the case may be, of such rating or, in the absence of such announcement or publication, on the effective date of such rating and will remain in effect until the announcement or publication of, or (in the absence of such announcement or publication) the effective date of, any change in such rating.  In the event the standards for any rating by Moody’s or S&P are revised, or such rating is designated differently (such as by changing letter designations to numerical designations), then the references herein to such rating shall be deemed to refer to the revised or redesignated rating for which the standards are closest to, but not lower than, the standards at the date hereof for the rating which has been revised or redesignated, all as determined by the Required Banks in good faith.  Long-term debt supported by a letter of credit, guarantee or other similar credit enhancement mechanism shall not be considered as senior unsecured long-term debt.  If either Moody’s or S&P has at any time more than one rating applicable to senior unsecured long-term debt of any Person, the lowest such rating shall be applicable for purposes hereof.  For example, if Moody’s rates some senior unsecured long-term debt of any Person Baa1 and other such debt of such Person Baa2, the senior unsecured long-term debt of such Person shall be deemed to be rated Baa2 by Moody’s.

Section 1.06          Exchange Rate.

(a)           The Spot Rates used in determining the Dollar Equivalent of Foreign Letters of Credit and the Foreign Currency Equivalent shall be the Spot Rates determined as of the most recent Revaluation Date.  Except for purposes of financial statements delivered by the Borrower hereunder or calculating financial covenants hereunder or except as otherwise provided herein, the applicable amount of any currency (other than Dollars) for purposes of the Loan Documents shall be such Dollar Equivalent amount as so determined by the Administrative Agent.

(b)           Whenever in this Agreement in connection with the issuance, amendment or extension of a Letter of Credit, an amount, such as a required minimum or multiple amount is expressed in Dollars, but if such Letter of Credit is a Foreign Currency Letter of Credit, such amount shall be the relevant Foreign Currency Equivalent of such Dollar amount (rounded to the nearest unit of such Foreign Currency, with 0.5 of a unit being rounded upward), as determined by the Administrative Agent.

ARTICLE II

AMOUNTS AND TERMS OF THE REVOLVING CREDIT ADVANCES

Section 2.01          The Revolving Credit Advances.

(a)           Each Bank severally agrees, on the terms and conditions hereinafter set forth, to make Revolving Credit Advances in Dollars to the Borrower from time to time on any Business Day during the period from the Effective Date until the Termination Date in an aggregate amount not to exceed such Bank’s Unused Revolving Credit Commitment at such time; provided that (i) no Revolving Credit Advance shall be required to be made, except as a part of a Revolving Credit Borrowing that is in an aggregate amount not less than $10,000,000 in the case of Eurodollar Rate Advances and $5,000,000 in the case of Base Rate Advances and in an integral multiple of $1,000,000, (ii) each Revolving Credit Borrowing shall consist of Revolving Credit Advances of the same Type made on the same day by the Banks ratably according to their respective Revolving Credit Commitments, (iii) in the event there are Foreign Currency Letters of Credit then outstanding, the Spot Rates used in determining the Unused Revolving Credit Commitment shall be determined as of the date of the Revolving Credit Advance, and after giving effect to such Revolving Credit Advance, the sum of the aggregate L/C Exposure plus the Foreign Currency Letter of Credit Contingency Amount plus the aggregate Revolving Credit Exposure plus the Gap Cash Collateral Amount (the sum of such amounts being herein referred to as the “Utilized Commitment Amount”) shall not exceed the aggregate Revolving Credit Commitments.  The acceptance by the Borrower of the proceeds of a Revolving Credit Advance shall be deemed a representation that such Revolving Credit Advance complies with the conditions set forth in clauses (i), (ii) and (iii) of the preceding sentence.  Within the limits of each Bank’s Unused Revolving Credit Commitment in effect from time to time, the Borrower may borrow, prepay pursuant to Section 2.10 and reborrow under this Section 2.01.  The Borrower agrees to give a Notice of Revolving Credit Borrowing in accordance with Section 2.02(a) as to each Revolving Credit Advance.

(b)           Letters of Credit.  Each Issuing Bank agrees, on the terms and conditions hereinafter set forth, to issue letters of credit (collectively, together with the Existing Letters of Credit, the “Letters of Credit”, and each a “Letter of Credit”) for the account of the Borrower (such issuance, and any funding of a draw thereunder and any Letter of Credit Advance with respect thereto, to be made by the Issuing Banks (including through such branches or Affiliates as such Issuing Bank and the Borrower shall jointly agree) in reliance on the agreements of the other Banks pursuant to Section 2.03) from time to time on any Business Day during the period from the Effective Date until 10 days prior to the Maturity Date in an aggregate Available Amount (with respect to Foreign Currency Letters of Credit, calculated by the applicable Issuing Bank using the Spot Rates determined as of the date of such issuance, amendment or extension, as applicable) (i) for all Letters of Credit issued by the Issuing Banks, not to exceed at any time the aggregate Letter of Credit Commitments at such time minus the aggregate principal amount of the Letter of Credit Advances outstanding at such time, (ii) for all Letters of Credit issued by such Issuing Bank, not to exceed at any time the Letter of Credit Commitment of such Issuing Bank at such time minus the aggregate principal amount of the Letter of Credit Advances owed to such Issuing Bank outstanding at such time and (iii) for each such Letter of Credit, not to exceed an amount equal to the Unused Revolving Credit Commitments of the Banks at such time.  Each request by the Borrower for the issuance or amendment of a Letter of Credit shall be deemed to be a representation that the Letter of Credit so requested complies with the conditions set forth in the provisos to the preceding sentence.

No Letters of Credit shall have expiration dates later than 10 Business Days prior to the Maturity Date; provided, however, that if the applicable Issuing Bank and the Administrative Agent each consent, in their sole discretion, the expiration date (including any expiration date which may be extended automatically under the terms of the Letters of Credit) of any Letter of Credit may extend beyond the date referred to in this sentence (each such Letter of Credit, together with any Letter of Credit outstanding on the Effective Date with an expiration date beyond the Maturity Date, an “Extended Letter of Credit”); provided, further, that, on or prior to the date that is 95 days prior to the Maturity Date (or, if later, the date of issuance of the applicable Extended Letter of Credit), the Borrower shall provide cash collateral for each Extended Letter of Credit that is outstanding or is issued after the date that is 95 days prior to the Maturity Date in an amount equal to (x) if the Extended Letter of Credit is not a Foreign Currency Letter of Credit, 102% of the face amount of such Extended Letter of Credit or (y) if the Extended Letter of Credit is a Foreign Currency Letter of Credit, 110% of the face amount of such Extended Letter of Credit; provided, further, that at no time shall the aggregate amount of Extended Letters of Credit plus the unpaid principal amount of Revolving Credit Advances exceed the sum of the Revolving Credit Facility plus the amount of cash collateral then held with respect to the Extended Letters of Credit.  The cash collateral specified in the foregoing sentence shall be provided to the Administrative Agent by the Borrower by requesting a Revolving Credit Advance pursuant to Section 2.01(a).  If the Borrower shall fail to make such request, the Administrative Agent may make such request on the Borrower’s behalf.  The Banks agree that they will make such Revolving Credit Advance whether or not the applicable conditions precedent in Section 3.02 are then satisfied.  Upon the furnishing by the Borrower of such cash collateral on the ninety-fifth day prior to the Maturity Date to the Administrative Agent, the Administrative Agent shall transfer to individual cash collateral accounts established by each Issuing Bank which has issued an Extended Letter of Credit the pro rata share of such cash collateral allocable to such Issuing Bank.  Simultaneous with receipt of such cash collateral, such Extended Letters of Credit, shall for all purposes cease to be Letters of Credit hereunder.  Thereafter, fees, costs and expenses, as well as terms for release of such cash collateral, shall be as agreed from time to time between the Borrower and such Issuing Bank; provided that in the absence of such agreement between the Borrower and such Issuing Bank, the terms of this Agreement shall, as between the Borrower and such Issuing Bank, continue to govern the fees, costs and expenses payable in respect of such Extended Letters of Credit.  Within the limits referred to above, the Borrower may request the issuance of Letters of Credit under this Section 2.01(b), repay any Letter of Credit Advances resulting from drawings thereunder pursuant to Section 2.03(d) and request the issuance of additional Letters of Credit under this Section 2.01(b).

Section 2.02          Making the Revolving Credit Advances.

(a)           Each Revolving Credit Borrowing shall be made on notice (a “Notice of Revolving Credit Borrowing”), given not later than 11:00 A.M. (New York City time) (i) on the date of a proposed Revolving Credit Borrowing comprised of Base Rate Advances and (ii) on the third Business Day prior to the date of a proposed Revolving Credit Borrowing comprised of Eurodollar Rate Advances, by the Borrower to the Administrative Agent, which shall give to each Bank prompt notice thereof, which notice may be by facsimile.  Each Notice of Revolving Credit Borrowing shall be by facsimile, confirmed immediately in writing, in substantially the form of Exhibit B-1, specifying therein the requested (i) date of such Revolving Credit Borrowing, (ii) Type of Revolving Credit Advances comprising such Revolving Credit Borrowing, (iii) aggregate amount of such Revolving Credit Borrowing, and (iv) if such Revolving Credit Borrowing is to be comprised of Eurodollar Rate Advances, the initial Interest Period for each such Revolving Credit Advance.  In addition, in the event that any Foreign Currency Letters of Credit are then outstanding, the Borrower shall also submit with such Notice of Revolving Credit Borrowing, a certificate setting forth the Available Amount of all outstanding Foreign Currency Letters of Credit and the amount of the Unused Revolving Credit Commitment as of the date of such certificate using the London closing mid rate published by Bloomberg (or any successor) on such date (or, if such exchange rates are not available, the Spot Rates determined as of such date).  Each Bank shall, before 2:00 p.m. (New York City time) on the date of such Revolving Credit Borrowing, make available for the account of its Applicable Lending Office to the Administrative Agent at its address referred to in Section 8.02, in same day funds, such Bank’s ratable portion of such Revolving Credit Borrowing.  After the Administrative Agent’s receipt of such funds and upon fulfillment of the applicable conditions set forth in Article III, the Administrative Agent will make such funds available to the Borrower at the Administrative Agent’s aforesaid address.

(b)           Notwithstanding any other provision in this Agreement, at no time shall there be more than ten Revolving Credit Borrowings outstanding; provided that for purposes of the limitation set forth in this sentence, all Revolving Credit Borrowings consisting of Base Rate Advances shall constitute a single Revolving Credit Borrowing.

(c)           Each Notice of Revolving Credit Borrowing shall be irrevocable and binding on the Borrower.  In the case of any Revolving Credit Borrowing that the related Notice of Revolving Credit Borrowing specifies is to be comprised of Eurodollar Rate Advances, the Borrower shall indemnify each Bank against any loss, cost or expense incurred by such Bank as a result of any failure to fulfill on or before the date specified in such Notice of Revolving Credit Borrowing for such Revolving Credit Borrowing the applicable conditions set forth in Article III, including any loss (excluding loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Bank to fund the Revolving Credit Advance to be made by such Bank as part of such Revolving Credit Borrowing when such Revolving Credit Advance, as a result of such failure, is not made on such date.

(d)           Unless the Administrative Agent shall have received notice from a Bank prior to the proposed date of any Revolving Credit Borrowing that such Bank will not make available to the Administrative Agent such Bank’s share of such Revolving Credit Borrowing, the Administrative Agent may assume that such Bank has made such share on such date in accordance with subsection (a) of this Section 2.02 and may, in reliance upon such assumption, make available to the Borrower a corresponding amount.  In such event, if a Bank has not in fact made its share of the applicable Revolving Credit Borrowing available to the Administrative Agent, then the applicable Bank and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to and including the date of payment to the Administrative Agent, at (i) in the case of a payment to be made by such Bank, the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation and (ii) in the case of a payment to be made by the Borrower, the interest rate applicable at the time to Revolving Credit Advances comprising such Revolving Credit Borrowing.  If the Borrower and such Bank shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period.  If such Bank pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Bank’s Revolving Credit Advance included in such Revolving Credit Borrowing.  Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Bank that shall have failed to make such payment to the Administrative Agent.

(e)           The failure of any Bank to make the Revolving Credit Advance to be made by it as part of any Revolving Credit Borrowing shall not relieve any other Bank of its obligation, if any, hereunder to make its Revolving Credit Advance on the date of such Revolving Credit Borrowing, but no Bank shall be responsible for the failure of any other Bank to make the Revolving Credit Advance to be made by such other Bank on the date of any Revolving Credit Borrowing.

Section 2.03          Issuance of and Drawings and Reimbursement Under Letters of Credit.

(a)           Request for Issuance.  Each Letter of Credit shall be issued upon notice and application, given not later than 11:00 A.M. (New York City time) on at least the third Business Day (or a later day, if acceptable to the relevant Issuing Bank in its sole discretion, but in no event later than the first Business Day) prior to the date of the proposed issuance of such Letter of Credit, by the Borrower to any Issuing Bank, with a copy of such notice of issuance and any certificate delivered pursuant to this Section 2.03(a) being delivered concurrently to the Administrative Agent.  Each of the Borrower and such Issuing Bank shall give to the Administrative Agent prompt notice of such notice of issuance by telex or facsimile.  Each such notice of issuance of a Letter of Credit (a “Notice of Issuance and Application for Letter of Credit”) shall be by telephone, confirmed immediately in writing, or telex or facsimile (or by electronic communication if arrangements for doing so have been approved by the applicable Issuing Bank), in the form of Exhibit B-2, specifying therein the requested (A) date of such issuance (which shall be a Business Day), (B) Available Amount of such Letter of Credit, (C) expiration date of such Letter of Credit, (D) name and address of the Subsidiary on behalf of which such issuance of such Letter of Credit is requested, if applicable, (E) name and address of the beneficiary of such Letter of Credit, (F) form of such Letter of Credit and (G) the requested currency of such Letter of Credit, if other than Dollars.  In addition, in the event that such Letter of Credit is a Foreign Currency Letter of Credit or any Foreign Currency Letters of Credit are then outstanding, the Borrower shall also submit with such Notice of Issuance and Application for Letter of Credit, a certificate setting forth the Available Amount of all outstanding Foreign Currency Letters of Credit and the amount of the Unused Revolving Credit Commitment as of the date of such certificate using the London closing mid rate published by Bloomberg (or any successor) on such date (or, if such exchange rates are not available, the Spot Rates determined as of such date).  If the requested form of such Letter of Credit is acceptable to such Issuing Bank in its reasonable discretion, such Issuing Bank will, upon fulfillment of the applicable conditions set forth in Article III, make such Letter of Credit available to the Borrower at its office referred to in Section 8.02 or as otherwise agreed with the Borrower in connection with such issuance; provided that

(i)           each Letter of Credit shall be denominated in Dollars or in a Foreign Currency, provided, however, no Issuing Bank shall be obligated to issue any Foreign Currency Letter of Credit, but each Issuing Bank shall be permitted to do so in its sole discretion if requested by the Borrower;

(ii)           if any Bank becomes, and during the period it remains, a Defaulting Lender or a Potential Defaulting Lender, no Issuing Bank will be required to issue any Letter of Credit or to amend any outstanding Letter of Credit to increase the face amount thereof, alter the drawing terms thereunder or extend the expiry date thereof, unless such Issuing Bank is satisfied that any exposure that would result therefrom is eliminated or fully covered by the Commitments of the Non-Defaulting Lenders or by Cash Collateralization or a combination thereof satisfactory to the applicable Issuing Bank; and

(iii)           no Issuing Bank shall be required to issue any Letter of Credit if after giving effect to such issuance the aggregate face amount of all outstanding Letters of Credit issued under this Agreement by such Issuing Bank would exceed its Letter of Credit Commitment, unless such Issuing Bank shall have otherwise agreed.

Notwithstanding the foregoing, no Issuing Bank shall issue any Letter of Credit after it has received a notice from the Administrative Agent or the Required Banks that a Default or Event of Default has occurred and is continuing, until it receives a subsequent notice from the Administrative Agent or the Required Banks that such Default or Event of Default has been cured or waived.

(b)           Notice of Issuance, Amendment or Extension of Letters of Credit.  The Borrower and each Issuing Bank shall promptly notify the Administrative Agent of any issuance of, amendment to, or extension of, any Letter of Credit issued hereunder, including, with respect to any Foreign Currency Letter of Credit, the Available Amount of such Letter of Credit (calculated by the applicable Issuing Bank using the Spot Rate determined as of the date of issuance, amendment or extension of such Letter of Credit).

(c)           Letter of Credit Reports.

(i)            Each Issuing Bank shall furnish to the Administrative Agent on the fifth Business Day of each calendar quarter a written report (A) summarizing issuance and expiration dates of Letters of Credit issued by such Issuing Bank during the preceding calendar quarter and drawings during such calendar quarter under all Letters of Credit issued by such Issuing Bank and (B) setting forth the average daily aggregate Available Amount during the preceding calendar quarter of all Letters of Credit issued by such Issuing Bank.  The Administrative Agent shall promptly deliver such report to the Banks and the Borrower by the means provided for delivery of Communications pursuant to Section 8.02.

(ii)           Each Issuing Bank with one or more outstanding Foreign Currency Letters of Credit shall furnish to the Administrative Agent on the fifth Business Day of each calendar month a written report setting forth the Available Amount of each Foreign Currency Letter of Credit outstanding as of such date (calculated using the Spot Rates determined as of such date).

(d)           Drawing and Reimbursement.  The payment by any Issuing Bank of a draft drawn under any Letter of Credit shall constitute for all purposes of this Agreement the making by such Issuing Bank of a Letter of Credit Advance, which shall be a Base Rate Advance, in the Dollar Equivalent amount of such draft (in the case of Foreign Currency Letters of Credit, calculated by the applicable Issuing Bank using the applicable Spot Rate determined as of the date of such payment).  Upon the issuance of a Letter of Credit by any Issuing Bank under Section 2.03(a), such Issuing Bank shall be deemed, without further action by any party hereto, to have sold to each Bank, and each Bank shall be deemed, without further action by any party hereto, to have purchased from such Issuing Bank, a participation in such Letter of Credit in an amount for each Bank equal to such Bank’s Pro Rata Share of the Available Amount of such Letter of Credit, effective upon the issuance of such Letter of Credit.  In consideration and in furtherance of the foregoing, each Bank hereby absolutely and unconditionally agrees to pay such Bank’s Pro Rata Share of each Letter of Credit Advance made by such Issuing Bank and not reimbursed by the Borrower forthwith on the date due by making available for the account of its Applicable Lending Office to the Administrative Agent for the account of such Issuing Bank by deposit to the Agent’s Account, in same day funds, an amount equal to such Bank’s Pro Rata Share of such Letter of Credit Advance.  Each Bank acknowledges and agrees that its obligation to acquire participations pursuant to this Section 2.03(d) in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or an Event of Default or the termination of the Commitments, and that each such payment shall be made without any off-set, abatement, withholding or reduction whatsoever.  Upon any such participation of a Bank of a portion of a Letter of Credit Advance, such Issuing Bank represents and warrants to such other Bank that such Issuing Bank is the legal and beneficial owner of such interest being assigned by it, free and clear of any Liens, but makes no other representation or warranty and assumes no responsibility with respect to such Letter of Credit Advance, the Loan Documents or the Borrower.  If and to the extent that any Bank shall not have so made the amount of such Letter of Credit Advance available to the Administrative Agent, such Bank agrees to pay to the Administrative Agent forthwith on demand such amount together with interest thereon, for each day from the date such Letter of Credit Advance is due until the date such amount is paid to the Administrative Agent, at the Federal Funds Rate for its account or the account of such Issuing Bank, as applicable.  If such Bank shall pay to the Administrative Agent such amount for the account of such Issuing Bank on any Business Day, such amount so paid in respect of principal shall constitute a Letter of Credit Advance made by such Bank on such Business Day for purposes of this Agreement, and the outstanding principal amount of the Letter of Credit Advance made by such Issuing Bank shall be reduced by such amount on such Business Day.

(e)           Failure to Make Letter of Credit Advances.  The failure of any Bank to make the Letter of Credit Advance to be made by it on the date specified in Section 2.03(d) shall not relieve any other Bank of its obligation hereunder to make its Letter of Credit Advance on such date, but no Bank shall be responsible for the failure of any other Bank to make the Letter of Credit Advance to be made by such other Bank on such date.

(f)           Existing Letters of Credit.  All Existing Letters of Credit shall be deemed to have been issued pursuant to this Agreement, and from and after the Effective Date shall be subject to and governed by the terms and conditions hereof.  The Borrower’s reimbursement obligations in respect of each Existing Letter of Credit, and each Bank’s participation obligations in connection therewith, shall be governed by the terms of this Agreement.

(g)           Applicability of ISP and UCP.  Unless otherwise expressly agreed by the applicable Issuing Bank and the Borrower when a Letter of Credit is issued (including any such agreement applicable to an Existing Letter of Credit), (i) the rules of the ISP shall apply to each Performance Letter of Credit, and (ii) the rules of the Uniform Customs and Practice for Documentary Credits, as most recently published by the International Chamber of Commerce at the time of issuance, shall apply to each Commercial Letter of Credit.

Section 2.04          Fees.

(a)           Commitment Fees.  The Borrower agrees to pay to the Administrative Agent for the account of each Bank a commitment fee on the amount of such Bank’s Unused Revolving Credit Commitment (determined without regard to any Foreign Currency Letter of Credit Contingency Amount and without regard to any Gap Cash Collateral Amount), payable quarterly in arrears (within three Business Days after receipt from the Administrative Agent of an invoice therefor) for each period ending on the last day of each March, June, September and December hereafter, commencing December 31, 2009, and on the Termination Date, at a rate per annum equal to 0.625% (the “Commitment Fee”).

(b)           Letter of Credit Fees, Etc.

(i)            The Borrower shall pay to the Administrative Agent for the account of each Bank a commission, payable in arrears quarterly (within three Business Days after receipt of an invoice therefor) for each period ending on the last day of each March, June, September and December, commencing December 31, 2009, and on the Termination Date, and thereafter on demand if any Letters of Credit remain outstanding after the Termination Date, on such Bank’s Pro Rata Share of the average daily aggregate Available Amount during such quarter of all Letters of Credit then outstanding at a rate equal to the Applicable Margin on Eurodollar Rate Advances in effect from time to time; provided, however, that with respect to Performance Letters of Credit and Commercial Letters of Credit such commission shall be equal to 50% of such Applicable Margin in effect from time to time.

(ii)           The Borrower shall pay to each Issuing Bank, for its own account, (A) a fronting fee, payable in arrears quarterly (within three Business Days after receipt of an invoice therefor) for each period ending on the last day of each March, June, September and December, commencing December 31, 2009 and on the Termination Date, which shall accrue on the average daily amount of such Issuing Bank’s Letter of Credit Commitment at the rate of 0.25% per annum, (B) an issuance fee for each Letter of Credit issued by such Issuing Bank in an amount equal to 0.05% of the Available Amount of such Letter of Credit on the date of issuance of such Letter of Credit, payable on such date and (C) such other customary commissions and fees and other standard costs and charges in connection with the issuance or administration of each Letter of Credit as the Borrower and Issuing Bank shall agree.

(iii)          Notwithstanding the foregoing, the Letter of Credit Fees set forth in Section 2.04(b)(i) and clause (A) of Section 2.04(b)(ii) shall accrue at a rate equal to the sum of the rate specified in Section 2.04(b)(i) or Section 2.04(b)(ii)(A), as applicable, plus 2% (A) while an Event of Default exists under Section 6.01(a) or upon the occurrence of an Event of Default described in Section 6.01(e), and (B) at the request of the Required Banks, during the existence of an Event of Default other than an Event of Default of the type described in the preceding clause (A).

(c)           Other Fees.  The Borrower agrees to pay to the Administrative Agent, the Co-Lead Arrangers, and the Banks such other fees as may be separately agreed to in writing.

Section 2.05          Reduction of Commitments.

(a)           Revolving Credit Commitment.  The Borrower shall have the right, upon at least three Business Days notice to the Administrative Agent and to an Issuing Bank, to terminate in whole or reduce ratably in part the Unused Revolving Credit Commitments; provided that each partial reduction shall be in the minimum aggregate amount of $10,000,000 and in an integral multiple of $5,000,000; provided further, that no such termination or reduction shall be made pursuant to this Section 2.05(a), unless after giving effect thereto, the Revolving Credit Facility equals or exceeds the aggregate Letter of Credit Commitments of the Issuing Banks.  Each reduction of the Unused Revolving Credit Commitments shall be made ratably among the Banks in accordance with their respective Pro Rata Shares, except as otherwise provided in this Agreement.  Any termination or reduction of any of the Commitments under this Section 2.05(a) shall be permanent.

(b)           Letter of Credit Commitment.  The Borrower shall have the right upon at least three (3) Business Days notice to the Administrative Agent and to an Issuing Bank to reduce or terminate the Letter of Credit Commitment of such Issuing Bank; provided further that no termination or reduction of the Letter of Credit Commitment of any Issuing Bank shall be made pursuant to this Section 2.05(b), unless after giving effect thereto, the Letter of Credit Commitment of such Issuing Bank equals or exceeds the sum of the Available Amount of all outstanding Letters of Credit issued by such Issuing Bank plus the principal amount of all outstanding Letter of Credit Advances relating to any Letter of Credit issued by such Issuing Bank.

Section 2.06          Repayment of Advances; Required Cash Collateral.

(a)           Revolving Credit Advances.  The Borrower shall repay the principal amount of each Revolving Credit Advance owing to each Bank on the Termination Date or on such earlier date as may be applicable pursuant hereto.

(b)           Letter of Credit Advances.

(i)            Each Issuing Bank, shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit issued by such Issuing Bank.  Such Issuing Bank shall promptly notify the Administrative Agent and the Borrower by telephone (confirmed by facsimile) of (A) such demand for payment and whether such Issuing Bank has made or will make a Letter of Credit Advance with respect thereto and (B) in the case of a Foreign Currency Letter of Credit, the Dollar Equivalent of the payment made by such Issuing Bank under the applicable Letter of Credit (using a Spot Rate determined as of the date of such payment); provided that any failure to give or delay in giving any such notice shall not relieve the Borrower of its obligation to reimburse such Issuing Bank and the Banks with respect to any such Letter of Credit Advance.

(ii)           The Borrower shall repay to the Administrative Agent for the account of each Issuing Bank and each other Bank that has made a Letter of Credit Advance on the earlier of the third Business Day following the date on which such Letter of Credit Advance is made and the Termination Date the outstanding principal amount of each Letter of Credit Advance made by each of them.

(iii)          The obligations of the Borrower under this Agreement and any other agreement or instrument, in each case relating to any Letter of Credit, shall be unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement and such other agreement or instrument under all circumstances, including the following circumstances (it being understood that any such payment by the Borrower is without prejudice to, and does not constitute a waiver of, any rights the Borrower might have or might acquire as a result of the payment by any Issuing Bank of any draft or the reimbursement by the Borrower thereof):

(A)           any lack of validity or enforceability of any Loan Document, any Letter of Credit or any other agreement or instrument relating thereto (all of the foregoing being, collectively, the “L/C Related Documents”);

(B)           any change in the time, manner or place of payment of, or in any other term of, all or any of the Obligations of the Borrower in respect of any L/C Related Document or any other amendment or waiver of or any consent to departure from all or any of the L/C Related Documents;

(C)           the existence of any claim, set-off, defense or other right that the Borrower may have at any time against any beneficiary or any transferee of a Letter of Credit (or any Persons for which any such beneficiary or any such transferee may be acting), any Issuing Bank or any other Person, whether in connection with the transactions contemplated by the L/C Related Documents or any unrelated transaction;

(D)          any statement or any other document presented under a Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

(E)           any payment by any Issuing Bank under a Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by any Issuing Bank under a Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any applicable bankruptcy, insolvency, reorganization, moratorium or similar debtor relief laws;

(F)           any exchange, release or non-perfection of any collateral, or any release or amendment or waiver of or consent to departure from any guarantee, for all or any of the Obligations of the Borrower in respect of the L/C Related Documents;

(G)          any adverse change in the relevant exchange rates of any relevant Foreign Currencies; or

(H)          any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Borrower or a guarantor.

(c)           Required Payment and Cash Collateral.  If on any date the Utilized Commitment Amount as of such date exceeds an amount equal to the aggregate Revolving Credit Commitments on such date, the Borrower shall, within three Business Days thereafter, (i) prepay Advances in an amount equal to such excess or (ii) if no Advances are outstanding at such time, pay to the Administrative Agent in same day funds at the Administrative Agent’s office, for deposit in the L/C Cash Collateral Account, an amount equal to such excess, which amount shall be released within three Business Days after request from the Borrower to the Administrative Agent that the Utilized Commitment Amount as of such date no longer exceeds an amount equal to the aggregate Revolving Credit Commitments, provided that if a Default then exists, such amount shall not be released and shall be held as collateral for the Obligations.

(d)           L/C Cash Collateral Account.  The Borrower hereby grants to the Administrative Agent, for the benefit of the Issuing Banks and the Banks, a security interest in and Lien on the L/C Cash Collateral Account and all cash, deposit accounts and all balances therein and all proceeds of the foregoing, to secure the Obligations of the Borrower in respect of Letters of Credit and the other Obligations of the Borrower.  Cash Collateral shall be maintained in blocked, non-interest bearing deposit accounts at Citibank.

Section 2.07          Interest.  The Borrower shall pay interest on the unpaid principal amount of each Advance from the date of such Advance until such principal amount shall be paid in full, at the following rates per annum:

(a)           During such periods as such Advance is a Base Rate Advance, a rate per annum equal at all times to the Base Rate in effect from time to time plus the Applicable Margin, payable quarterly in arrears on the last day of each March, June, September and December and on the date such Base Rate Advance shall be Converted or paid in full; provided that the principal amount of Base Rate Advances shall bear interest, payable on demand, at a rate per annum equal at all times to the sum of the rate otherwise payable thereon plus 2% (A) while an Event of Default exists under Section 6.01(a) or upon the occurrence of an Event of Default described in Section 6.01(e), and (B) at the request of the Required Banks, during the existence of an Event of Default other than an Event of Default of the type described in the preceding clause (A).

(b)           During such periods as such Advance is a Eurodollar Rate Advance, a rate per annum equal at all times during each Interest Period for such Advance to the sum of the Eurodollar Rate for such Interest Period plus the Applicable Margin, payable in arrears on the last day of such Interest Period and, if such Interest Period has a duration of more than three months, on each day that occurs during such Interest Period every three months from the first day of such Interest Period and on the date such Eurodollar Rate Advance shall be Converted or paid in full; provided that the principal of  Eurodollar Rate Advances shall bear interest, payable on demand, at a rate per annum equal to the sum of the Eurodollar Rate for such Interest Period plus the Applicable Margin plus 2% (A) while an Event of Default exists under Section 6.01(a) or upon the occurrence of an Event of Default described in Section 6.01(e), and (B) at the request of the Required Banks, during the existence of an Event of Default other than an Event of Default of the type described in the preceding clause (A).

(c)           Upon the occurrence and during the continuance of an Event of Default under Section 6.01(a), the Borrower shall pay simple interest, to the fullest extent permitted by law, on the amount of any interest, fee or other amount (other than principal of Advances which is covered by Section 2.07(a) and Section 2.07(b)) payable hereunder that is not paid when due, from the date such amount shall be due until such amount shall be paid in full, payable in arrears on the date such amount shall be paid in full and on demand, at a rate per annum equal to the sum of the Base Rate in effect from time to time plus the Applicable Margin plus 2%.

Section 2.08          Additional Interest on Eurodollar Rate Advances.  So long as a Bank shall be required under regulations of the Federal Reserve Board to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency Liabilities, Borrower shall pay to Bank additional interest on the unpaid principal amount of each Advance of such Bank during such periods as such Advance is a Eurodollar Rate Advance, from the date of such Advance until such principal amount is paid in full, at an interest rate per annum equal at all times to the remainder obtained by subtracting (i) the Eurodollar Rate for the Interest Period then in effect for such Eurodollar Rate Advance from (ii) the rate obtained by dividing such Eurodollar Rate by a percentage equal to 100% minus the Eurodollar Rate Reserve Percentage of such Bank for such Interest Period, payable on each date on which interest is payable on such Eurodollar Rate Advance.  Such additional interest shall be determined by such Bank and notified to the Borrower through the Administrative Agent.

Section 2.09          Interest Rate Determination.

(a)           The Administrative Agent shall give prompt notice to the Borrower and the Banks of the applicable interest rate determined by the Administrative Agent for purposes of Section 2.07(b).  Each such determination shall, absent clearly demonstrable error, be final and conclusive and binding on all parties hereto.

(b)           If the Administrative Agent is unable to determine the Eurodollar Rate for any Eurodollar Rate Advances:

(i)            the Administrative Agent shall forthwith notify the Borrower and the Banks that the interest rate cannot be determined for such Eurodollar Rate Advances,

(ii)           each such Eurodollar Rate Advance will automatically, on the last day of the then existing Interest Period therefor, Convert into a Base Rate Advance (or if such Advance is then a Base Rate Advance, will continue as a Base Rate Advance), and

(iii)          the obligation of the Banks to make Eurodollar Rate Advances or to Convert Revolving Credit Advances into Eurodollar Rate Advances shall be suspended until the Administrative Agent shall notify the Borrower and the Banks that the circumstances causing such suspension no longer exist.

(c)           If, with respect to any Eurodollar Rate Advances, the Required Banks notify the Administrative Agent (A) that the Eurodollar Rate for any Interest Period for such Advances will not adequately reflect the cost to such Required Banks of making, funding or maintaining their respective Eurodollar Rate Advances for such Interest Period or (B) that Dollar deposits for the relevant amounts and Interest Period for their respective Advances are not available to them in the London interbank market, the Administrative Agent shall forthwith so notify the Borrower and the Banks, whereupon:

(i)            each Eurodollar Rate Advance will automatically, on the last day of the then existing Interest Period therefor, Convert into a Base Rate Advance, and

(ii)           the obligation of the Banks to make, or to Convert Advances into, Eurodollar Rate Advances shall be suspended until the Administrative Agent shall notify the Borrower and the Banks that the circumstances causing such suspension no longer exist.

(d)           If the Borrower shall fail to select the duration of any Interest Period for any Eurodollar Rate Advances in accordance with the provisions contained in the definition of “Interest Period” in Section 1.01, the Administrative Agent will forthwith so notify the Borrower and the Banks and such Revolving Credit Advances will automatically, on the last day of the then existing Interest Period therefor, Convert into Base Rate Advances (or if such Advances are then Base Rate Advances, will continue as Base Rate Advances).

(e)           On the date on which the aggregate unpaid principal amount of Eurodollar Rate Advances comprising any Borrowing shall be reduced, by payment or prepayment or otherwise, to less than $10,000,000, such Advances shall automatically Convert into Base Rate Advances, and on and after such date the right of the Borrower to Convert such Advances into Eurodollar Rate Advances shall terminate.

(f)           Upon the occurrence and during the continuance of any Event of Default, (i) each Eurodollar Rate Advance will automatically, on the last day of the then existing Interest Period therefor, Convert into a Base Rate Advance and (ii) the obligation of the Banks to make, or to Convert Advances into, Eurodollar Rate Advances shall be suspended.

Section 2.10          Optional Prepayments.  The Borrower shall have no right to prepay any principal amount of any Advance other than as provided in this Section 2.10.  The Borrower may, upon notice given to the Administrative Agent before 11:00 A.M. (New York City time) on at least the first Business Day prior to the date of prepayment in the case of Base Rate Advances or upon at least three Business Days’ notice to the Administrative Agent in the case of Eurodollar Rate Advances, in each case stating (a) the proposed date (which shall be a Business Day), (b) the aggregate principal amount of the prepayment, (c) the Type(s) of Advances to be prepaid and (d) if Eurodollar Rate Advances are to be prepaid, the Interest Period(s) of such Advances.  Upon the giving of such notice, the Borrower shall, subject to the terms thereof, prepay the outstanding principal amounts of the Advances comprising part of the same Borrowing in whole or ratably in part, together with accrued interest to the date of such prepayment on the principal amount prepaid; provided, however, that (x) each partial prepayment shall be in an aggregate principal amount not less than $10,000,000 in the case of Eurodollar Rate Advances and $5,000,000 in the case of Base Rate Advances and in integral multiples of $1,000,000, and after giving effect thereto no Borrowing then outstanding shall have a principal amount of less than $5,000,000; and (y) in the case of any such prepayment of a Eurodollar Rate Advance, the Borrower shall be obligated to reimburse the Banks in respect thereof pursuant to Section 2.12.

Section 2.11          Payments and Computations.

(a)           All payments made by the Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff.  The Borrower shall make each payment hereunder and under the Notes not later than 11:00 A.M. (New York City time) on the day when due in Dollars to the Administrative Agent (except that payments under Section 2.08 shall be paid directly to the Bank entitled thereto) at the Agent’s Account, in same day funds.  The Administrative Agent will promptly thereafter cause to be distributed like funds relating to the payment of principal, interest, Commitment Fees or Letter of Credit Fees ratably (except amounts payable pursuant to Section 2.13 or Section 2.14 and except that any Bank may receive less than its ratable share of interest to the extent Section 2.21 or Section 8.06 is applicable to it) to the Banks for the account of their respective Applicable Lending Offices, and like funds relating to the payment of any other amount payable to any Bank to such Bank for the account of its Applicable Lending Office, in each case to be applied in accordance with the terms of this Agreement.  Upon its acceptance of an Assignment and Acceptance and recording of the information contained therein in the Register pursuant to Section 8.08(b), from and after the effective date specified in such Assignment and Acceptance, the Administrative Agent shall make all payments hereunder and under the Notes in respect of the interest assigned thereby to the Bank assignee thereunder, and the parties to such Assignment and Acceptance shall make all appropriate adjustments in such payments for periods prior to such effective date directly between themselves.  At the time of each payment of any principal of or interest on any Borrowing to the Administrative Agent, the Borrower shall notify the Administrative Agent of the Borrowing to which such payment shall apply.  In the absence of such notice the Administrative Agent may specify the Borrowing to which such payment shall apply.

(b)           All computations of interest based on the Base Rate (except during such times as the Base Rate is determined pursuant to clauses (b) or (c) of the definition thereof), of Commitment Fees and of Letter of Credit Fees shall be made by the Administrative Agent on the basis of a year of 365 or 366 days, as the case may be, and all computations of interest based on the Eurodollar Rate, the Federal Funds Rate or, during such times as the Base Rate is determined pursuant to clauses (b) or (c) of the definition thereof, the Base Rate shall be made by the Administrative Agent, and all computations of interest pursuant to Section 2.08 shall be made by a Bank, on the basis of a year of 360 days, in each case for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest or fees are payable.  Each determination by the Administrative Agent (or in the case of Section 2.08, by a Bank) of an interest rate hereunder shall be conclusive and binding for all purposes, absent manifest error.

(c)           Whenever any payment hereunder or under the Notes shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest, Commitment Fees and Letter of Credit Fees, as the case may be; provided, however, if such extension would cause payment of interest on or principal of Eurodollar Rate Advances to be made in the next following calendar month, such payment shall be made on the next preceding Business Day.

(d)           Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Banks or the Issuing Banks hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Banks or the Issuing Banks, as the case may be, the amount due.  In such event, if the Borrower has not in fact made such payment, then each of Banks or the Issuing Banks, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Bank or Issuing Bank, with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

Section 2.12          Compensation for Losses.  If any payment or purchase of principal of, or Conversion of, any Eurodollar Rate Advance is made other than on the last day of the Interest Period for such Advance, as a result of a payment, purchase or Conversion pursuant to Section 2.09, Section 2.10, Section 2.16, Section 2.17 or Section 2.18, acceleration of the maturity of the Advances pursuant to Section 6.01 or for any other reason other than a payment by the Borrower under Section 2.02(d), the Borrower shall, within 15 days after demand by any Bank (with a copy of such demand to the Administrative Agent), pay to the Administrative Agent for the account of such Bank any amounts required to compensate such Bank for any additional losses, costs or expenses which it may reasonably incur as a result of such payment, purchase or Conversion, including any loss (excluding loss of anticipated profits), cost or expense reasonably incurred by reason of the liquidation or reemployment of deposits or other funds acquired by any Bank to fund or maintain such Advance.  A certificate as to the amount of such additional losses, costs or expenses, submitted to the Borrower and the Administrative Agent by such Bank, shall be conclusive and binding for all purposes, absent manifest error.

Section 2.13          Increased Costs and Capital Requirements.

(a)           Increased Costs Generally.  If any Change in Law shall (i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Bank (except any reserve requirement reflected in the Eurodollar Rate Reserve Percentage) or any Issuing Bank; (ii) subject any Bank or any Issuing Bank to any tax of any kind whatsoever with respect to this Agreement, any Letter of Credit, any participation in a Letter of Credit, any Letter of Credit Advance, or any Eurodollar Rate Advance made by it, or change the basis of taxation of payments to such Bank or Issuing Bank in respect thereof (except for Indemnified Taxes or Other Taxes covered by Section 2.14 and the imposition of, or any change in the rate of, any Excluded Tax payable by such Bank or Issuing Bank); or (iii) impose on any Bank or any Issuing Bank or the London interbank market any other condition, cost or expense affecting this Agreement or Eurodollar Rate Advance made by such Bank or any Letter of Credit, participation therein or Letter of Credit Advance; and the result of any of the foregoing shall be to increase the cost to such Bank of making or maintaining any Eurodollar Rate Advance (or of maintaining its obligation to make any such Advance), or to increase the cost to such Bank or Issuing Bank of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit) or Letter of Credit Advance, or to reduce the amount of any sum received or receivable by such Bank or Issuing Bank hereunder (whether of principal, interest or any other amount) then, upon request of such Bank or Issuing Bank, the Borrower will pay to such Bank or Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Bank or Issuing Bank, as the case may be, for such additional costs incurred or reduction suffered.

(b)           Capital Requirements.  If any Change in Law affecting a Bank or Issuing Bank or any lending office of a Bank or Issuing Bank or a Bank’s or Issuing Bank’s Parent Company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on such Bank’s or Issuing Bank’s capital or on the capital of such Bank’s or Issuing Bank’s Parent Company, if any, as a consequence of this Agreement, the Commitments of such Bank or the Advances made by, or participations in Letters of Credit held by, such Bank, or the Letters of Credit issued by such Issuing Bank, to a level below that which such Bank or Issuing Bank or such Bank’s or the Issuing Bank’s Parent Company could have achieved but for such Change in Law (taking into consideration such Bank’s or the Issuing Bank’s policies and the policies of such Bank’s or the Issuing Bank’s Parent Company with respect to capital adequacy), then from time to time the Borrower will pay to such Bank or Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Bank or Issuing Bank or such Bank’s or Issuing Bank’s Parent Company for any such reduction suffered.

(c)           Certificates for Reimbursement.  A certificate of the applicable Bank or Issuing Bank setting forth in the amount or amounts necessary to compensate such Bank or Issuing Bank or its Parent Company, as the case may be, as specified in Section 2.13(a) or Section 2.13(b) above and delivered to the Borrower shall be conclusive absent manifest error.  The Borrower shall pay such Bank or Issuing Bank, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.

(d)           Delay in Requests.  Failure or delay on the part of any Bank or any Issuing Bank to demand compensation pursuant to the foregoing provisions of this Section shall not constitute a waiver of such Bank’s or Issuing Bank’s right to demand such compensation, provided that the Borrower shall not be required to compensate a Bank pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than three months prior to the date that such Bank notifies the Borrower of the Change in Law or compliance requirement giving rise to such increased costs or reductions and of such Bank’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the three-month period referred to above shall be extended to include the period of retroactive effect thereof).

(e)           Designation of a Different Lending Office.  If any Bank requests compensation under this Section 2.13, then such Bank shall use reasonable efforts to designate a different lending office for funding or booking its Advances hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Bank, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to this Section 2.13 in the future and (ii) would not subject such Bank to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Bank.  The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Bank in connection with any such designation or assignment.

Section 2.14          Taxes.

(a)           Payments Free of Taxes.  Any and all payments by the Borrower hereunder or under any other Loan Documents shall be made, in accordance with Section 2.11, free and clear of and without reduction or withholding for any Indemnified Taxes or Other Taxes, provided that if the Borrower shall be required by applicable law to deduct any Indemnified Taxes (including any Other Taxes) from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent, Bank or Issuing Bank, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b)           Payment of Other Taxes by the Borrower.  Without limiting the provisions of Section 2.14(a) above, the Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c)           Indemnification by the Borrower.  The Borrower shall indemnify the Administrative Agent, each Bank and each Issuing Bank, within 10 days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) paid by the Administrative Agent, such Bank or such Issuing Bank, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to the Borrower by a Bank or Issuing Bank (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Bank or the Issuing Bank, shall be conclusive absent manifest error.

(d)           Treatment of Certain Refunds.  If the Administrative Agent, a Bank or an Issuing Bank determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 2.14, it shall pay to the Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 2.14 with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent, such Bank or such Issuing Bank, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Borrower, upon the request of the Administrative Agent, such Bank or such Issuing Bank, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent, such Bank or such Issuing Bank in the event the Administrative Agent, such Bank or such Issuing Bank is required to repay such refund to such Governmental Authority.  This Section 2.14(d) shall not be construed to require the Administrative Agent, any Bank or any Issuing Bank to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Borrower or any other Person.

(e)           Evidence of Payments.  As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(f)           Status of Banks.  Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the Borrower is resident for tax purposes, or any treaty to which such jurisdiction is a party, with respect to payments hereunder or under any other Loan Document shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate of withholding.  In addition, any Bank, if requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Bank is subject to backup withholding or information reporting requirements.

Without limiting the generality of the foregoing, in the event that the Borrower is resident for tax purposes in the United States of America, any Foreign Lender shall deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Bank under this Agreement (and from time to time thereafter upon the request of the Borrower or the Administrative Agent, but only if such Foreign Lender is legally entitled to do so), whichever of the following is applicable:

(i)            duly completed copies of Internal Revenue Service Form W-8BEN claiming eligibility for benefits of an income tax treaty to which the United States of America is a party,

(ii)           duly completed copies of Internal Revenue Service Form W-8ECI,

(iii)          in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, (x) a certificate to the effect that such Foreign Lender is not (A) a “bank” within the meaning of section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the Borrower within the meaning of section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code and (y) duly completed copies of Internal Revenue Service Form W-8BEN, or

(iv)         any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in United States Federal withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower to determine the withholding or deduction required to be made.

(g)           Designation of a Different Lending Office.  If any Bank requires the Borrower to pay any additional amount to such Bank or any Governmental Authority for the account of such Bank pursuant to this Section 2.14, then such Bank shall use reasonable efforts to designate a different lending office for funding or booking its Advances hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Bank, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to this Section 2.14 in the future and (ii) would not subject such Bank to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Bank.  The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Bank in connection with any such designation or assignment.

Section 2.15          Sharing of Payments, Etc.  If any Bank shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Advances or other obligations hereunder (except amounts payable pursuant to Section 2.08, Section 2.13 or Section 2.14, and except that any Bank may receive less than its ratable share of interest to the extent Section 8.06 is applicable to it and any Defaulting Lender may receive less than its ratable share of interest, fees and other amounts payable to it under this Agreement to the extent Section 2.21 is applicable to it) resulting in such Bank’s receiving payment of a proportion of the aggregate amount of its Advances and accrued interest thereon or other such obligations greater than its Pro Rata Share thereof as provided herein, then the Bank receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Advances and such other obligations of the other Banks, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Banks ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Advances and other amounts owing them, provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and (ii) the provisions of this Section 2.15 shall not be construed to apply to (A) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement, (B) any payment obtained by a Bank as consideration for the assignment of or sale of a participation in any of its Advances to any assignee or Participant, other than to the Borrower or any Subsidiary thereof (as to which the provisions of this Section 2.15 shall apply), or (C) any collateral obtained by an Issuing Bank in connection with arrangements made to address the risk with respect to an Defaulting Lender or Potential Defaulting Lender.  The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Bank acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Bank were a direct creditor of the Borrower in the amount of such participation.

Section 2.16           Illegality.  Notwithstanding any other provision of this Agreement, if any Bank (each an “Affected Bank”) shall notify the Borrower and the Administrative Agent that the introduction of or any Change in Law makes it unlawful, or any central bank or other Governmental Authority asserts that it is unlawful, for any Bank, or its Eurodollar Lending Office, to perform its obligations hereunder to make Eurodollar Rate Advances or to fund or maintain Eurodollar Rate Advances hereunder, (i) the obligation of the Affected Bank to make, or to Convert Advances into, Eurodollar Rate Advances shall forthwith be suspended (and any request by the Borrower for a Borrowing comprised of Eurodollar Rate Advances shall, as to each Affected Bank, be deemed a request for a Base Rate Advance to be made on the same day as the Eurodollar Rate Advances of the Banks that are not Affected Banks and such Base Rate Advance shall be considered as part of such Borrowing) until the Affected Bank shall notify the Borrower, the Banks and the Administrative Agent that the circumstances causing such suspension no longer exist and (ii) forthwith after such notice from an Affected Bank to the Administrative Agent and the Borrower, all Eurodollar Rate Advances of such Affected Bank shall be deemed to be Converted to Base Rate Advances (but will otherwise continue to be considered as a part of the respective Borrowings that they were a part of prior to such Conversion); provided, however, that, before making any such demand, such Bank agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to designate a different Eurodollar Lending Office if the making of such a designation would allow such Bank or its Eurodollar Lending Office to continue to perform its obligations to make Eurodollar Rate Advances or to continue to fund or maintain Eurodollar Rate Advances and would not, in the judgment of such Bank, be otherwise materially disadvantageous to such Bank.  In the event any Bank shall notify the Administrative Agent of the occurrence of any circumstance contemplated under this Section 2.16, all payments and prepayments of principal that would otherwise have been applied to repay the Eurodollar Rate Advances that would have been made by such Bank or the Converted Eurodollar Rate Advances shall instead be applied to repay the Base Rate Advances made by such Bank in lieu of such Eurodollar Rate Advances or resulting from the Conversion of such Eurodollar Rate Advances and shall be made at the time that payments on the Eurodollar Rate Advances of the Banks that are not Affected Banks are made.  Each Bank that has delivered a notice of illegality pursuant to this Section 2.16 above agrees that it will notify the Borrower as soon as practicable if the conditions giving rise to the illegality cease to exist.

Section 2.17          Conversion of Advances.  The Borrower may on any Business Day, upon notice given to the Administrative Agent not later than 11:00 A.M. (New York City time) on the third Business Day prior to the date of the proposed Conversion and subject to the provisions of Section 2.02(b), Section 2.09 and Section 2.16, Convert all Advances of one Type comprising the same Borrowing into Advances of the other Type; provided, however, that (i) any Conversion of any Eurodollar Rate Advances into Base Rate Advances shall be made on, and only on, the last day of an Interest Period for such Eurodollar Rate Advances, except as provided in Section 2.16, and (ii) Advances comprising a Borrowing may not be Converted into Eurodollar Rate Advances if the outstanding principal amount of such Borrowing is less than $10,000,000 or if any Event of Default shall have occurred and be continuing on the date the related notice of Conversion would otherwise be given pursuant to this Section 2.17.  Each such notice of a Conversion shall, within the restrictions specified above, specify (i) the date of such Conversion, (ii) the Advances to be Converted, and (iii) if such Conversion is into Eurodollar Rate Advances, the duration of the initial Interest Period for each such Advance.  Each notice of Conversion shall be irrevocable and binding on the Borrower.  If any Event of Default shall have occurred and be continuing on the third Business Day prior to the last day of any Interest Period for any Eurodollar Rate Advances, the Borrower agrees to Convert all such Advances into Base Rate Advances on the last day of such Interest Period.

Section 2.18          Replacement of Bank.  If any Bank requests compensation under Section 2.13, or if the Borrower is required to pay any additional amounts to any Bank or any Governmental Authority for the account of any Bank pursuant to Section 2.14, or if any Bank exercises its rights under Section 2.16, or if any Bank fails to execute and deliver a consent, amendment, or waiver to this Agreement requested by the Borrower by the date specified by the Borrower (or gives the Borrower written notice prior to such date of its intention not to do so), or if any Bank is a Defaulting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Bank and the Administrative Agent, require such Bank to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 8.08), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Bank, if a Bank accepts such assignment), provided that, (i) the Borrower shall have paid (or made arrangements for such payment) to the Administrative Agent the assignment fee specified in Section 8.08; (ii) such Bank shall have received payment of an amount equal to the outstanding principal of its Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 2.12) from the assignee and/or the Borrower; (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.13 or payments required to be made pursuant to Section 2.14, such assignment will result in a reduction in such compensation or payments thereafter; and (iv) such assignment does not conflict with applicable law.

Section 2.19          Evidence of Indebtedness.  Each Bank shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Bank resulting from each Advance owing to such Bank from time to time, including the amounts of principal and interest payable and paid to such Bank from time to time hereunder.  The Borrower agrees that upon notice by any Bank to the Borrower (with a copy of such notice to the Administrative Agent) to the effect that a Promissory Note or other evidence of indebtedness is required or appropriate in order for such Bank to evidence (whether for purposes of pledge, enforcement or otherwise) the Advances owing to, or to be made by, such Bank, the Borrower shall promptly execute and deliver to such Bank, with a copy to the Administrative Agent, a Note in substantially the form of Exhibit A hereto, payable to the order of such Bank in a principal amount equal to the Revolving Credit Commitment of such Bank.  All references to Notes in the Loan Documents shall mean Notes, if any, to the extent issued hereunder.

Section 2.20          Increase in the Aggregate Revolving Credit Commitments; Increase in Letter of Credit Commitment.

(a)           The Borrower may, at any time and from time to time prior to the Termination Date but in any event not more than once in any 12 month period, by notice to the Administrative Agent, elect to increase the aggregate amount of the Revolving Credit Commitments by an amount of not less than $20,000,000 and in integral multiples of $10,000,000 in excess thereof (each a “Commitment Increase”) to be effective as of a date (the “Increase Date”) as specified in the related notice to the Administrative Agent; provided, however, that (i) in no event shall the aggregate amount of the Revolving Credit Commitments at any time exceed $1,200,000,000 and (ii) on the date of any request by the Borrower for a Commitment Increase and on the related Increase Date, the applicable conditions set forth in Section 3.02 shall be satisfied.

(b)           To achieve the full amount of a requested increase, and subject to the approval of the Administrative Agent and each Issuing Bank (which approvals shall not be unreasonably withheld), the Borrower may (i) request that one or more Banks increase their Revolving Credit Commitments, (ii) invite all Banks to increase their respective Revolving Credit Commitment, and/or (iii) invite additional Eligible Assignees to become Banks pursuant to a joinder agreement in form and substance reasonably satisfactory to the Administrative Agent.

(c)           In the event that the Borrower has indicated its wish for the Commitment Increase to be comprised in whole or in part from increases in the Revolving Credit Commitments of the Banks, the Administrative Agent shall promptly notify the Banks of a request by the Borrower for a Commitment Increase, which notice shall include (i) the proposed amount of such requested Commitment Increase, (ii) the proposed Increase Date and (iii) the date by which Banks wishing to participate in the Commitment Increase must commit to an increase in the amount of their respective Revolving Credit Commitments (the “Commitment Date”).  No Bank shall be required to increase its Revolving Credit Commitment, and may decide whether to do so in its sole discretion.  Each Bank shall notify the Administrative Agent within the requested time period whether or not it agrees to increase its Revolving Credit Commitment and, if so, in what amount. Any Bank not responding within the requested time period shall be deemed to have declined to increase its Revolving Credit Commitment.  The Administrative Agent shall promptly notify the Borrower of the Banks’ responses to each request made hereunder.

(d)           Promptly following each Commitment Date, the Administrative Agent shall notify the Borrower of the amount by which each Bank and/or Eligible Assignee, as the case may be, is willing to commit to the requested Commitment Increase, and the Borrower will promptly notify the Administrative Agent of the Commitment Increase that it wishes to allocate to such Bank (each an “Increasing Lender”) or Eligible Assignee (each such Eligible Assignee, an “Assuming Lender”), as the case may be; provided, however, that the Revolving Credit Commitment of each such Eligible Assignee shall be in an amount of $10,000,000 or an integral multiple of $1,000,000 in excess thereof.  The Borrower, at its discretion, may withdraw its request for a Commitment Increase at any time prior to the Increase Date.

(e)           On each Increase Date, each Assuming Lender shall become a Bank party to this Agreement with a Revolving Credit Commitment, and the Revolving Credit Commitment of each Increasing Lender shall be increased by, in each case, the amount of the Commitment Increase allocated to it by the Borrower, with the consent of each Issuing Bank; provided, however, that the Administrative Agent shall have received on or before such Increase Date the following, each dated such date:

(i)            a joinder agreement from each Assuming Lender, if any, in form and substance satisfactory to the Borrower and the Administrative Agent, duly executed by such Eligible Assignee, the Administrative Agent and the Borrower; and

(ii)           confirmation from each Increasing Lender of the increase in the amount of its Commitment in a writing satisfactory to the Borrower and the Administrative Agent.

(f)            At any time, any Issuing Bank and the Borrower may agree to increase the Letter of Credit Commitment of such Issuing Bank with the consent of the Administrative Agent which shall not be unreasonably withheld.

(g)           Any Bank may become an Issuing Bank by written agreement between such Bank and the Borrower, subject to notice to and the consent of the Administrative Agent. The Administrative Agent shall notify the Banks of the designation of any additional Issuing Bank hereunder.

(h)           On each Increase Date, upon fulfillment of the conditions set forth in Section 2.20(e), at the time any Issuing Bank and the Borrower agree to increase the Letter of Credit Commitment of such Issuing Bank pursuant to Section 2.20(f), and at the time any Bank becomes an Issuing Bank pursuant to Section 2.20(g), the Administrative Agent shall notify the Banks (including each Assuming Lender, if applicable) and the Borrower, on or before 1:00 P.M. (New York City time) of the occurrence of the Commitment Increase to be effected on the applicable Increase Date, the Letter of Credit Commitment increase and the effective date thereof or any Bank becoming an Issuing Bank and the effective date thereof, as the case may be, and, in each case shall record in the Register the relevant information with respect to each Increasing Lender, each Assuming Lender, each Letter of Credit Commitment increase or adjustment, as applicable, and any addition of an Issuing Bank, as applicable, on such date.  On the last day of the first Interest Period ending after an Increase Date, the Borrower shall make such Borrowings and prepayments as shall be necessary to cause the outstanding Advances to be ratable with the revised Commitments resulting from any non-ratable increase in the Commitments under this Section 2.20.

Section 2.21          Defaulting Lenders.

(a)           Reallocation of Defaulting Lender Commitment, Etc.  If a Bank becomes, and during the period it remains, a Defaulting Lender, the following provisions shall apply with respect to any outstanding L/C Exposure of such Defaulting Lender:

(i)           the L/C Exposure of such Defaulting Lender will, subject to the limitations in provisos (A) and (B) below, automatically be reallocated (effective on the day such Bank becomes a Defaulting Lender) among the Non-Defaulting Lenders pro rata in accordance with their respective Commitments; provided that (A) no Event of Default shall have occurred and be continuing, (B) the sum of each Non-Defaulting Lender’s total Revolving Credit Exposure and its Pro Rata Share of the L/C Exposure may not in any event exceed the Commitment of such Non-Defaulting Lender as in effect at the time of such reallocation, and (C) neither such reallocation nor any payment by a Non-Defaulting Lender pursuant thereto will constitute a waiver or release of any claim the Borrower, the Administrative Agent, the Issuing Banks or any other Bank may have against such Defaulting Lender or cause such Defaulting Lender to be a Non-Defaulting Lender; and

(ii)           to the extent that any portion (the “unreallocated portion”) of the Defaulting Lender’s L/C Exposure cannot be so reallocated, whether by reason of proviso (A) or (B) in clause (i) above or otherwise, the Borrower will, not later than five Business Days after demand by the Administrative Agent (at the direction of the applicable Issuing Banks), (A) Cash Collateralize the obligations of the Borrower to the applicable Issuing Banks in respect of such L/C Exposure in an amount at least equal to the aggregate amount of the unreallocated portion of such L/C Exposure or (B) make other arrangements satisfactory to the Administrative Agent, and to the applicable Issuing Banks in their sole discretion to protect them against the risk of non-payment by such Defaulting Lender.

(b)           Defaulting Lender Waterfall.  Any amount paid by the Borrower for the account of a Defaulting Lender under this Agreement (whether on account of principal, interest, fees, indemnity payments or other amounts) shall, in lieu of being paid or distributed to such Defaulting Lender, be applied by the Administrative Agent, to the fullest extent permitted by law, to the making of payments from time to time in the following order of priority:  first to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent under this Agreement, second to the payment of any amounts owing by such Defaulting Lender to the applicable Issuing Banks (pro rata as to the respective amounts owing to each of them) under this Agreement, third if requested by an Issuing Bank, in the event and to the extent that the Borrower has not satisfied its obligations under Section 2.21(a)(ii), held in a segregated non-interest bearing account for future funding obligations of such Defaulting Lender in respect of any unreallocated portion of such Defaulting Lender’s L/C Exposure, fourth, if such Defaulting Lender’s Unused Revolving Credit Commitment has not been terminated pursuant to Section 2.21(f), to make any Revolving Credit Advance not made by such Defaulting Lender to the extent such Revolving Credit Advance was not made by the Non-Defaulting Lenders and fifth to such Defaulting Lender or as a court of competent jurisdiction may otherwise direct.

(c)           Cash Collateral Call.  If any Bank becomes, and during the period it remains, a Defaulting Lender or a Potential Defaulting Lender, if any Letter of Credit is at the time outstanding, the applicable Issuing Bank may (except, in the case of a Defaulting Lender, to the extent the Commitments have been fully reallocated pursuant to Section 2.21(a)), by notice to the Borrower and such Defaulting Lender or Potential Defaulting Lender through the Administrative Agent, require the Borrower to Cash Collateralize the obligations of the Borrower to such Issuing Bank in respect of such Letter of Credit in amount at least equal to the aggregate amount of the unreallocated obligations (contingent or otherwise) of such Defaulting Lender or such Potential Defaulting Lender in respect thereof, or to make other arrangements satisfactory to the Administrative Agent, and to such Issuing Bank in its sole discretion to protect it against the risk of non-payment by such Defaulting Lender or Potential Defaulting Lender.

(d)           Right to Give Drawdown Notices.  In furtherance of the foregoing, if any Bank becomes, and during the period it remains, a Defaulting Lender or a Potential Defaulting Lender, each Issuing Bank is hereby authorized by the Borrower (which authorization is irrevocable and coupled with an interest) to give, in its discretion, through the Administrative Agent, Notices of Revolving Credit Borrowing pursuant to Section 2.02 in such amounts and in such times as may be required to (i) reimburse an unreimbursed drawing under any outstanding Letter of Credit and/or (ii) Cash Collateralize the obligations of the Borrower in respect of outstanding Letters of Credit in an amount at least equal to the aggregate amount of the obligations (contingent or otherwise) of such Defaulting Lender or Potential Defaulting Lender in respect of such Letter of Credit.

(e)           Fees.  Anything herein to the contrary notwithstanding, during such period as a Bank is a Defaulting Lender, such Defaulting Lender will not be entitled to any fees accruing during such period pursuant to Section 2.04(a) (without prejudice to the rights of the Banks other than Defaulting Lenders in respect of such fees).  In the event and to the extent that a portion of the L/C Exposure of such Defaulting Lender is reallocated to the Non-Defaulting Lenders pursuant to Section 2.21(a), the fees that would have accrued for the benefit of such Defaulting Lender pursuant to Section 2.04(a) will instead accrue for the benefit of and be payable to such Non-Defaulting Lenders, pro rata in accordance with their respective Commitments.

(f)           Termination of Defaulting Lender Commitment.  The Borrower may terminate any Defaulting Lender’s Unused Revolving Credit Commitment, and, if applicable, the unused amount of any Defaulting Lender’s Letter of Credit Commitment upon not less than three Business Days’ prior notice to the Administrative Agent (which will promptly notify the Banks thereof), and in such event the provisions of Section 2.21(b) will apply to all amounts thereafter paid by the Borrower for the account of such Defaulting Lender under this Agreement (whether on account of principal, interest, fees, indemnity or other amounts), provided that neither such termination nor any other provision, or act taken by the Borrower, hereunder will be deemed to be a waiver or release of any claim the Borrower, the Administrative Agent, the Issuing Banks or any Bank may have against such Defaulting Lender.

(g)           Replacement of Defaulting Lender.  The Borrower may require a Defaulting Lender to assign and delegate its interests, rights and obligations under this Agreement in accordance with Section 2.18.

(h)           Cure.  If the Borrower, the Administrative Agent, and the Issuing Banks agree in writing in their discretion that a Bank that is a Defaulting Lender or a Potential Defaulting Lender should no longer be deemed to be a Defaulting Lender or Potential Defaulting Lender, as the case may be, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any amounts then held in the segregated account referred to in Section 2.21(b)), such Bank will, to the extent applicable, purchase such portion of outstanding Advances of the other Banks and/or make such other adjustments as the Administrative Agent may determine to be necessary to cause the Revolving Credit Exposure and L/C Exposure of the Banks to be on a pro rata basis in accordance with their respective Commitments, whereupon such Bank will cease to be a Defaulting Lender or Potential Defaulting Lender and will be a Non-Defaulting Lender (and the Revolving Credit Exposure and L/C Exposure of each Bank will automatically be adjusted on a prospective basis to reflect the foregoing); provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while such Bank was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender or Potential Defaulting Lender to Non-Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from such Bank’s having been a Defaulting Lender or Potential Defaulting Lender.

ARTICLE III
CONDITIONS OF LENDING

Section 3.01          Conditions Precedent to Effectiveness.  This Agreement shall become effective on and as of the first date (the “Effective Date”) on which the Administrative Agent shall have received counterparts of this Agreement duly executed by the Borrower and all of the Banks and the following additional conditions precedent shall have been satisfied, except that Section 2.04(a) shall become effective as of the first date on which the Administrative Agent shall have received counterparts of this Agreement duly executed by the Borrower and all of the Banks:

(a)           The Borrower shall have notified the Administrative Agent in writing as to the proposed Effective Date.

(b)           The Administrative Agent shall have received on or before the Effective Date the following, each dated such day, in form and substance reasonably satisfactory to the Administrative Agent and each Bank:

(i)            The Notes duly executed by the Borrower to the order of the Banks to the extent requested by any Bank pursuant to Section 2.19.

(ii)           The Guarantee duly executed by each Subsidiary Guarantor.

(iii)          Certified copies of the resolutions of the Governing Body of each Loan Party approving each Loan Document to which it is a party, and of all documents evidencing other necessary corporate or organizational action and governmental approvals, if any, with respect to each Loan Document.

(iv)         A copy of a certificate of the Secretary of State of the jurisdiction of incorporation of each Loan Party, dated reasonably near the Effective Date certifying (A) as to a true and correct copy of the charter or other formation document, as the case may be, of such Loan Party and each amendment thereto on file in such Secretary of State’s office and (B) that (1) such amendments are the only amendments to such Loan Party’s charter on file in such Secretary’s office, and (2) such Loan Party is duly organized and in good standing or presently subsisting under the laws of the State of the jurisdiction of its organization.

(v)          A certificate of each Loan Party signed on behalf of such Loan Party by its Secretary or any Assistant Secretary, dated the Effective Date (the statements made in which certificate shall be true on and as of the Effective Date), certifying as to (A) the absence of any amendments to the charter or other formation document, as the case may be, of such Loan Party since the date of the Secretary of State’s certificate referred to in Section 3.01(b)(iv), (B) a true and correct copy of the bylaws, limited liability company agreement or partnership agreement, as the case may be, of such Loan Party as in effect on the date on which the resolutions referred to in Section 3.01(b)(iii) were adopted and on the Effective Date, and (C) the due organization and good standing or valid existence of such Loan Party as a corporation, limited liability company or limited partnership organized under the laws of the jurisdiction of its organization, and the absence of any proceeding for the dissolution or liquidation of such Loan Party.

(vi)         A certificate of the Secretary or an Assistant Secretary of each Loan Party certifying the names and true signatures of the officers of such Loan Party authorized to sign each Loan Document to which it is a party and the other documents to be delivered by the Loan Parties hereunder.

(vii)        A certificate signed by a Responsible Officer of the Borrower certifying (A) that the conditions specified in Section 3.02(a) and Section 3.02(b) have been satisfied and (B) that there has been no event or circumstance since December 31, 2008 that has had or could be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect.

(viii)       A favorable opinion of Jeff King, Vice President–Legal, of the Borrower, in form satisfactory to the Lenders.

(ix)          A favorable opinion of Andrews Kurth, LLP, counsel for the Loan Parties, in form satisfactory to the Lenders.

(c)           Evidence that the Commitments (as such term is defined in Existing Credit Agreement) under the Existing Credit Agreement have been, or concurrently with the Effective Date are being, terminated, that from and after the Effective Date all Letters of Credit (as therein defined) then outstanding shall cease to be treated as “Letters of Credit” for purposes of the Existing Credit Agreement and shall instead be “Existing Letters of Credit” as herein defined, and all amounts then due and outstanding under the Existing Credit Agreement are being repaid in full.

(d)           All accrued fees and reasonable out-of-pocket expenses of the Co-Lead Arrangers (including the reasonable fees and expenses of counsel to the Co-Lead Arrangers for which invoices have been submitted) shall have been paid.

(e)           The Borrower shall have paid all accrued fees and reasonable out-of-pocket expenses of the Administrative Agent (including reasonable fees and expenses of counsel for which invoices have been submitted).

(f)           Any other fees required to be paid by the Borrower on or before the Effective Date shall have been paid.

Section 3.02          Conditions Precedent to Each Revolving Credit Advance, Each Commitment Increase and Each Issuance, Renewal, Amendment, Increase and Extension of Each Letter of Credit.  The obligation of each Bank to make an Advance (other than a Letter of Credit Advance made by an Issuing Bank or a Revolving Credit Bank pursuant to Section 2.03(d)) (including the initial Revolving Credit Advance) and each Issuing Bank to issue, renew, extend or amend Letters of Credit (including the initial Letter of Credit), each Commitment Increase and each amendment of a Letter of Credit that has the effect of increasing the Available Amount of such Letter of Credit or extending the expiration date thereof shall be subject to the conditions precedent that on the date of such Advance, such Commitment Increase or such issuance, renewal, extension, amendment or increase of a Letter of Credit, the following statements shall be true (and each of the giving of the applicable Notice of Revolving Credit Borrowing, Notice of Issuance and Application for Letter of Credit, request for amendment of any Letter of Credit, request for a Commitment Increase, request for increase of a Letter of Credit or extending the Expiration Date thereof and the acceptance by the Borrower of the proceeds of such Advance or such Commitment Increase, such Letter of Credit or of the renewal, amendment, increase or extension of such Letter of Credit shall constitute a representation and warranty by the Borrower that on the date of such Advance, such Commitment Increase or such issuance, renewal, amendment, increase or extension of such Letter of Credit such statements are true):

(a)           the representations and warranties contained in each Loan Document are correct on and as of the date of such Revolving Credit Advance, Commitment Increase or such issuance, renewal, amendment, increase or extension of a Letter of Credit (except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct as of such earlier date, and except that for purposes of this Section, the representations and warranties contained in Section 4.01(f) and Section 4.01(g) shall be deemed to refer to the most recent statements furnished pursuant to clauses (i) and (ii), as applicable, of Section 5.01(d)) before and after giving effect to such Revolving Credit Advance, Commitment Increase or such issuance, renewal, amendment, increase or extension of a Letter of Credit and to the application of the proceeds therefrom, as though made on and as of such date;

(b)           no event has occurred and is continuing, or would result from such Borrowing or such issuance or renewal or from the application of the proceeds therefrom, which constitutes a Default or an Event of Default;

(c)           there exists no request or directive issued by any Governmental Authority, central bank or comparable agency, injunction, stay, order, litigation or proceeding purporting to affect or calling into question the legality, validity or enforceability of any Loan Document or the consummation of any transaction (including any Advance or proposed Advance or issuance, renewal, amendment, increase or extension of a Letter of Credit or proposed Letter of Credit) contemplated hereby; and

(d)           the Administrative Agent and, if applicable, the Issuing Bank shall have received a Notice of Revolving Credit Borrowing or Notice of Issuance and Application for Letter of Credit, as applicable, in accordance with the requirements hereof.

The acceptance of the benefits of each Revolving Credit Advance, each Commitment Increase and each issuance, renewal, amendment, increase and extension of each Letter of Credit shall constitute a representation and warranty by the Borrower to each of the Banks that each of the conditions specified in clauses (a), (b) and (c) above have been satisfied on and as of the date of such acceptance.

Section 3.03      Determinations Under Section 3.01.  For purposes of determining compliance with the conditions specified in Section 3.01, a Bank shall be deemed to have consented to, approved or accepted or to be satisfied with each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to such Persons unless an officer of the Administrative Agent responsible for the transactions contemplated by this Agreement shall have received notice from such Person prior to the date that the Borrower, by notice to the Administrative Agent, designates as the proposed Effective Date, specifying its objection thereto.  The Administrative Agent shall promptly notify the Banks and the Borrower of the occurrence of the Effective Date, which notice shall be conclusive and binding.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES

Section 4.01          Representations and Warranties of the Borrower.  The Borrower represents and warrants as follows:

(a)           Each Loan Party and each of its Subsidiaries (i) is a corporation, limited liability company or limited partnership duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (ii) is duly qualified and in good standing as a foreign corporation, company or limited partnership in each other jurisdiction in which it owns or leases property or in which the conduct of its business requires it to so qualify or be licensed and (iii) has all requisite corporate, limited liability company or partnership (as applicable) power and authority (including all permits, approvals, licenses or other authorizations) to (A) own or lease and operate its properties and to carry on its business as now conducted and as proposed to be conducted and (B) execute, deliver and perform its obligations under the Loan Documents to which it is a party, except in each case referred to in clauses (ii) or (iii)(A) for any failures to be so organized, existing, qualified to do business or in good standing or to have such power and authority which could not reasonably be expected, individually or in the aggregate, have a Material Adverse Effect.

(b)           Set forth on Schedule 4.01(b) hereto is a list of the Loan Parties and their direct Subsidiaries as of the Effective Date, showing as of the Effective Date hereof as to each such Person the jurisdiction of its organization, the number of shares, membership interests or partnership interests (as applicable) of each class of its Equity Interests authorized, and the number outstanding, on the date hereof and the percentage of each such class of its Equity Interests owned (directly or indirectly) by the applicable Loan Party.  All of the outstanding Equity Interests in each Subsidiary Guarantor have been validly issued, are fully paid and non-assessable and are owned by the Borrower or one or more of its Subsidiaries free and clear of all Liens.  As of the date hereof, the copy of the charter of the Borrower and each Subsidiary Guarantor and each amendment thereto provided pursuant to Section 3.01(b)(iv) is a true and correct copy of each such document, each of which is valid and in full force and effect.

(c)           The execution, delivery and performance by each Loan Party of each Loan Document to which it is or is to be a party and the consummation of the transactions contemplated hereby or thereby (including each Revolving Credit Borrowing and issuance or renewal of a Letter of Credit hereunder and the use of the proceeds thereof) and the transactions contemplated thereby (i) are within such Loan Party’s organizational power, (ii) have been duly authorized by all necessary organizational action, and (iii) do not contravene (A) such Loan Party’s certificate of organization, by-laws or other governing document, (B) any law, rule, regulation, order, writ, injunction or decree applicable to such Loan Party, or (C) any contractual restriction under any material agreements binding on or affecting such Loan Party or any Subsidiary of such Loan Party or any other contractual restriction the contravention of which would have a Material Adverse Effect.

(d)           No authorization, approval, consent, license or other action by, and no notice to or filing with, any Governmental Authority, and no material approval, consent, license or other action by any other Person, is required for the due execution, delivery and performance by, or enforcement against, any Loan Party of each Loan Document to which it is or is to be a party, or for the consummation of the transactions contemplated hereby or thereby (including each Revolving Credit Borrowing and issuance or renewal of a Letter of Credit hereunder and the use of the proceeds thereof) and the transactions contemplated thereby, except consents, authorizations, filings and notices which have been obtained or made and are in full force and effect.

(e)           This Agreement has been, and each other Loan Document when delivered hereunder will have been, duly executed and delivered by each Loan Party party thereto and constitute legal, valid and binding obligations of each Loan Party party thereto enforceable against such Loan Party in accordance with their respective terms, except as such enforceability may be limited by any applicable bankruptcy, insolvency, reorganization, moratorium or similar law affecting creditors’ rights generally.

(f)           The consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at December 31, 2008, and the related consolidated statement of income, consolidated Shareholders’ Equity and consolidated statement of cash flows of the Borrower and its consolidated Subsidiaries for the fiscal year then ended (accompanied by an unqualified opinion of KPMG LLP, independent public accountants) and the consolidated results of operations of the Borrower and its consolidated Subsidiaries for the fiscal year then ended, (i) have been furnished to each Bank, (ii) were prepared in accordance with GAAP applied on a consistent basis, (iii) fairly present the financial condition of the Borrower and its consolidated Subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP applied on a consistent bases, except as otherwise expressly noted therein, and (iv) show all material indebtedness and other liabilities, direct or contingent, of the Borrower and its consolidated Subsidiaries as of the date thereof, including liabilities for taxes, material commitments, and Indebtedness.  Since December 31, 2008 through the date hereof there has been no Material Adverse Change.

(g)           The unaudited consolidated balance sheets of the Borrower and its consolidated Subsidiaries dated as at June 30, 2009, and the related consolidated statements of income or operations, consolidated Shareholders’ Equity and cash flows for the fiscal quarter ended on that date (i) have been furnished to each Bank, (ii) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and (iii) fairly present the financial condition of the Borrower and its consolidated Subsidiaries as of the date thereof and their results of operations for the period covered thereby.

(h)           Each Loan Party and its Subsidiaries is in compliance, in all material respects, with the requirements of all applicable laws, rules, regulations and orders, including ERISA, Environmental Laws and Environmental Permits.

(i)           As of the Effective Date, each Loan Party is, individually and together with its Subsidiaries, Solvent.

(j)           (i)             There are no actions, suits, investigations, proceedings, claims or disputes pending against or, to the Borrower’s knowledge threatened against or affecting, the Borrower, any of its Subsidiaries or any of its or their respective rights or properties, at law, in equity, in arbitration or before any court or by or before any arbitrator or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, (A) that draws into question or purports to affect any transaction contemplated by this Agreement or the legality, validity, binding effect or enforceability of the Borrower’s Obligations, the Loan Documents or the rights and remedies of the Banks relating to this Agreement and the other Loan Documents, or (B) other than as set forth in (x) Forms 10-K for the fiscal year ended December 31, 2008 and 10-Q for the fiscal quarter ended June 30, 2009 filed by the Borrower with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended, and (y) the Confidential Information Memorandum prepared in connection with this Agreement, that could reasonably be expected to have a Material Adverse Effect, and

(ii)           There has been no material adverse change in the status of any matter described in clause (x) or (y) of the above subsection (j)(i) that could reasonably be likely to have a Material Adverse Effect.

(k)           Neither the Borrower nor any Subsidiary is engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U).  No proceeds of any Advance or any Letter of Credit will be used in any manner that is not permitted by Section 5.02(i).  Following the application of the proceeds of each Borrowing or drawing under each Letter of Credit, not more than 25% of the value of the assets (either of the Borrower only or of the Borrower and its Subsidiaries on a consolidated basis) subject to the provisions of Section 5.02(a) or Section 5.02(e) or subject to any restriction contained in any agreement or instrument between the Borrower and any Bank or any Affiliate of any Bank relating to Indebtedness and within the scope of Section 6.01(d) will be margin stock.

(l)            No Loan Party is an “investment company”, or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended.

(m)          No statement or information contained in this Agreement or any other document, certificate or statement furnished to the Administrative Agent or the Banks by or on behalf of any Loan Party for use in connection with the transactions contemplated by this Agreement or the other Loan Documents (as modified or supplemented by other information furnished) contains as of the date such statement, information, document or certificate was so furnished any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements contained herein or therein not misleading in light of the circumstances under which they were made; provided, however, that, with respect to any such information, exhibit or report consisting of statements, estimates, pro forma financial information, forward-looking statements and projections regarding the future performance of the Borrower or any of its Subsidiaries (“Projections”), no representation or warranty is made other than that such Projections have been prepared in good faith based upon assumptions believed to be reasonable at the time.

(n)           Other than as could not reasonably be expected to have a Material Adverse Effect, (i) there are no strikes, lockouts or other material labor disputes or grievances against the Borrower or any of its Subsidiaries, or, to the Borrower’s knowledge, threatened against or affecting the Borrower or any of its Subsidiaries, and (ii) no significant unfair labor practice charges or grievances are pending against the Borrower or any of its Subsidiaries, or to the Borrower’s knowledge, threatened against any of them before any Governmental Authority.  All payments due from the Borrower or any of its Subsidiaries pursuant to the provisions of any collective bargaining agreement have been paid or accrued as a liability on the books of the Borrower or such Subsidiary, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

(o)           (i)            Each Loan Party and its ERISA Affiliates have operated and administered each Plan in compliance with ERISA and all applicable laws except for such instances of noncompliance as have not resulted in and could not reasonably be expected to result in a Material Adverse Effect.

(ii)           No ERISA Event has occurred or is reasonably expected to occur with respect to any Plan that has resulted in or could reasonably be expected to result in a Material Adverse Effect.

(iii)          No Loan Party and no ERISA Affiliate has incurred or is reasonably expected to incur any Withdrawal Liability to any Multiemployer Plan that has resulted in or could reasonably be expected to result in a Material Adverse Effect.

(iv)          No Loan Party and no ERISA Affiliate has been notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan is in reorganization or has been terminated, within the meaning of Title IV of ERISA, and no such Multiemployer Plan is reasonably expected to be in reorganization or to be terminated, within the meaning of Title IV of ERISA to the extent such termination or reorganization has resulted in or is reasonably expected to result in a Material Adverse Effect.

(v)           The present value of the aggregate benefit liabilities under each of the Plans of the Borrower (other than Multiemployer Plans), determined as of the end of such Plan’s most recently ended plan year on the basis of the actuarial assumptions specified for funding purposes in such Plan’s most recent actuarial valuation report, did not exceed the aggregate current value of the assets of such Plan as of such determination date allocable to such benefit liabilities by more than the amount disclosed in the Borrower’s financial statements for the year ended December 31, 2008 and each Plan will be able to fulfill its benefit obligations as they come due in accordance with the Plan documents and under GAAP, except in each case where such excess or such inability could not reasonably be expected to have a Material Adverse Effect.  The term “benefit liabilities” has the meaning specified in Section 4001 of ERISA and the terms “current value” and “present value” have the meaning specified in Section 3 of ERISA.

(vi)          The execution and delivery of this Agreement, the other Loan Documents and any related documents will not involve any transaction that is subject to the prohibitions of Section 406 of ERISA or in connection with which a tax could be imposed pursuant to Section 4975(c)(1)(A)-(D) of the Code, except in each case where the imposition of such tax could not reasonably be expected to have a Material Adverse Effect.

(vii)         The expected post-retirement benefit obligation (determined as of the last day of the Borrower’s most recently ended fiscal year in accordance with Financial Accounting Standards Board Statement No. 106, without regard to liabilities attributable to continuation coverage mandated by Section 4980B of the Code) of the Borrower is properly accounted for in accordance with GAAP in all material respects in the Borrower’s financial statements most recently delivered pursuant to Section 5.01(d)(ii) for the relevant year ended.

(p)           (i)            Except where such event could not, individually or in the aggregate with other similar events, reasonably be expected to have a Material Adverse Effect, the operations and properties of each Loan Party and each of its Subsidiaries comply with all applicable Environmental Laws and Environmental Permits, all past non-compliance with such Environmental Laws and Environmental Permits has been resolved without ongoing obligations or costs, and no circumstances exist that could be reasonably expected to (A) form the basis of an Environmental Action against any Loan Party or any of its Subsidiaries or any of their properties or (B) cause any such property to be subject to any restrictions on ownership, occupancy, use or transferability under any Environmental Law.

(ii)           Except where such event could not, individually or in the aggregate with other similar events, reasonably be expected to have a Material Adverse Effect, (A) none of the properties currently or formerly owned or operated by any Loan Party or any of its Subsidiaries is listed or proposed for listing on the NPL or on the CERCLIS or any analogous foreign, state or local list or is adjacent to any such property; (B) there are no and never have been any underground or aboveground storage tanks or any surface impoundments, septic tanks, pits, sumps or lagoons in which Hazardous Materials are being or have been treated, stored or disposed on any property currently owned or operated by any Loan Party or any of its Subsidiaries or, to the best of its knowledge, on any property formerly owned or operated by any Loan Party or any of its Subsidiaries; (C) there is no asbestos or asbestos-containing material on any property currently owned or operated by any Loan Party or any of its Subsidiaries; and (D) Hazardous Materials have not been released, discharged or disposed of on any property currently or formerly owned or operated by any Loan Party or any of its Subsidiaries.

(iii)           All Hazardous Materials generated, used, treated, handled or stored at, or transported to or from, any property currently or formerly owned or operated by any Loan Party or any of its Subsidiaries have been disposed of in a manner not reasonably expected to result, individually or in the aggregate, in a Material Adverse Effect.

(q)           (i)            Neither any Loan Party nor any of its Subsidiaries is party to any tax sharing agreement other than that certain Tax Sharing Agreement dated as of January 1, 2006 by and between Halliburton Company, KBR Holdings, LLC and the Borrower.

(ii)           Each Loan Party and each of its Subsidiaries has filed, or caused to be filed, all Federal, state and other material tax returns and reports required to be filed, and has paid all material Federal, state and other taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except taxes that are being contested in good faith by appropriate proceedings and for which the Borrower or such Subsidiary, as applicable, has set aside on its books adequate reserves.  There is no proposed tax assessment against the Borrower or any Subsidiary that would, if made, have a Material Adverse Effect.

(r)           Each Loan Party and each of its Subsidiaries maintains, or the Borrower or a Subsidiary of the Borrower maintains on behalf of such Loan Party or such Subsidiary, insurance with responsible and reputable insurance companies or associations in such amounts and covering such risks as is usually carried by companies engaged in similar businesses and owning similar properties in the same general areas in which each Loan Party and such Subsidiary operates.

(s)           Each Loan Party has (i) good and marketable title to (in the case of fee interests in real property), (ii) valid leasehold interests in (in the case of leasehold interests in real or personal property), or (iii) good title to (in the case of all other personal property), all of their respective properties and assets, in each case to the extent reasonably necessary to the conduct of such Loan Party’s business.

(t)           Neither the Borrower nor any of its Subsidiaries is in violation of any laws relating to terrorism or money laundering, including the Patriot Act, except to the extent such violation could not reasonably be expected to have a Material Adverse Effect.

(u)           (i)            None of the proceeds of the Advances made, nor Letters of Credit issued, under this Agreement will violate the Trading with the Enemy Act, as amended, or any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto.

(ii)           Neither the Borrower nor any Subsidiary (A) is, or will become, a Person described or designated in the Specially Designated Nationals and Blocked Persons List of the Office of Foreign Assets Control or in Section 1 of the Anti-Terrorism Order or (B) engages or will engage in any dealings or transactions, or is or will be otherwise associated, with any such Person.  The Borrower and the Subsidiaries are in compliance, in all material respects, with the Patriot Act.

(iii)          None of the proceeds of the Advances made, nor Letters of Credit issued, under this Agreement will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended, assuming in all cases that such Act applies to the Borrower or any of the Subsidiaries.

(v)           The Borrower has disclosed to the Administrative Agent and the Banks all agreements, instruments and corporate or other restrictions to which the Borrower or any of its Subsidiaries is subject, and all other matters known to it, that, in each case, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.

ARTICLE V
COVENANTS OF THE BORROWER

Section 5.01          Affirmative Covenants.  So long as any Advance or any other amount payable by the Borrower hereunder or under any other Loan Document shall remain unpaid, any Letter of Credit shall be outstanding or any Bank shall have any Commitment hereunder, the Borrower will, unless the Required Banks shall otherwise consent in writing:

(a)           Compliance with Laws, Etc.  Comply, and cause each of its Subsidiaries to comply, with all applicable laws, rules, regulations and orders (including ERISA, Environmental Laws and Environmental Permits) except to the extent that failure to so comply (in the aggregate for all such failures) could not reasonably be expected to have a Material Adverse Effect.

(b)           Preservation of Corporate or Organizational Existence, Etc.  (i) Preserve and maintain and cause each of its Subsidiaries to preserve and maintain (unless, in the case of any Subsidiary, the Borrower or such Subsidiary determines that such preservation and maintenance is no longer necessary in the conduct of the business of the Borrower and its Subsidiaries, taken as a whole), its corporate or organizational existence, rights (charter and statutory), franchises, permits, licenses, approvals and privileges in the jurisdiction of its organization; provided, however, that the Borrower and its Subsidiaries may consummate any merger, consolidation conveyance, transfer, lease, disposition, spin-off, split-off or similar transaction permitted under Section 5.02(d) and provided further that neither the Borrower nor any of its Subsidiaries shall be required to preserve any right, permit, license, approval, privilege, franchise or, solely in the case of Subsidiaries, existence, where the failure to do so could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect and (ii) qualify and remain qualified and cause each of its Subsidiaries to qualify and remain qualified, as a foreign organization in each jurisdiction in which qualification is necessary or desirable in view of its business and operations or the ownership of its Properties, except where the failure to so qualify or remain qualified could not, individually or in the aggregate, reasonably be expected to give rise to a Material Adverse Effect.

(c)           Payment of Taxes and Other Obligations, Etc.  Pay and discharge, and cause each of its Subsidiaries to pay and discharge, their respective obligations and liabilities before the same shall become delinquent, including (i) all Indebtedness, as and when payable, subject to any subordination provisions; and (ii) all taxes, assessments, charges and like levies levied or imposed upon it or upon its income, profits or Property prior to the date on which penalties attach thereto, and all lawful claims that, if unpaid, might by law become a Lien upon its Property; provided that neither the Borrower nor any Subsidiary shall be required to pay and discharge any such tax, assessment, charge, levy or claim so long as the validity or amount thereof shall be contested in good faith by appropriate proceedings and Borrower or the applicable Subsidiary shall have set aside on its books adequate reserves with respect thereto in accordance with GAAP or if the failure to pay, discharge or contest (in the aggregate for all such failures) could not reasonably be expected to have a Material Adverse Effect.

(d)           Reporting Requirements.  Furnish to the Administrative Agent:

(i)            not later than 60 days after the end of each of the first three quarters of each fiscal year of the Borrower, the consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at the end of such quarter and the consolidated statements of income and cash flows of the Borrower and its consolidated Subsidiaries for the period commencing at the end of the previous fiscal year and ending with the end of such quarter, all in reasonable detail and duly certified (subject to normal year-end adjustments) by a Responsible Officer of the Borrower as having been prepared in accordance with GAAP and fairly presenting the financial condition, results of operations, Shareholders’ Equity and the cash flows of the Borrower and its Subsidiaries in accordance with GAAP together with (A) a certificate of said officer stating that no Default or Event of Default has occurred and is continuing or, if a Default or Event of Default has occurred and is continuing, a statement as to the nature thereof and the action that the Borrower has taken and proposes to take with respect thereto and (B) a schedule in form satisfactory to the Administrative Agent of the computations used by the Borrower in determining compliance with the covenants contained in Section 5.03, including a reconciliation in reasonable detail of the effect on Consolidated EBITDA of non-cash estimated project losses (including non-extraordinary items) and cash payments related thereto and the effect of excluding entities excluded because of the last sentence of Section 1.03(a) with respect to FIN 46R, on the computation of compliance with the covenants contained in Section 5.03;

(ii)           not later than 90 days after the end of each fiscal year of the Borrower, copies of the audited consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at the end of such fiscal year and audited consolidated statements of income, retained earnings and cash flows of the Borrower and its consolidated Subsidiaries for such fiscal year, in each case accompanied by an opinion as to such audit report of KPMG LLP or other independent public accountants of recognized standing acceptable to the Required Banks certified in a manner to which the Administrative Agent has not objected, together with a certificate of a Responsible Officer of the Borrower (A) as to compliance with the terms of this Agreement, (B) stating that no Default or Event of Default has occurred and is continuing or, if a Default or Event of Default has occurred and is continuing, a statement as to the nature thereof and the action that the Borrower has taken and proposes to take with respect thereto and (C) setting forth in reasonable detail the calculations necessary to demonstrate compliance with Section 5.03 and reconciling in reasonable detail the effect of excluding entities excluded because of the last sentence of Section 1.03(a) with respect to FIN 46R, on the computation of compliance with the covenants contained in Section 5.03;

(iii)          as soon as possible, and in any event within five days after any Responsible Officer has obtained knowledge of the occurrence of any Default or Event of Default, written notice thereof setting forth details of such Default or Event of Default and the actions that the Borrower has taken and proposes to take with respect thereto;

(iv)         if the Indebtedness of the Borrower becomes rated by Moody’s or S&P, promptly upon the Borrower obtaining knowledge thereof, notice of any withdrawal or change or proposed withdrawal or change of the rating of any of the Borrower’s Indebtedness by Moody’s or S&P;

(v)          promptly after the sending or filing thereof, copies of all reports that the Borrower sends to any of its holders of common stock;

(vi)         promptly, and in any event within 10 Business Days, after a Responsible Officer has obtained knowledge of the commencement or occurrence thereof, notice of (A) any action, suit, investigation, litigation or proceeding before any Governmental Authority affecting any Loan Party or any of its Subsidiaries of the type described in Section 4.01(j) which could reasonably be expected to have a Material Adverse Effect; and (B) any other matter that has resulted or could reasonably be expected to result in a Material Adverse Effect;

(vii)        in addition to any information, records, reports, notices, or other documents required to be provided under subsections (A) through (D) below, any information provided by a Loan Party pursuant to this provision will include a written statement setting forth details as to such ERISA Event and the action, if any, that each Loan Party and its ERISA Affiliates propose to take with respect thereto.

(A)           Within 10 Business Days after any Loan Party knows or has reason to know that any ERISA Event has occurred which is reasonably likely to result in liability to the Loan Party in excess of $25,000,000, a statement of a Responsible Officer of the Borrower describing such ERISA Event and the action, if any, that such Loan Party or ERISA Affiliate has taken and proposes to take with respect thereto and (II) on the date any records, documents or other information must be furnished to the PBGC with respect to any Plan pursuant to ERISA, a copy of such records, documents and information.

(B)           Within 10 Business Days after receipt thereof by any Loan Party or any ERISA Affiliate from the sponsor of a Multiemployer Plan, copies of each notice concerning (1) the imposition of Withdrawal Liability by any such Multiemployer Plan, (2) the reorganization or termination, within the meaning of Title IV of ERISA, of any such Multiemployer Plan, if the amount of liability incurred, or that may be incurred, by such Loan Party in connection with any event described in clause (1) or (2) is reasonably likely to be in excess of $25,000,000.

(C)           Within 10 Business days after receipt thereof by any Loan Party or any ERISA Affiliate, copies of each notice from the PBGC of its intention to seek termination of any Plan or of the appointment of a trustee thereunder, which in either case is reasonably likely to result in liability to such Loan Party in excess of $25,000,000.

(D)           Within 10 Business Days of the occurrence of any event affecting any Plan which could result in the incurrence by any Loan Party or any ERISA Affiliate of any liability incurred, or that may be incurred, by any Loan Party under any post-retirement Welfare Plan that is reasonably likely to be in excess of $25,000,000, copies of all notices related thereto.

(viii)       such other information as any Bank through the Administrative Agent may from time to time reasonably request.

Information required to be delivered pursuant to Section 5.01(d)(i) or Section 5.01(d)(ii) shall be deemed to have been delivered on the date on which the Borrower provides notice to the Administrative Agent that such information has been posted on the Borrower’s website on the Internet at http://www.kbr.com or at another website identified in such notice and accessible by the Banks without charge; provided that the Borrower shall deliver paper copies of the information referred to in such Sections to the Administrative Agent for distribution to (x) any Bank to which the above referenced websites are for any reason not available if such Bank has so notified the Borrower and (y) any Bank that has notified the Borrower that it desires paper copies of all such information; provided further that the Administrative Agent shall notify the Banks as provided in Section 8.02 of any materials delivered pursuant to this Section 5.01(d) (other than clause (v) hereof).  Information required to be delivered pursuant to Section 5.01(d)(v) shall be deemed to have been delivered on the date when posted on a website as provided in the preceding sentence.

(e)           Inspections.  At any reasonable time and from time to time, in each case upon reasonable notice to the Borrower and subject to any applicable restrictions or limitations on access to any facility or information that is classified or restricted by contract or by law, regulation or governmental guidelines, permit each Bank to visit and inspect the properties of the Borrower or any Material Subsidiary of the Borrower, and to examine and make copies of and abstracts from the records and books of account of the Borrower and its Material Subsidiaries and discuss the affairs, finances and accounts of the Borrower and its Material Subsidiaries with its and their officers and independent accountants provided, however, that advance notice of any discussion with such independent public accountants shall be given to the Borrower and the Borrower shall have the opportunity to be present at any such discussion.

(f)            Keeping of Books.  Keep proper books of record and account, in which full and correct entries shall be made of all financial transactions and the assets and business of the Borrower and each Subsidiary in accordance with GAAP on a consolidated basis.

(g)           Maintenance of Properties, Etc.  Maintain and preserve, and cause each of its Material Subsidiaries to maintain and preserve, all of its material properties that are used or useful in the conduct of the business of the Borrower and its Material Subsidiaries, taken as a whole, in good working order and condition, ordinary wear and tear excepted.

(h)           Maintenance of Insurance.  Maintain, and cause each of its Material Subsidiaries to maintain, insurance with responsible and reputable insurance companies or associations in such amounts and covering such risks as is usually carried by companies engaged in similar businesses and owning similar properties in the same general areas in which the Borrower or such Material Subsidiary operates; provided that the Loan Parties shall be permitted to self-insure in such amounts and covering such risks as is usual and customary among companies engaged in similar businesses and owning similar properties in the same general areas in which the Borrower or such Material Subsidiary operates.

(i)            Transactions with Affiliates.  Conduct, and cause each of its Subsidiaries to conduct, all transactions with any Affiliate on terms that are fair and reasonable and no less favorable to the Borrower or such Subsidiary, than it would obtain in a comparable arm’s-length transaction with a Person not an Affiliate; provided, however, that the foregoing restriction shall not apply to transactions in the ordinary course of business between or among the Borrower and its Subsidiaries or to other transactions between or among the Borrower and its wholly-owned Subsidiaries.

(j)            Covenant to Guarantee Obligations.  Upon the (i) formation or acquisition of any new direct or indirect Material Domestic Subsidiary by any Loan Party or (ii) if a Subsidiary of any Loan Party becomes a Material Domestic Subsidiary, at the Borrower’s expense:  (A) within 10 Business Days after such formation or acquisition or in case of clause (ii) above, within 10 days after the delivery of the financial statements required by Section 5.01(d) for the fiscal quarter during which such Subsidiary becomes a Material Domestic Subsidiary, cause each such Material Domestic Subsidiary to duly execute and deliver to the Administrative Agent a supplement to the Guarantee, in form and substance reasonably satisfactory to the Administrative Agent, guaranteeing the other Loan Parties’ Obligations under the Loan Documents (each a “Guarantee Supplement”); (B) within 60 days after such request, formation or acquisition, deliver to the Administrative Agent, upon the request of the Administrative Agent in its sole discretion, a signed copy of a favorable opinion, addressed to the Administrative Agent and the Banks, of counsel for the Loan Parties reasonably acceptable to the Administrative Agent as to (1) such Guarantee Supplement being the legal, valid and binding obligations of each additional Subsidiary Guarantor party thereto enforceable in accordance with its terms and (2) such other matters as the Administrative Agent may reasonably request; and (C) at any time and from time to time, promptly execute and deliver, and cause each Loan Party and each such additional Subsidiary Guarantor to execute and deliver, any and all further instruments and documents and take, and cause each Loan Party and each such additional Subsidiary Guarantor to take, all such other action as the Administrative Agent may reasonably deem necessary or desirable in obtaining the full benefits of the Guarantee.  In addition, the Borrower (i) shall comply with the requirements set forth in the definition of “Subsidiary Guarantor” and (ii) may cause any other Subsidiary to become a Subsidiary Guarantor by delivering a Guarantee Supplement to the Guarantee and within 60 days thereafter, deliver to the Administrative Agent, upon the request of the Administrative Agent in its sole discretion, a signed copy of a favorable opinion, addressed to the Administrative Agent and the Banks, of counsel for the Loan Parties reasonably acceptable to the Administrative Agent as to (A) such Guarantee Supplement being the legal, valid and binding obligations of each additional Subsidiary Guarantor party thereto enforceable in accordance with its terms and (B) such other matters as the Administrative Agent may reasonably request.

Section 5.02          Negative Covenants.  So long as any Advance or any other amount payable by the Borrower hereunder or under any other Loan Document shall remain unpaid, any Letter of Credit shall be outstanding or any Bank shall have any Commitment hereunder, the Borrower will not, without the written consent of the Required Banks:

(a)           Liens, Etc.  Create or suffer to exist, or permit any of its Subsidiaries to create or suffer to exist, any Lien on or with respect to any of its Properties whether now owned or hereafter acquired or assign, or permit any of its Subsidiaries to assign, any accounts or other right to receive income, except:

(i)            Liens on or with respect to any of the properties of the Borrower and any of its Subsidiaries existing on the date hereof and set forth on Schedule 5.02(a)(i);

(ii)           (A) Liens upon or in property acquired (including acquisitions through merger or consolidation) or constructed or improved by the Borrower or any of its Subsidiaries including general intangibles, proceeds and improvements, accessories and upgrades thereto and created contemporaneously with, or within 12 months after, such acquisition or the completion of construction or improvement, to secure Indebtedness (including Capitalized Leases) incurred to finance the payment of all or a portion of the purchase price of such property or the cost of construction or improvements thereon, as the case may be and (B) Liens on property (including any unimproved portion of partially improved property) of the Borrower or any of its Subsidiaries created within 12 months of completion of construction of a new plant or plants on such property to secure Indebtedness incurred to finance such construction (including Indebtedness incurred to finance such construction if, in the opinion of the Borrower, such property or such portion thereof was prior to such construction substantially unimproved for the use intended by the Borrower); provided, however, no such Lien shall extend to or cover any property other than the property being acquired, constructed or improved (including any unimproved portion of a partially improved property) including general intangibles, proceeds and improvements, accessories and upgrades thereto;

(iii)          Any Lien existing on any property including general intangibles, proceeds and improvements, accessories and upgrades thereto prior to the acquisition (including acquisition through merger or consolidation) thereof by the Borrower or any of its Subsidiaries or existing on any property of any Person that becomes a Subsidiary after the date hereof prior to the time such Person becomes a Subsidiary, provided that such a Lien is not created in contemplation or in connection with such acquisition or such Person becoming a Subsidiary and no such Lien shall be extended to cover property other than the asset being acquired including general intangibles proceeds and improvements, accessories and upgrades thereto;

(iv)           Liens to secure any extension, renewal, refunding or replacement (or successive extensions, renewals, refinancing, refundings or replacements), in whole or in part, of any Indebtedness secured by any Lien referred to in clauses (ii) and (iii); provided that (A) the principal amount of the Indebtedness secured thereby is no greater than the outstanding principal amount of such Indebtedness immediately before such extension, renewal, refinancing, refunding or replacement and (B) such Lien shall only extend to such assets as are already subject to a Lien in respect of such Indebtedness;

(v)           (A) Liens on Equity Interests in (and assets of) any Project Finance Subsidiary, so long as such Liens secure only Project Financing and (B) Liens on property acquired or constructed with the proceeds of Permitted Non-Recourse Indebtedness so long as such Liens secure only such Permitted Non-Recourse Indebtedness;

(vi)          (A) Liens on Equity Interests in any Joint Venture and Liens on assets of a JV Subsidiary to secure Joint Venture Debt of such Joint Venture.  “Joint Venture Debt” shall mean Indebtedness and other obligations of a JV Subsidiary or of a Joint Venture owned by a JV Subsidiary as to which the creditors will not, pursuant to the terms in the agreements governing such Indebtedness, have any recourse to the Equity Interests in or assets of the Borrower or any Subsidiary, other than the assets of such JV Subsidiary and the assets of such Joint Venture, provided that neither the Borrower nor any Subsidiary (other than such JV Subsidiary) (i) provides any direct or indirect credit support, including any undertaking, agreement or instrument that would constitute Indebtedness or (ii) is otherwise directly or indirectly liable for such Indebtedness;

(vii)         Customary Permitted Liens;

(viii)        Liens on cash collateral securing reimbursement obligations in respect of (A) letters of credit listed on Schedule 5.02(a)(viii) in the amounts and with the maturity dates set forth therein and (B) letters of credit, acceptances and bank guarantees, provided that the aggregate principal amount of obligations secured by Liens permitted by this clause (viii)(B) shall not exceed at any time in the aggregate the sum of (1) $150,000,000 plus (2) the aggregate amount of letters of credit which had been Extended Letters of Credit but ceased to be Letters of Credit hereunder following being cash collateralized as contemplated by Section 2.01(b) hereof;

(ix)           in addition to the Liens on cash collateral permitted by the preceding clause (viii), in the event that the aggregate Letter of Credit Commitments at any time are less than the aggregate Revolving Credit Commitments at such time (the “Gap Amount”) and the Borrower and/or its Subsidiaries obtain letters of credit issued for its or their account in a face amount not to exceed the Gap Amount, the Borrower shall be permitted to pledge cash collateral to secure such letters of credit in an amount not to exceed an amount equal to the aggregate Unused Revolving Credit Commitments at such time (calculated immediately prior to giving effect to such cash collateral pledge), provided however, that to the extent such cash collateral is not funded with Advances that remain outstanding hereunder, the Unused Revolving Credit Commitments under this Agreement shall be calculated as though the full amount of any such cash collateral were funded through Advances that remain outstanding hereunder;

(x)           Liens securing obligations under surety bonds issued in the ordinary course of the Borrower’s and its Subsidiaries’ business and indemnification agreements related thereto on assets related to the work bonded by such surety bonds, including equipment, property, contracts, distributions and accounts related thereto and cash collateral required thereby;

(xi)          banker’s Liens, Liens in favor of securities intermediaries, rights of setoff and other similar Liens existing solely with respect to cash and Cash Equivalents on deposit in one or more accounts maintained by the Borrower, in each case granted in the ordinary course of business in favor of the bank or other securities intermediary with which such an account is maintained, securing amounts owing to such bank or other securities intermediary with respect to cash management and operating account arrangements, including those involving pooled accounts and netting arrangements; provided that in no case shall any such Liens secure (either directly or indirectly) the repayment of any Indebtedness other than customary liability for account overdrafts;

(xii)         Liens arising out of judgments, attachments or awards not resulting in an Event of Default or Default under Section 6.01(f) or (h);

(xiii)        Liens consisting of Capitalized/Operating Leases;

(xiv)        other Liens incurred in the ordinary course of business of the Borrower and its Subsidiaries securing Indebtedness that does not in the aggregate exceed at any time outstanding $75,000,000.

(b)           Indebtedness of Subsidiaries.  Permit any of its Subsidiaries to create, incur, assume or suffer to exist, any Indebtedness, except:

(i)            Indebtedness under the Loan Documents;

(ii)           Indebtedness of Subsidiaries outstanding on the Effective Date specified in Schedule 5.02(b)(ii) (“Existing Debt”) and any refinancings, refundings, renewals, replacements or extensions thereof; provided that the aggregate principal amount of all such Indebtedness is not increased at the time of any such refinancing, refunding, renewal, replacement or extension except by an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such refinancing, refunding, renewal, replacement or extension;

(iii)          Indebtedness of any Person that becomes a Subsidiary of any Loan Party or is merged or consolidated into a Subsidiary of any Loan Party after the date hereof in accordance with the terms of Section 5.02(d), which Indebtedness is existing at the time such Person becomes a Subsidiary of such Loan Party or at the time of such merger or consolidation, as the case may be (other than Indebtedness incurred solely in contemplation of such Person becoming a Subsidiary of such Loan Party);

(iv)         Indebtedness owed to the Borrower or to other Subsidiaries;

(v)          Reimbursement obligations of a Subsidiary in respect of letters of credit, surety bonds, acceptances and bank guarantees issued for the account of such Subsidiary in the ordinary course of such Subsidiary’s business;

(vi)         Indebtedness in respect of (A) purchase money obligations and Capitalized Leases and refinancings or renewals thereof secured by Liens of the type permitted by Section 5.02(a)(ii), in an aggregate principal amount not to exceed $200,000,000 at any time outstanding, and (B) other Capitalized/Operating Leases;

(vii)        Obligations in respect of worker’s compensation claims, self insurance obligations, reimbursement obligations in respect of appeal bonds and obligations under completion guaranties, in each case incurred by a Subsidiary in the ordinary course of its business;

(viii)       Indebtedness in respect of any Project Financing and other Permitted Non-Recourse Indebtedness; and

(ix)          unsecured Indebtedness not to exceed $100,000,000 in aggregate principal amount at any time outstanding.

(c)           Change in Nature of Business.  Make any material change in the nature of the business of the Borrower and its Subsidiaries as carried on at the date hereof, taken as a whole.

(d)           Mergers, Etc.  Merge or consolidate with or into, or convey, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions), all or substantially all of its assets (whether now owned or hereafter acquired) to, any Person; provided, however, that:

(i)            the Borrower may merge with a Person if (A) the Borrower is the surviving corporation, and (B) after giving effect to such merger no Default or Event of Default shall have occurred and all representations and warranties shall be true and correct;

(ii)           any Subsidiary may merge with any one or more Subsidiaries, provided that if a Subsidiary Guarantor (or a Subsidiary thereof) is a party to such transaction, a Subsidiary Guarantor (or a Subsidiary thereof) shall be the continuing or surviving Person, and if a Domestic Subsidiary is a party to such transaction, a Domestic Subsidiary shall be the surviving or continuing Person; and

(iii)          any Subsidiary may convey, transfer, lease or otherwise dispose of all or a substantial part of its assets to the Borrower or to another Subsidiary; provided, however, if the transferor is a Subsidiary Guarantor (or a Subsidiary thereof), the transferee shall be a Subsidiary Guarantor (or a Subsidiary thereof).

(e)           Sales, Etc., of Assets.  Sell, lease, transfer or otherwise dispose of (each, a “Disposition”), or permit any of its Subsidiaries to make any Disposition of, any assets, except:

(i)            sales of inventory in the ordinary course of its business and the granting of any option or other right to purchase, lease or otherwise acquire inventory in the ordinary course of its business;

(ii)           in a transaction authorized by Section 5.02(d);

(iii)          sales, transfers or other dispositions of assets among the Borrower and its Subsidiaries; provided, however no Subsidiary Guarantor shall be permitted to transfer, lease or otherwise dispose of, all or substantially all of its assets to a foreign Subsidiary of the Borrower (as used in this subsection (iii), “foreign Subsidiary” means a Subsidiary that is not a Domestic Subsidiary);

(iv)          goods, equipment or other property that are, in the reasonable opinion of the Borrower or such Subsidiary, obsolete or unproductive or utilized as trade-in for goods, equipment or other property of at least comparable value;

(v)           in order to resolve disputes that occur in the ordinary course of business, Borrower and its Subsidiaries may discount or otherwise compromise for less than the face value thereof, notes or accounts receivable;

(vi)          licenses or sublicenses by Borrower and its Subsidiaries of software, trademarks, patents and other intellectual property and leases of real property interests in the ordinary course of business and which do not materially interfere with the business of Borrower or any of its Subsidiaries;

(vii)         transfers of condemned property to the respective Governmental Authority that has condemned the same (whether by deed in lieu of condemnation or otherwise), and transfers of properties that have been subject to a casualty to the respective insurer of such property or its designee as part of an insurance settlement;

(viii)        sales, transfers or other dispositions by the Borrower or any of its Subsidiaries of Equity Interests (and assets of) in Project Finance Subsidiaries and joint venture interests held by the Borrower or any of its Subsidiaries;

(ix)          dispositions by the Borrower or any of its Subsidiaries of assets with an aggregate book value not to exceed $100,000,000 during any fiscal year of the Borrower (plus any sales, transfers or other dispositions the net cash proceeds of which are reinvested in equipment or other productive assets within one year of such sale, transfer or other disposition); and

(x)           the sale by the Borrower and its Subsidiaries of the Nigg, Scotland fabrication yard.

(f)           Investments in Other Persons.  Make or hold, or permit any of its Subsidiaries to make or hold, any Investment in any Person, except:

(i)            Investments existing on the date hereof;

(ii)           Investments by the Borrower and its Subsidiaries in their Subsidiaries (including, if as a result of such Investment (A) a Person becomes a Subsidiary of the Borrower) or (B) a Person is merged, consolidated or amalgamated with or into, or conveys substantially all of its assets to, or is liquidated into, the Borrower or a Subsidiary; provided that any advances and guarantees by the Borrower and its Subsidiaries in favor of their respective Subsidiaries (other than Subsidiary Guarantors) shall be in the ordinary course of business consistent with past practices; and provided further that any such merger is permitted by Section 5.02(d);

(iii)          any Investment in Cash Equivalents;

(iv)          Investments with the net cash proceeds from the sale of Equity Interests in the Borrower, and any acquisition of assets solely in exchange for an issuance of Equity Interests of the Borrower; and

(v)           Investments in (A) Allenby Connaught not to exceed an aggregate amount of $105,000,000, (B) Egypt Basic Industries Company (EBIC) not to exceed an aggregate amount of $22,500,000 and (C) other joint ventures and other minority interests not to exceed $250,000,000, in each case at any time outstanding and in each case plus the net cash proceeds of sales of Investments made pursuant to this Section 5.02(f)(v) and sales of other minority interests and dividends and distributions (including repayment of loans and advances) received from Project Finance Subsidiaries and Joint Ventures and from Investments made pursuant to this Section 5.02(f)(v).

For purposes of this Section 5.02(f), the amount of an Investment shall be determined as of the date of such Investment, and such amount shall be equal to the cash amount or the fair market value of other property or asset invested.

(g)           Restricted Payments.  Purchase, redeem, retire, defease or otherwise acquire for value any of its Equity Interests now or hereafter outstanding, return any capital to its stockholders, partners or members (or the equivalent Persons thereof) as such, or permit any of its Subsidiaries to do any of the foregoing, or permit any of its Subsidiaries to purchase, redeem, retire, defease or otherwise acquire for value any Equity Interests in the Borrower or in a Subsidiary other than a wholly-owned Subsidiary, except that, so long as no Default or Event of Default shall have occurred and be continuing at the time of any action described below or would result therefrom:

(i)            Borrower may purchase any of its Equity Interests provided that the aggregate purchase price paid from and after the Effective Date, when added to the amount of dividends paid from and after the Effective Date (other than dividends payable in Equity Interests), shall not exceed $400 million (such amount, as decreased by any such dividends and/or purchases, the “Distribution Cap”), provided that no such purchases shall be made from the proceeds of a Borrowing hereunder.  In the event that the Borrower issues additional Equity Interests in the form of common stock after the Borrower shall have paid any such dividends and/or made any such purchases, the Distribution Cap shall be replenished by (i) the amount of the net cash proceeds of the issuance of any such Equity Interests and/or (ii) the amount of any portion of the purchase price for an Investment permitted by Section 5.02(f)(ii) paid by the issuance of any such Equity Interests, so long as, in the case of either of clauses (i) and (ii), the Distribution Cap does not exceed $400 million at any time; and

(ii)           the Borrower or any Subsidiary of the Borrower may redeem, repurchase, retire or otherwise acquire any of its Equity Interests in connection with a compensation plan, program or practice, provided that the aggregate price paid from and after the Effective Date for all such repurchased, redeemed, acquired or retired Equity Interests shall not exceed $25 million in any fiscal year of the Borrower.

(h)           Accounting Changes.  Make or permit, or permit any of its Subsidiaries to make or permit, any change in (i) accounting policies or reporting practices, except as required or permitted by GAAP, or (ii) fiscal year.

(i)            Use of Proceeds.  Use the proceeds of any Advance or any Letter of Credit for any purpose other than for working capital and general corporate purposes of the Borrower and its Subsidiaries; or use any such proceeds (i) in a manner which violates or results in a violation of any law or regulation, (ii) to purchase or carry any margin stock (as defined in Regulation U), (iii) to extend credit for the purpose of purchasing or carrying any margin stock (as defined in Regulation U), or (iv) to pay dividends or repurchase any Equity Interests in the Borrower or any Subsidiary.

(j)            Restrictive Agreements.  Enter into or be a party to, or permit any of its Subsidiaries to enter into or be a party to, any agreement or other arrangement that

(i)            prohibits or otherwise limits the ability (A) of the Borrower or any Subsidiary to create, incur or permit to exist any Lien upon any of its property to secure the Obligations, (B) of any Subsidiary (other than a Project Finance Subsidiary) to pay dividends or other distributions in respect of its Equity Interests (whether in cash, securities or otherwise) to, or transfer property to, the Borrower or any Subsidiary Guarantor, or (C) of any Subsidiary to repay loans or advances to the Borrower or any Subsidiary Guarantor; provided that the foregoing restrictions in this clause (j)(i) shall not apply to restrictions and conditions (1) imposed by law or by any Loan Document, (2) contained in agreements relating to the sale of a Subsidiary pending such sale, provided such restrictions and conditions apply only to the Subsidiary that is to be sold, or (3) imposed by any agreement relating to any Indebtedness secured by Liens permitted under Section 5.02(a) provided that such restrictions or conditions relate only to the property covered by such Liens; and provided further that the above clause (j)(i)(A) shall not apply to customary provisions in leases and other contracts restricting the assignment thereof; or

(ii)           requires that if a Lien is granted to secure the Obligations, a Lien must also be granted to secure the obligations of such Person under such agreement.

Section 5.03          Financial Covenants.  So long as any Advance or any other amount payable by the Borrower hereunder or under any other Loan Document shall remain unpaid, any Letter of Credit shall be outstanding or any Bank shall have any Commitment hereunder, the Borrower:

(a)           Consolidated Debt to Consolidated EBITDA.  Shall not permit, as of the last day of any fiscal quarter, the ratio of Consolidated Debt to Consolidated EBITDA, for the four fiscal quarters ending on such date, to be greater than 3.50 to 1.00.

(b)           Consolidated Net Worth.  Shall maintain at all times a Consolidated Net Worth of not less than the sum of (i) $2,000,000,000.00, plus (ii) an amount equal to 50% of the Consolidated Net Income earned in each fiscal quarter ending on or after September 30, 2009 (with no deduction for a net loss in any such fiscal quarter) plus (iii) an amount equal to 100% of the aggregate increases in Shareholders’ Equity of the Borrower after the date hereof by reason of the issuance and sale of Equity Interests of the Borrower or any Subsidiary (other than issuances to the Borrower or a wholly-owned Subsidiary), including upon any conversion of debt securities of the Borrower into such Equity Interests.

ARTICLE VI

EVENTS OF DEFAULT

Section 6.01          Events of Default.  If any of the following events (“Events of Default”) shall occur and be continuing:

(a)           (i) The Borrower shall fail to pay any principal of any Advance when the same becomes due and payable, whether at the due date thereof or by acceleration thereof or otherwise or (ii) the Borrower shall fail to pay any interest on any Advance or any fees hereunder or other amount payable hereunder, or any Loan Party shall fail to make any other payment under any Loan Document, in each case under this clause (ii), within three Business Days of when the same becomes due and payable, whether at the due date thereof or by acceleration thereof or otherwise; or

(b)           Any representation, warranty or certification made by any Loan Party (or any of its Responsible Officers) herein pursuant to or in connection with any Loan Document or in any certificate or document furnished to any Bank pursuant to or in connection with any Loan Document, or any representation or warranty deemed to have been made by any Loan Party pursuant to Section 3.02, shall prove to have been incorrect or misleading in any material respect when made or so deemed to have been made; or

(c)           (i) The Borrower shall fail to perform or observe any term, covenant or agreement contained in Section 2.21(a)(ii)(A), Section 5.01(b), (e), (i) or (j), Section 5.02 or Section 5.03 of this Agreement; or (ii) any Loan Party shall fail to perform or observe any other term, covenant or agreement contained in this Agreement on its part to be performed or observed (other than any term, covenant or agreement covered by Section 6.01(a)) and, in each case under this clause (ii), such failure shall remain unremedied for 30 days after notice thereof shall have been given to such Loan Party by the Administrative Agent or by any Bank; or

(d)           (i) Any Loan Party or any of its Material Subsidiaries shall fail to pay any principal of, premium or interest on or any other amount payable in respect of any Indebtedness of such Loan Party or such Material Subsidiary (as the case may be) that is outstanding in a principal amount of at least $100,000,000 either individually or in the aggregate for all such Loan Parties and Material Subsidiaries (but excluding Indebtedness outstanding hereunder), when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Indebtedness; or any other event shall occur or condition shall exist under any agreement or instrument relating to any such Indebtedness and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate, or to permit the acceleration of, the maturity of such Indebtedness or otherwise to cause, or to permit the holder thereof to cause, such Indebtedness to mature; or any such Indebtedness shall become due prior to its stated maturity (other than by a regularly-scheduled required payment and mandatory prepayments from proceeds of asset sales, debt incurrence, excess cash flow, equity issuances and insurance proceeds); provided that for the avoidance of doubt the parties acknowledge and agree that any payment required to be made under a guarantee described in the definition herein of Indebtedness shall be due and payable at the time such payment is due and payable under the terms of such guarantee (taking into account any applicable grace period) and such payment shall not be deemed to have been accelerated or have become due as a result of the obligation guaranteed having become due; or (ii) any Loan Party or any of its Material Subsidiaries shall fail to pay when due any amount owed in respect of any Hedging Obligation in an amount equal to or greater than $100,000,000 either individually or in the aggregate for all such Loan Parties and Material Subsidiaries; or

(e)           Any Loan Party or any Material Subsidiary of any Loan Party shall be adjudicated a bankrupt or insolvent by a court of competent jurisdiction, or generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against any Loan Party or any such Material Subsidiary seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its Property and, in the case of any such proceeding instituted against it (but not instituted by it), either such proceeding shall remain undismissed or unstayed for a period of 90 days, or any of the actions sought in such proceeding (including the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, it or for any substantial part of its Property) shall occur; or such Loan Party or any such Material Subsidiary shall take any corporate or organizational action to authorize any of the actions set forth above in this subsection (e); or

(f)           One or more final, non-appealable judgments or orders by a court of competent jurisdiction for the payment of money in excess of $100,000,000 in the aggregate (to the extent not covered by insurance available from a financially sound insurer that has acknowledged coverage) shall be rendered against any Loan Party or any Material Subsidiary of any Loan Party and either (i) enforcement proceedings are commenced by a creditor upon such judgment or order or (ii) any such judgment or order shall remain undischarged and unstayed for a period of 30 days; or

(g)           Any judgment, writ, warrant of attachment or execution or similar process shall be issued or levied against a substantial part of the property of any Loan Party or any Material Subsidiary of any Loan Party and such judgment, writ, warrant of attachment or execution or similar process shall not be released, stayed, vacated or fully bonded within 30 days after its issue or levy; or

(h)           Any non monetary judgment or order by a court or Governmental Authority of competent jurisdiction shall be rendered against any Loan Party or any Subsidiary of any Loan Party that could reasonably be likely to have a Material Adverse Effect, and either (i) enforcement proceedings are commenced by a creditor upon such judgment or order or (ii) any such judgment or order shall remain undischarged and unstayed for a period of 30 days; or

(i)           Any provision of any Loan Document after delivery thereof pursuant to Section 3.01 or 5.01(j) shall for any reason cease to be valid and binding on or enforceable against any Loan Party party to it, or any such Loan Party shall so state in writing; or

(j)           A Change of Control shall occur; or

(k)           Any Loan Party shall incur, or, in the reasonable opinion of the Required Banks, shall be reasonably likely to incur liability in excess of $100,000,000 in the aggregate as a result of the occurrence of an ERISA Event or the termination of a Multiemployer Plan;

then, and in any such event, the Administrative Agent (i) shall at the request, or may with the consent, of the Required Banks, by notice to the Borrower, declare the obligation of each Bank to make Advances (other than Letter of Credit Advances by an Issuing Bank or a Bank pursuant to Section 2.03(d)) and of each Issuing Bank to issue Letters of Credit to be terminated, whereupon the same (and all of the Commitments) shall forthwith terminate, (ii) shall at the request, or may with the consent, of the Required Banks, by notice to the Borrower, declare the Advances, all interest thereon and all other amounts payable under this Agreement to be forthwith due and payable, whereupon the Advances, all such interest and all such other amounts shall become and be forthwith due and payable, and (iii) the obligation of the Borrower to deposit Cash Collateral as described in Section 6.02 shall automatically be effective, in each case, without presentment, demand, protest, notice of intent to accelerate, notice of acceleration or any other notice of any kind, all of which are hereby expressly waived by the Borrower, and (iv) shall at the request, or may with the consent, of the Required Banks, exercise on behalf of itself and the Banks all rights and remedies available to it and the Banks under the Loan Documents; provided, however, that in the event of any actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Code, (A) the Commitment of each Bank and the obligation of each Bank to make Advances (other than Letter of Credit Advances by an Issuing Bank or a Bank pursuant to Section 2.03(d)) and of each Issuing Bank to issue Letters of Credit shall automatically be terminated, and (B) the Advances, all interest thereon and all other amounts payable under this Agreement shall automatically and immediately become and be due and payable, without presentment, demand, protest, notice of intent to accelerate, notice of acceleration, or any other notice of any kind, all of which are hereby expressly waived by the Borrower.

Section 6.02          Actions in Respect of the Letters of Credit upon Default.  If any Event of Default shall have occurred and be continuing, the Administrative Agent may, or shall at the request of the Required Banks, irrespective of whether it is taking any of the actions described in Section 6.01 or otherwise, make demand upon the Borrower to, and forthwith upon such demand the Borrower will, pay to the Administrative Agent on behalf of the Banks in same day funds at the Administrative Agent’s office designated in such demand, for deposit in the L/C Cash Collateral Account, an amount equal to the aggregate Available Amount of all Letters of Credit then outstanding.  If at any time the Administrative Agent determines that any funds held in the L/C Cash Collateral Account are subject to any right or claim of any Person other than the Administrative Agent and the Banks or that the total amount of such funds is less than the aggregate Available Amount of all Letters of Credit, the Borrower will, forthwith upon demand by the Administrative Agent, pay to the Administrative Agent, as additional funds to be deposited and held in the L/C Cash Collateral Account, an amount equal to the excess of (a) such aggregate Available Amount over (b) the total amount of funds, if any, then held in the L/C Cash Collateral Account that the Administrative Agent determines to be free and clear of any such right and claim.  Upon the drawing of any Letter of Credit for which funds are on deposit in the L/C Cash Collateral Account, such funds shall be applied to reimburse the relevant Issuing Bank or the Banks, as applicable, to the extent permitted by applicable law.  If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other obligations, if any, in the order set forth below.

Section 6.03          Application of Funds.  After the exercise of remedies provided for in this Article VI (or after the Advances have automatically become immediately due and payable as set forth in the proviso to at the end of Section 6.01), any amounts received on account of the Obligations shall be applied by the Administrative Agent in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Administrative Agent and amounts payable under Article II) payable to the Administrative Agent in its capacity as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal, interest and Letter of Credit Fees) payable to the Banks and the Issuing Banks (including fees, charges and disbursements of counsel to the respective Banks and Issuing Banks) and amounts payable under Article II, ratably among them in proportion to the respective amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid Letter of Credit Fees and interest on the Advances, Letter of Credit Advances and other Obligations arising under the Loan Documents, ratably among the Banks and the Issuing Banks in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Advances and Letter of Credit Advances, ratably among the Banks and the Issuing Banks in proportion to the respective amounts described in this clause Fourth held by them;

Fifth, to the Administrative Agent for the account of the Issuing Banks, to Cash Collateralize that portion of L/C Exposure comprised of the aggregate undrawn amount of Letters of Credit; and

Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by applicable law.

ARTICLE VII
THE ADMINISTRATIVE AGENT

Section 7.01          Appointment and Authority.  Each of the Banks and the Issuing Banks hereby irrevocably appoints Citibank to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto.  The provisions of this Article are solely for the benefit of the Administrative Agent, the Banks and the Issuing Banks, and neither the Borrower nor any other Loan Party shall have rights as a third party beneficiary of any such provisions.

Section 7.02          Duties of Administrative Agent; Exculpatory Provisions.

(a)           The Administrative Agent’s duties hereunder and under the other Loan Documents are solely ministerial and administrative in nature and the Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents.  Without limiting the generality of the foregoing, the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, but shall be required to act or refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the written direction of the Required Banks (or such other number or percentage of the Banks as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent or any of its Affiliates to liability or that is contrary to any Loan Document or applicable law.

(b)           The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Banks (or such other number or percentage of the Banks as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Section 6.01, Section 6.02 and Section 8.01) or (ii) in the absence of its own gross negligence or willful misconduct.  The Administrative Agent shall be deemed not to have knowledge of any Default or the event or events that give or may give rise to any Default unless and until the Borrower or any Bank shall have given notice to the Administrative Agent describing such Default and such event or events.

(c)           Neither the Administrative Agent nor any member of the Agent’s Group shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation or other information made or supplied in or in connection with this Agreement, any other Loan Document or the Information Memorandum, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith or the adequacy, accuracy and/or completeness of the information contained therein, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or the perfection or priority of any Lien or security interest created or purported to be created hereunder or thereunder or (v) the satisfaction of any condition set forth in Article III or elsewhere herein, other than (but subject to the foregoing clause (ii)) to confirm receipt of items expressly required to be delivered to the Administrative Agent.

(d)           Nothing in this Agreement or any other Loan Document shall require the Administrative Agent or any of its Related Parties to carry out any “know your customer” or other checks in relation to any person on behalf of any Bank and each Bank confirms to the Administrative Agent that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by the Administrative Agent or any of its Related Parties.

Section 7.03          Reliance by Administrative Agent.  The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person.  The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon.  In determining compliance with any condition hereunder to the making of an Advance, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Bank or Issuing Bank, the Administrative Agent may presume that such condition is satisfactory to such Bank or Issuing Bank unless the Administrative Agent shall have received notice to the contrary from such Bank or Issuing Bank prior to the making of such Advance or the issuance of such Letter of Credit.  The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

Section 7.04           Rights as a Bank.

(a)           The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Bank as any other Bank and may exercise the same as though it were not the Administrative Agent and the term “Bank” or “Banks” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity.  Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Banks.

(b)           Each Bank understands that the Person serving as Administrative Agent, acting in its individual capacity, and its Affiliates (collectively, the “Agent’s Group”) are engaged in a wide range of financial services and businesses (including investment management, financing, securities trading, corporate and investment banking and research) (such services and businesses are collectively referred to in this Section 7.04(b) as “Activities”) and may engage in the Activities with or on behalf of one or more of the Loan Parties or their respective Affiliates.  The Agent’s Group may, in undertaking the Activities, engage in trading in financial products or undertake other investment businesses for its own account or on behalf of others (including the Loan Parties and their Affiliates and including holding, for its own account or on behalf of others, equity, debt and similar positions in the Borrower, another Loan Party or their respective Affiliates), including trading in or holding long, short or derivative positions in securities, loans or other financial products of one or more of the Loan Parties or their Affiliates.  Each Bank understands and agrees that in engaging in the Activities, the Agent’s Group may receive or otherwise obtain information concerning the Loan Parties or their Affiliates (including information concerning the ability of the Loan Parties to perform their respective Obligations hereunder and under the other Loan Documents) which information may not be available to the Banks that are not members of the Agent’s Group.  None of the Administrative Agent nor any member of the Agent’s Group shall have any duty to disclose to any Bank or use on behalf of the Banks, and shall not be liable for the failure to so disclose or use, any information about or derived from the Activities or otherwise (including any information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any Loan Party or any Affiliate of any Loan Party) or to account for any revenue or profits obtained in connection with the Activities, except that the Administrative Agent shall deliver or otherwise make available to each Bank such documents as are expressly required by any Loan Document to be transmitted by the Administrative Agent to the Banks.

(c)           Each Bank further understands that there may be situations where members of the Agent’s Group or their respective customers (including the Loan Parties and their Affiliates) either now have or may in the future have interests or take actions that may conflict with the interests of any one or more of the Banks (including the interests of the Banks hereunder and under the other Loan Documents).  Each Bank agrees that no member of the Agent’s Group is or shall be required to restrict its activities as a result of the Person serving as Administrative Agent being a member of the Agent’s Group, and that each member of the Agent’s Group may undertake any Activities without further consultation with or notification to any Bank.  None of (i) this Agreement nor any other Loan Document, (ii) the receipt by the Agent’s Group of information (including Information (as such term is used in Section 8.15)) concerning the Loan Parties or their Affiliates (including information concerning the ability of the Loan Parties to perform their respective Obligations hereunder and under the other Loan Documents) nor (iii) any other matter shall give rise to any fiduciary, equitable or contractual duties (including without limitation any duty of trust or confidence) owing by the Administrative Agent or any member of the Agent’s Group to any Bank including any such duty that would prevent or restrict the Agent’s Group from acting on behalf of customers (including the Loan Parties or their Affiliates) or for its own account.

Section 7.05          Bank Credit Decision.

(a)           Each Bank and Issuing Bank confirms to the Administrative Agent, each other Bank and Issuing Bank and each of their respective Related Parties that it (i) possesses (individually or through its Related Parties) such knowledge and experience in financial and business matters that it is capable, without reliance on the Administrative Agent, any other Bank, any other Issuing Bank or any of their respective Related Parties, of evaluating the merits and risks (including tax, legal, regulatory, credit, accounting and other financial matters) of (A) entering into this Agreement, (B) making Advances and other extensions of credit hereunder and under the other Loan Documents and (C) in taking or not taking actions hereunder and thereunder, (ii) is financially able to bear such risks and (iii) has determined that entering into this Agreement and making Advances and other extensions of credit hereunder and under the other Loan Documents is suitable and appropriate for it.

(b)           Each Bank and Issuing Bank acknowledges that (i) it is solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with this Agreement and the other Loan Documents, (ii) that it has, independently and without reliance upon the Administrative Agent or any other Bank or any of their respective Related Parties, made its own appraisal and investigation of all risks associated with, and its own credit analysis and decision to enter into, this Agreement based on such documents and information, as it has deemed appropriate and (iii) it will, independently and without reliance upon the Administrative Agent or any other Bank or any of their respective Related Parties continue to be solely responsible for making its own appraisal and investigation of all risks arising under or in connection with, and its own credit analysis and decision to take or not take action under, this Agreement and the other Loan Documents based on such documents and information as it shall from time to time deem appropriate, which may include, in each case:

(i)            the financial condition, status and capitalization of the Borrower and each other Loan Party;

(ii)           the legality, validity, effectiveness, adequacy or enforceability of this Agreement and each other Loan Document and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Loan Document;

(iii)          determining compliance or non-compliance with any condition hereunder to the making of an Advance, or the issuance of a Letter of Credit and the form and substance of all evidence delivered in connection with establishing the satisfaction of each such condition;

(iv)          the adequacy, accuracy and/or completeness of the Information Memorandum and any other information delivered by the Administrative Agent, any other Bank or by any of their respective Related Parties under or in connection with this Agreement or any other Loan Document, the transactions contemplated hereby and thereby or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Loan Document.

Section 7.06          Delegation of Duties.  The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent.  The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties.  Each such sub-agent and the Related Parties of the Administrative Agent and each such sub-agent shall be entitled to the benefits of all provisions of this Article VII and Section 8.04 (as though such sub-agents were the “Administrative Agent” under the Loan Documents) as if set forth in full herein with respect thereto.

Section 7.07          Resignation; Replacement of Administrative Agent.

(a)           Administrative Agent.  The Administrative Agent may at any time give notice of its resignation to the Banks, the Issuing Banks and the Borrower.  Upon receipt of any such notice of resignation, the Required Banks shall have the right, in consultation with the Borrower, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States.  If no such successor shall have been so appointed by the Required Banks and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Banks and the Issuing Banks, appoint a successor Administrative Agent meeting the qualifications set forth above provided that if the Administrative Agent shall notify the Borrower and the Banks that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (i) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Banks or the Issuing Bank under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (ii) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Bank and Issuing Bank directly, until such time as the Required Banks appoint a successor Administrative Agent as provided for above in this paragraph.  Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section 7.07(a)).  The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor.  After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 8.04 shall continue in effect for the benefit of such retiring Administrative Agent, its sub agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

(b)           Issuing Bank.  If a Bank becomes, and during the period it remains, a Defaulting Lender or a Potential Defaulting Lender any Issuing Bank may, upon prior written notice to the Borrower and the Administrative Agent, resign as an Issuing Bank effective at the close of business New York time on a date specified in such notice (which date may not be less than five Business Days after the date of such notice); provided that such resignation by the Issuing Bank will have no effect on the validity or enforceability of any Letter of Credit then outstanding or on the obligations of the Borrower or any Bank under this Agreement with respect to any such outstanding Letter of Credit or otherwise to the applicable Issuing Bank.

(c)           Replacement of Administrative Agent.  Anything herein to the contrary notwithstanding, if at any time the Required Banks determine that the Person serving as Administrative Agent is (without taking into account any provision in the definition of “Defaulting Lender” or “Potential Defaulting Lender” requiring notice from the Administrative Agent or any other party) a Defaulting Lender or a Potential Defaulting Lender, the Required Banks (determined after giving effect to Section 8.01) may by notice to the Borrower and such Person remove such Person as Administrative Agent and, in consultation with the Borrower, appoint a replacement Administrative Agent hereunder.  Such removal will, to the fullest extent permitted by applicable law, be effective on the earlier of (i) the date a replacement Administrative Agent is appointed and (ii) the date 30 Business Days after the giving of such notice by the Required Banks (regardless of whether a replacement Administrative Agent has been appointed).

Section 7.08          Co-Lead Arrangers, Syndication Agent, Documentation Agent.  Anything herein to the contrary notwithstanding, no Co-Lead Arranger, Syndication Agent or Documentation Agent listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, a Bank or an Issuing Bank hereunder.

Section 7.09          Guarantee Matters.  Each of the Banks (including in its capacity as an Issuing Bank or a potential Issuing Bank, as applicable) irrevocably authorize the Administrative Agent, to release a Subsidiary Guarantor from its obligations under the Guarantee if such Person ceases to be a Subsidiary as a result of a transaction permitted hereunder.  Upon request by the Administrative Agent at any time, the Required Banks will confirm in writing the Administrative Agent’s authority to release any Subsidiary Guarantor from its obligations under the Guarantee pursuant to this Section 7.09.  In each case as specified in this Section 7.09, the Administrative Agent will, at the Borrower’s expense, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to release such Subsidiary Guarantor from its obligations under the Guarantee, in each case in accordance with the terms of the Loan Documents and this Section 7.09.

Section 7.10          Administrative Agent May File Proofs of Claim.  In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to the Borrower or any of its Subsidiaries, the Administrative Agent (irrespective of whether the principal of any Advance shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a)           to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Advances and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Banks, the Issuing Banks and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Banks and the Administrative Agent and their respective agents and counsel and all other amounts due the Banks and the Administrative Agent under Section 2.04 and Section 8.04) allowed in such judicial proceeding; and

(b)           to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Bank and each Issuing Bank to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Banks or the Issuing Banks, as the case may be, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Section 2.04 and Section 8.04.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Bank and any Issuing Bank any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Bank or Issuing Bank or to authorize the Administrative Agent to vote in respect of the claim of any Bank in any such proceeding.

ARTICLE VIII

MISCELLANEOUS

Section 8.01          Amendments, Etc.

(a)           No amendment or waiver of any provision of any Loan Document, nor consent to any departure by the Loan Party therefrom, shall in any event be effective unless the same shall be in writing and signed by the Required Banks, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:  (i) waive any of the conditions specified in Section 3.01(b) of this Agreement without the written consent of each Bank; (ii) increase the Commitment of any Bank or subject any Bank to any additional obligations without the written consent of such Bank; (iii) reduce the principal of, or interest on, the Advances or any fees or other amounts payable hereunder, without the written consent of each Bank to whom such amount is payable; provided, however, that only the consent of the Required Banks shall be necessary to amend the default rate of interest payable pursuant to Section 2.07(a), Section 2.07(b) or Section 2.07(c) hereof or to waive any obligation of the Borrower to pay interest or Letter of Credit Fees at the default rate specified in Section 2.04 or Section 2.07(c), as applicable; (iv) postpone any date fixed for any payment of principal of, or interest on, the Advances or any fees or other amounts payable hereunder without the written consent of each Bank to whom such amount is payable; (v) amend the definition of “Required Banks” without the written consent of each Bank; (vi) amend Section 2.15 in a manner that would alter the pro rata sharing of the payments required thereby or this Section 8.01 of this Agreement without the written consent of each Bank; or (vii) except as provided in Section 8.01(b) and to the extent the release of any Subsidiary Guarantor from its obligations under the Guarantee is permitted pursuant to Section 7.09 (in which in each such case such release may be made by the Administrative Agent acting alone), release all or substantially all of the value of the Guarantee without the written consent of each Bank; and provided, further, that (x) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Banks required above to take such action, affect the rights or duties of the Administrative Agent under this Agreement or any of the Notes and (y) no amendment, waiver or consent shall, unless in writing and signed by each Issuing Bank in addition to the Banks required above to take such action, affect the rights or obligations of the Issuing Banks under this Agreement.

(b)           Notwithstanding the foregoing, any guarantee of a Subsidiary Guarantor under the Guarantee shall be terminated from time to time as necessary to effect the sale, merger or consolidation of any Subsidiary Guarantor permitted by this Agreement and the Administrative Agent shall execute and deliver all release and termination documents reasonably requested in connection therewith.

(c)           Anything herein to the contrary notwithstanding, during such period as a Bank is a Defaulting Lender, to the fullest extent permitted by applicable law, the Commitment and the outstanding Revolving Credit Advances or other extensions of credit of such Bank hereunder will not be taken into account in determining whether the Required Banks or all of the Banks, as required, have approved any amendment or waiver hereunder (and the definition of “Required Banks” will automatically be deemed modified accordingly for the duration of such period); provided, that any such amendment or waiver that would increase or extend the term of the Commitment of such Defaulting Lender, extend the date fixed for the payment of principal or interest owing to such Defaulting Lender hereunder, reduce the principal amount of any obligation owing to such Defaulting Lender, reduce the amount of or the rate or amount of interest on any amount owing to such Defaulting Lender or of any fee payable to such Defaulting Lender hereunder, alter the payment application provisions of Section 2.21(b) in a manner adverse to such Defaulting Lender or alter the terms of this proviso, will require the consent of such Defaulting Lender.

Section 8.02          Notices, Etc.

(a)           All notices, demands, requests, consents and other communications provided for in this Agreement shall be given in writing, or by any telecommunication device capable of creating a written record (including electronic mail), and addressed to the party to be notified as follows:

(i)            if to the Borrower or any other Loan Party,

KBR, Inc.
601 Jefferson Avenue
Houston, TX  77002
Facsimile No.:  (713) 753-2517
E-Mail Address: Steven.Mathews2@kbr.com
Attention:  Treasurer

(ii)           if to the Administrative Agent,

Two Penns Way, Suite 200
New Castle, Delaware 19720
Facsimile No.:  (302) 894-6120
E-Mail Address:  global.loans.support@citi.com
Attention:  Bank Loan Syndications Department

with a copy to:

2800 Post Oak Blvd, Suite 400
Houston, Texas  77056
Facsimile No.:  (713) 481-0253
E-Mail Address:  amy.pincu@citi.com
Attention:  Amy Pincu, Managing Director

(iii)          if to any Issuing Bank listed on the signature pages hereof, to it at the address specified opposite its name on Schedule IV hereto or as on file with the Administrative Agent,

(iv)          if to any other Issuing Bank, to the address specified in the agreement pursuant to which it becomes an Issuing Bank,

(v)           if to any other Bank, to it at its address (or telecopier number) set forth in its Administrative Questionnaire.

or at such other address as shall be notified in writing (x) in the case of the Borrower, the Administrative Agent, to the other parties and (y) in the case of all other parties, to the Borrower and the Administrative Agent.

(b)           All notices, demands, requests, consents and other communications described in Section 8.02(a) shall be effective (i) if delivered by hand, including any overnight courier service, upon personal delivery, (ii) if delivered by mail, when deposited in the mails, (iii) if delivered by posting to an Approved Electronic Platform, an Internet website or a similar telecommunication device requiring that a user have prior access to such Approved Electronic Platform, website or other device (to the extent permitted by Section 8.02(a); to be delivered thereunder), when such notice, demand, request, consent and other communication shall have been made generally available on such Approved Electronic Platform, Internet website or similar device to the class of Person being notified (regardless of whether any such Person must accomplish, and whether or not any such Person shall have accomplished, any action prior to obtaining access to such items, including registration, disclosure of contact information, compliance with a standard user agreement or undertaking a duty of confidentiality) and such Person has been notified in respect of such posting that a communication has been posted to the Approved Electronic Platform and (iv) if delivered by electronic mail or any other telecommunications device, when transmitted to an electronic mail address (or by another means of electronic delivery) as provided in Section 8.02(a); provided, however, that notices and communications to the Administrative Agent pursuant to Article II or Article VII) shall not be effective until received by the Administrative Agent.

(c)           The Borrower hereby agrees that it will provide to the Administrative Agent all information, documents and other materials that it is obligated to furnish, or otherwise chooses to furnish, to the Administrative Agent pursuant to the Loan Documents, including all notices, requests, financial statements, financial and other reports, certificates and other information materials, but excluding 1. any request for or other communication that relates to a request for a new, or a conversion of an existing, borrowing, letter of credit or other extension of credit (including any election of an interest rate or interest period relating thereto), 2. any notice pursuant to Section 2.10 and any other notice that relates to the payment of any principal or other amount due under the Credit Agreement prior to the scheduled date therefor, 3. any notice of any Default or Event of Default, 4. any notice, information and other material required to be delivered to satisfy any condition precedent to the effectiveness of the Credit Agreement and/or any borrowing or other extension of credit hereunder (all such non-excluded communications being referred to herein, collectively as “Communications”) by transmitting the Communications in an electronic/soft medium in a format acceptable to the Administrative Agent to oploanswebadmin@citigroup.com or such other electronic email address (or similar means of electronic delivery) as the Administrative Agent may notify to the Borrower.  In addition, the Borrower agrees to continue to provide the Communications to the Administrative Agent in such other manner as may be specified in the Loan Documents but only to the extent requested by the Administrative Agent.  The Borrower and the Banks agree that the Administrative Agent may, but shall not be obligated to, make the Communications and the other notices and information described in clauses (A) through (D) above (collectively, the “Approved Electronic Communications”) available to the Banks by posting the Approved Electronic Communications on Intralinks, DebtDomain or a substantially similar electronic system chosen by the Administrative Agent to be its electronic transmission system (the “Approved Electronic Platform”); provided that the foregoing provisions of this sentence shall not apply to notices to any Bank or Issuing Bank described in clauses (A) and (B) above in this subsection (c) if such Bank or Issuing Bank has notified the Administrative Agent that it is incapable of receiving such notices via the Approved Electronic Platform.  THE APPROVED ELECTRONIC PLATFORM AND THE APPROVED ELECTRONIC COMMUNICATIONS ARE PROVIDED “AS IS” AND “AS AVAILABLE”.  THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE APPROVED ELECTRONIC COMMUNICATIONS, OR THE ADEQUACY OF THE APPROVED ELECTRONIC PLATFORM AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS OR OMISSIONS IN THE APPROVED ELECTRONIC COMMUNICATIONS OR THE APPROVED ELECTRONIC PLATFORM.  NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE AGENT PARTIES IN CONNECTION WITH THE APPROVED ELECTRONIC COMMUNICATIONS OR THE APPROVED ELECTRONIC PLATFORM.  IN NO EVENT SHALL THE ADMINISTRATIVE AGENT OR ANY OF ITS AFFILIATES OR ANY OF THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, ADVISORS OR REPRESENTATIVES (COLLECTIVELY, “AGENT PARTIES”) HAVE ANY LIABILITY TO THE BORROWER, ANY BANK OR ANY OTHER PERSON OR ENTITY FOR DAMAGES OF ANY KIND, INCLUDING DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF THE BORROWER’S OR THE ADMINISTRATIVE AGENT’S TRANSMISSION OF COMMUNICATIONS THROUGH THE INTERNET, EXCEPT TO THE EXTENT THE LIABILITY OF ANY AGENT PARTY IS FOUND IN A FINAL NON-APPEALABLE JUDGMENT BY A COURT OF COMPETENT JURISDICTION TO HAVE RESULTED PRIMARILY FROM SUCH AGENT PARTY’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.

(d)           Although the Approved Electronic Platform and its primary web portal are secured with generally-applicable security procedures and policies implemented or modified by the Administrative Agent from time to time (including, as of the Effective Date, a dual firewall and a User ID/Password Authorization System) and the Approved Electronic Platform is secured through a single-user-per-deal authorization method whereby each user may access the Approved Electronic Platform only on a deal-by-deal basis, each of the Banks and the Borrower, on behalf of itself and each other Loan Party, acknowledges and agrees that the distribution of material through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution.  In consideration for the convenience and other benefits afforded by such distribution and for the other consideration provided hereunder, the receipt and sufficiency of which is hereby acknowledged, each of the Banks and the Borrower, on behalf of itself and each other Loan Party, hereby approves distribution of the Approved Electronic Communications through the Approved Electronic Platform and understands and assumes the risks of such distribution.

(e)           Nothing herein shall prejudice the right of the Administrative Agent or any Bank to give any notice or other communication to any Loan Party pursuant to any Loan Document in any other manner specified in such Loan Document.

(f)            Each of the Banks and the Borrower, on behalf of itself and each other Loan Party, agree that the Administrative Agent may, but (except as may be required by applicable law) shall not be obligated to, store the Approved Electronic Communications on the Approved Electronic Platform in accordance with the Administrative Agent’s generally-applicable document retention procedures and policies.

Section 8.03          No Waiver; Remedies; Enforcement.  No failure on the part of any Bank or the Administrative Agent to exercise, and no delay in exercising, any right hereunder or under any Note shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right.  The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Article VI for the benefit of all Banks and Issuing Banks; provided, however, that the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (b) each Issuing Bank from exercising the rights and remedies that inure to its benefit (solely in its capacity as an Issuing Bank) hereunder and under the other Loan Documents, (c) any Bank from exercising setoff rights in accordance with Section 8.05 (subject to the terms of Section 2.15), or (d) any Bank from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any Debtor Relief Law; and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (i) the Required Banks shall have the rights otherwise ascribed to the Administrative Agent pursuant to Article VI and (ii) in addition to the matters set forth in clauses (b), (c) and (d) of the preceding proviso and subject to Section 2.15, any Bank may, with the consent of the Required Banks, enforce any rights and remedies available to it and as authorized by the Required Banks.

Section 8.04          Expenses and Taxes; Compensation; Indemnification.

(a)           The Borrower agrees to pay on demand (i) all reasonable out-of-pocket expenses (including reasonable fees and expenses of counsel) of the Administrative Agent and its Affiliates in connection with the preparation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof, (ii) all reasonable out-of-pocket expenses incurred by each Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all out-of-pocket costs and expenses incurred by the Administrative Agent, any Bank or any Issuing Bank (including the fees, charges and disbursements of any counsel for the Administrative Agent, any Bank or any Issuing Bank) in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with Advances made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Advances or Letters of Credit.

(b)          The Borrower agrees to indemnify and hold harmless the Administrative Agent, the Banks, the Co-Lead Arrangers and their respective directors, officers, employees, affiliates, advisors, attorneys and agents (each, an “Indemnified Party”) from and against any and all claims, damages, losses, liabilities and expenses (including fees and expenses of counsel) for which any of them may become liable or which may be incurred by or asserted against any of the Indemnified Parties in connection with or arising out of (i) any Loan Document or any other document or instrument delivered in connection herewith or the actual or proposed use of the proceeds of any Advance or Letter of Credit or any of the transactions contemplated hereby or thereby, (ii) any actual or alleged presence or Release of Hazardous Materials on or from any property owned or operated by the Borrower or any Subsidiary, or any Environmental Liability related in any way to the Borrower or any Subsidiary, or (iii) any investigation, litigation, or proceeding, whether or not any of the Indemnified Parties is a party thereto, related to or in connection with any of the foregoing or any Loan Document, including any transaction in which any proceeds of any Advance or Letter of Credit are applied, including in each of the foregoing cases, any such claim, damage, loss, liability or expense resulting from the negligence of any Indemnified Party, but excluding any such claim, damage, loss, liability or expense (A) sought to be recovered by any Indemnified Party to the extent such claim, damage, loss, liability or expense is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Indemnified Party or (B) results from a dispute solely between or among Indemnified Parties which does not arise, directly or indirectly, from any act or omission of any Loan Party or any of its Subsidiaries or from any circumstance constituting a Default or Event of Default; provided however, that the foregoing clause (B) shall not limit the Borrower’s obligation to indemnify and hold harmless the Administrative Agent in its capacity as such.

(c)           To the fullest extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnified Party, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Advance or Letter of Credit or the use of the proceeds thereof.  No Indemnified Party shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby.

(d)           To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under Section 8.04(a) or Section 8.04(b) to be paid by it to the Administrative Agent (or any sub-agent thereof), any Issuing Bank or any Related Party of any of the foregoing but without affecting the Borrower’s obligation to pay such amounts, each Bank severally agrees to pay to the Administrative Agent (or any such sub-agent), any Issuing Bank or such Related Party, as the case may be, such Bank’s Pro Rata Share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) or any Issuing Bank in its capacity as such, or against any such Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) or such Issuing Bank in connection with such capacity.  The obligations of the Banks under this Section 8.04(d) are subject to the provisions of Section 2.02(e) and Section 2.03(e).

(e)           All amounts due under this Section shall be payable promptly after demand therefor.

(f)           Without prejudice to the survival of any other agreement of the Borrower hereunder, all obligations of the Borrower under Section 2.13, Section 2.14 and this Section 8.04 shall survive the termination of the Commitments and this Agreement and the payment in full of all amounts hereunder and under the Notes.

Section 8.05          Right of Set-Off.  If an Event of Default shall have occurred and be continuing, each Bank and each Issuing Bank, and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Bank, Issuing Bank or any such Affiliate to or for the credit or the account of the Borrower or any other Loan Party against any and all of the obligations of the Borrower or such Loan Party now or hereafter existing under this Agreement or any other Loan Document to such Bank or such Issuing Bank, irrespective of whether or no such Bank or such Issuing Bank shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower or such Loan Party may be contingent or unmatured or are owed to a branch or office of such Bank or such Issuing Bank different from the branch or office holding such deposit or obligated on such indebtedness.  The rights of each Bank, each Issuing Bank and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Bank, Issuing Bank or their respective Affiliates may have.  Each Bank and the Issuing Bank agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.

Section 8.06          Limitation and Adjustment of Interest.

(a)           Notwithstanding anything to the contrary set forth herein, in any other Loan Document or in any other document or instrument, no provision of any of the Loan Documents or any other instrument or document furnished pursuant hereto or in connection herewith is intended or shall be construed to require the payment or permit the collection of interest in excess of the maximum non-usurious rate permitted by applicable law.  Accordingly, if the transactions with any Bank contemplated hereby would be usurious under applicable law, if any, then, in that event, notwithstanding anything to the contrary in any Note payable to such Bank, this Agreement or any other document or instrument, it is agreed as follows: (i) the aggregate of all consideration which constitutes interest under applicable law that is contracted for, taken, reserved, charged or received by such Bank under any Note payable to such Bank, this Agreement or any other document or instrument shall under no circumstances exceed the maximum amount allowed by such applicable law, and any excess shall be canceled automatically and, if theretofore paid, shall, at the option of such Bank, be credited by such Bank on the principal amount of the indebtedness owed to such Bank by the Borrower or refunded by such Bank to the Borrower, and (ii) in the event that the maturity of any Note payable to such Bank is accelerated or in the event of any required or permitted prepayment, then such consideration that constitutes interest under law applicable to such Bank may never include more than the maximum amount allowed by such applicable law and excess interest, if any, to such Bank provided for in this Agreement or otherwise shall be canceled automatically as of the date of such acceleration or prepayment and, if theretofore paid, shall, at the option of such Bank, be credited by such Bank on the principal amount of the indebtedness owed to such Bank by the Borrower or refunded by such Bank to the Borrower.  In determining whether or not the interest contracted for, taken, reserved, charged or received by any Bank exceeds the maximum non-usurious rate permitted by applicable law, such determination shall be made, to the extent that doing so does not result in a violation of applicable law, by amortizing, prorating, allocating and spreading, in equal parts during the period of the full stated term of the loans hereunder, all interest at any time contracted for, taken, charged, received or reserved by such Bank in connection with such loans.

(b)           In the event that at any time the interest rate applicable to any Advance made by any Bank would exceed the maximum non-usurious rate allowed by applicable law, the rate of interest to accrue on the Advances by such Bank shall be limited to the maximum non-usurious rate allowed by applicable law, but shall accrue, to the extent permitted by law, on the principal amount of the Advances made by such Bank from time to time outstanding, if any, at the maximum non-usurious rate allowed by applicable law until the total amount of interest accrued on the Advances made by such Bank equals the amount of interest which would have accrued if the interest rates applicable to the Advances pursuant to Article II had at all times been in effect.  In the event that upon the final payment of the Advances made by any Bank and termination of the Commitment of such Bank, the total amount of interest paid to such Bank hereunder and under the Notes is less than the total amount of interest which would have accrued if the interest rates applicable to such Advances pursuant to Article II had at all times been in effect, then the Borrower agrees to pay to such Bank, to the extent permitted by law, an amount equal to the excess of (a) the lesser of (i) the amount of interest which would have accrued on such Advances if the maximum non-usurious rate allowed by applicable law had at all times been in effect or (ii) the amount of interest which would have accrued on such Advances if the interest rates applicable to such Advances pursuant to Article II had at all times been in effect over (b) the amount of interest otherwise accrued on such Advances in accordance with this Agreement.

Section 8.07          Binding Effect.  This Agreement shall become effective as provided in Section 3.01 hereof and thereafter the provisions of this Agreement shall be binding upon and inure to the benefit of the Borrower and the Administrative Agent and each Bank and their respective successors and assigns permitted hereby, except that the Borrower may not assign any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each of the Banks and no Bank may assign or otherwise transfer any of its rights or obligations hereunder except (a) to an assignee in accordance with the provisions of Section 8.08(a), (b) by way of participation in accordance with the provisions of Section 8.08(b) or (c) by way of pledge or assignment of a security interest subject to the restrictions of Section 8.08(f) (and any other attempted assignment or transfer by any party hereto shall be null and void).  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in Section 8.08(d) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Banks) any legal or equitable right, remedy or claim under or by reason of this Agreement.

Section 8.08          Assignments and Participations.

(a)           Assignments by Banks.  Any Bank may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Advances at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i)           Minimum Amounts.

(A)           in the case of an assignment of the entire remaining amount of the assigning Bank’s Commitment and the Advances at the time owing to it or in the case of an assignment to a Bank, an Affiliate of a Bank or an Approved Fund, no minimum amount need be assigned; and

(B)           in any case not described in subsection (a)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Advances outstanding thereunder) of, if the applicable Commitment is not then in effect, the principal outstanding balance of the Advances of the assigning Bank subject to each such assignment (determined as of the date of the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Acceptance, as of the Trade Date) shall be in increments of $1,000,000 and shall not be less than $10,000,000, in respect of a term facility, unless each of the Administrative Agent and, so long as no Event of Default exists under Section 6.01(a) or Section 6.01(e) has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed).

(ii)           Proportionate Amounts.  Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Bank’s rights and obligations under this Agreement with respect to the Advance or the Commitment assigned.

(iii)           Required Consents.  No consent shall be required for any assignment except to the extent required by paragraph (a)(i)(B) of this Section and, in addition:

(A)           the consent of the Borrower (such consent not to unreasonably withheld or delayed) shall be required unless (x) an Event of Default exists under Section 6.01(a) or Section 6.01(e) at the time of such assignment or (y) such assignment is to a Bank, an Affiliate of a Bank or an Approved Fund; provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent with five Business Days after having received notice thereof.

(B)           the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of any Commitment if such assignment is to a Person that is not a Bank with a Commitment in respect of such facility, an Affiliate of such Bank or an Approved Fund with respect to such Bank ; and

(C)           the consent of each Issuing Bank (such consent not to be unreasonably withheld or delayed) shall be required for any assignment that increases the obligation of the assignee to make Letter of Credit Advances or otherwise participate in exposure under one or more Letters of Credit (whether or not then outstanding).

(iv)           Assignment and Acceptance.  The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance, together with a processing and recordation fee of $3,500, and the assignee, if it is not a Bank, shall deliver to the Administrative Agent an Administrative Questionnaire.

(v)           No Assignment to Borrower.  No such assignment shall be made to the Borrower or any of the Borrower’s Affiliates of Subsidiaries.

(vi)          No Assignment to Natural Persons.  No such assignment shall be made to a natural Person.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to Section 8.08(b), from and after the effective date specified in each Assignment and Acceptance, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Bank under this Agreement, and the assigning Bank thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from is obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Bank’s rights and obligations under this Agreement, such Bank shall cease to be a party thereto) but shall continue to be entitled to the benefits of Section 2.12, Section 2.13, Section 2.14 and Section 8.04 with respect to facts and circumstances occurring prior to the effective date of such assignment.  Any assignment or transfer by a Bank of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Bank of a participation in such rights and obligations in accordance with Section 8.08(c).

(b)           The Administrative Agent shall maintain at its address referred to in Section 8.02 a copy of each Assignment and Acceptance delivered to and accepted by it and a register for the recordation of the names and addresses of the Banks and the Commitment of, and the principal amount of the Revolving Credit Advances owing to, each Bank from time to time (the “Register”).  The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrower, the Administrative Agent and the Banks may treat each Person whose name is recorded in the Register as a Bank hereunder for all purposes of this Agreement.  Upon its receipt of an Assignment and Acceptance executed and delivered to it in accordance with the terms of this Agreement, the Administrative Agent shall accept such Assignment and Acceptance and record such assignment in the Register.  The Register shall be available for inspection by the Borrower or any Bank, at any reasonable time and from time to time upon reasonable prior notice.

(c)           Participations.  Any Bank may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural Person or the Borrower or any of its Affiliates) (each a “Participant”) in or to all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment, the Advances owing to it and the Notes held by it); provided that (i) such Bank’s obligations under this Agreement shall remain unchanged, (ii) such Bank shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent and the Banks and the Issuing Bank shall continue to deal solely and directly with such Bank in connection with such Bank’s rights and obligations under this Agreement, and (iv) the terms of any such participation shall not restrict such Bank’s ability to make any amendment or waiver of this Agreement or any Note or such Bank’s ability to consent to any departure by the Borrower therefrom without the approval of the Participant; provided that such participation may provide that such Bank will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso in Section 8.01(a) that affects such Participant.  Subject to Section 8.08(d), the Borrower agrees that each Participant shall be entitled to the benefits of Section 2.12, Section 2.13 and Section 2.14 to the same extent as if it were a Bank and had acquired its interest by assignment pursuant to Section 8.08(a).  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 8.05 as though it were a Bank, provided such Participant agrees to be subject to Section 2.15 as though it were a Bank.

(d)           Limitations upon Participant Rights.  A Participant shall not be entitled to receive any greater payment under Section 2.13 and Section 2.14 than the applicable Bank would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent.  A Participant that would be a Foreign Lender if it were a Bank shall not be entitled to the benefits of Section 2.14 unless the Borrower is notified if the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 2.14(f) as though it were a Bank.

(e)           Each Issuing Bank may assign to an Eligible Assignee all of its rights and obligations under the undrawn portion of its Letter of Credit Commitment at any time; provided, however, that (i) each such assignment shall be to an Eligible Assignee and (ii) the parties to each such assignment shall execute and deliver to the Administrative Agent, for its acceptance and recording in the Register, an Assignment and Acceptance, together with a processing and recordation fee of $3,500.

(f)           Any Bank may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 8.08, disclose to the assignee or Participant or proposed assignee or Participant, any information relating to the Borrower or any of its Subsidiaries furnished to such Bank by or on behalf of the Borrower or any of its Subsidiaries; provided that, prior to any such disclosure, the assignee or Participant or proposed assignee or Participant shall agree to comply with Section 8.14.

(g)           Certain Pledges.  Any Bank may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Bank, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that not such pledge or assignment shall release such Bank from any of its obligations hereunder or substitute any such pledge or assignee for such Bank as a party hereto.

Section 8.09           No Liability of Issuing Banks.  The Borrower assumes all risks of the acts or omissions of any beneficiary or transferee of any Letter of Credit with respect to its use of such Letter of Credit.  Neither any Issuing Bank nor any of its officers or directors shall be liable or responsible for: (a) the use that may be made of any Letter of Credit or any acts or omissions of any beneficiary or transferee in connection therewith; (b) the validity, sufficiency or genuineness of documents, or of any endorsement thereon, even if such documents should prove to be in any or all respects invalid, insufficient, fraudulent or forged; (c) payment by such Issuing Bank against presentation of documents that do not comply with the terms of a Letter of Credit, including failure of any documents to bear any reference or adequate reference to the Letter of Credit; or (d) any other circumstances whatsoever in making or failing to make payment under any Letter of Credit, except that the Borrower shall have a claim against such Issuing Bank, and such Issuing Bank shall be liable to the Borrower, to the extent of any direct, but not consequential, damages suffered by the Borrower that the Borrower proves were caused by (i) such Issuing Bank’s willful misconduct or gross negligence as determined in a final, non-appealable judgment by a court of competent jurisdiction in determining whether documents presented under any Letter of Credit comply with the terms of the Letter of Credit or (ii) such Issuing Bank’s willful failure to make lawful payment under a Letter of Credit after the presentation to it of a draft and certificates strictly complying with the terms and conditions of the Letter of Credit.  In furtherance and not in limitation of the foregoing, such Issuing Bank may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary.

Section 8.10          Counterparts; Integration, Effectiveness; Electronic Execution.

(a)           Counterparts; Integration; Effectiveness.  This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  This Agreement and the other Loan Documents, and any separate letter agreements with respect to fees payable to the Administrative Agent, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.

(b)           Delivery of an executed counterpart of a signature page of this Agreement, any other Loan Document and any documents executed in connection therewith by facsimile or other electronic means shall be effective as delivery of a manually executed counterpart.

(c)           Electronic Execution of Assignments.  The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Acceptance shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

Section 8.11           Judgment.

(a)           If for the purposes of obtaining judgment in any court it is necessary to convert a sum due hereunder in Dollars into another currency, the parties hereto agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase Dollars with such other currency at Reference Bank’s principal office in London at 11:00 A.M. (London time) on the Business Day preceding that on which final judgment is given.

(b)           If for the purposes of obtaining judgment in any court it is necessary to convert a sum due hereunder in a Foreign Currency into Dollars, the parties agree to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase such Foreign Currency with Dollars at Reference Agent’s principal office in London at 11:00 A.M. (London time) on the Business Day preceding that on which final judgment is given.

(c)           The obligation of the Borrower in respect of any sum due from it in any currency (the “Primary Currency”) to any Bank or the Administrative Agent hereunder shall, notwithstanding any judgment in any other currency, be discharged only to the extent that on the Business Day following receipt by such Bank or the Administrative Agent (as the case may be), of any sum adjudged to be so due in such other currency, such Bank or the Administrative Agent (as the case may be) may in accordance with normal banking procedures purchase the applicable Primary Currency with such other currency; if the amount of the applicable Primary Currency so purchased is less than such sum due to such Bank or the Administrative Agent (as the case may be) in the applicable Primary Currency, the Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify such Bank or the Administrative Agent (as the case may be) against such loss, and if the amount of the applicable Primary Currency so purchased exceeds such sum due to any Bank or the Administrative Agent (as the case may be) in the applicable Primary Currency, such Bank or the Administrative Agent (as the case may be) agrees to remit to the Borrower such excess.

Section 8.12          Governing Law.  This Agreement and the other Loan Documents shall be governed by, and construed in accordance with, the laws of the State of New York.

Section 8.13          Jurisdiction; Damages.

(a)           To the fullest extent it may effectively do so under applicable law, each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its Property, to the non-exclusive jurisdiction of any New York state court or federal court sitting in New York City, and any appellate court from any appeal thereof, in any action or proceeding arising out of or relating to this Agreement, or any other Loan Document, or any other instrument or document furnished pursuant hereto or in connection herewith or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of such action or proceeding may be heard and determined in any such court;

(b)           Each of the parties hereto hereby irrevocably and unconditionally waives to the fullest extent permitted by applicable law, the defense of an inconvenient forum to the maintenance of such action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in Section 8.13(a) and any objection that it may now or hereafter have to the laying of venue of any action or proceeding in any such court.

(c)           Each party hereto irrevocably consents to service of process in the manner provided for notices in Section 8.02.  Nothing in this Agreement will affect the right of any party hereto to serve process in any other manner permitted by applicable law.

(d)           Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(e)           Nothing herein shall affect the right that any party hereto may otherwise have to bring any action or proceeding relating to this Agreement, any of the Notes or any other instrument or document furnished pursuant hereto or in connection herewith in the courts of any other jurisdiction.  Each of the Borrower, the Administrative Agent and the Banks hereby irrevocably and unconditionally waives, to the fullest extent it may effectively do so under applicable law, any right it may have to claim or recover in any action or proceeding referred to in this Section 8.13 any exemplary or punitive damages.  The Borrower hereby further irrevocably waives, to the fullest extent it may effectively do so under applicable law, any right it may have to claim or recover in any action or proceeding referred to in this Section 8.13 any special or consequential damages.

Section 8.14          Confidentiality.

(a)           Each of the Administrative Agent and each of the Banks agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (i) to its Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (ii) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (iii) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (iv) to any other party hereto, (v) in connection with the exercise of any remedies hereunder or under any other Loan Document, any action or proceeding relating to this Agreement or any other Loan Document, the enforcement of rights hereunder or thereunder or any litigation or proceeding to which the Administrative Agent or any Bank or any of its respective Affiliates may be a party, (vi) subject to an agreement containing provisions substantially the same as those of this Section, to (A) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement, (B) any actual or prospective party (or its managers, administrators, trustees, partners, directors, officers, employees, agents, advisors and other representatives) surety, reinsurer, guarantor or credit liquidity enhancer (or their advisors) to or in connection with any swap, derivative or other similar transaction under which payments are to be made by reference to the Obligations or to the Borrower and its obligations or to this Agreement or payments hereunder, (C) to any rating agency when required by it, (D) the CUSIP Service Bureau or any similar organization, (vii) with the consent of the Borrower or (viii) to the extent such Information (A) becomes publicly available other than as a result of a breach of this Section or (B) becomes available to the Administrative Agent, any Bank or any of their respective Affiliates on a nonconfidential basis from a source other than a Loan Party.

For purposes of this Section, “Information” means all information received from a Loan Party or any of its respective Subsidiaries relating to a Loan Party or any of its respective Subsidiaries or any of their respective businesses, other than any such information that is available to the Administrative Agent or any Bank on a nonconfidential basis prior to disclosure by any Loan Party or any of its respective Subsidiaries, provided that, in the case of information received from a Loan Party or any of its Subsidiaries after the date hereof, such information is clearly identified at the time of delivery as confidential.  Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

(b)           Treatment of Information.  ii)  Certain of the Banks may enter into this Agreement and take or not take action hereunder or under the other Loan Documents on the basis of information that does not contain material non-public information with respect to any of the Loan Parties or their securities (“Restricting Information”).  Other Banks may enter into this Agreement and take or not take action hereunder or under the other Loan Documents on the basis of information that may contain Restricting Information.  Each Bank acknowledges that United States federal and state securities laws prohibit any person from purchasing or selling securities on the basis of material, non-public information concerning the issuer of such securities or, subject to certain limited exceptions, from communicating such information to any other Person.  Neither the Administrative Agent nor any of its Related Parties shall, by making any Communications (including Restricting Information) available to a Bank, by participating in any conversations or other interactions with a Bank or otherwise, make or be deemed to make any statement with regard to or otherwise warrant that any such information or Communication does or does not contain Restricting Information nor shall the Administrative Agent or any of its Related Parties be responsible or liable in any way for any decision a Bank may make to limit or to not limit its access to Restricting Information.  In particular, none of the Administrative Agent nor any of its Related Parties (A) shall have, and the Administrative Agent, on behalf of itself and each of its Related Parties, hereby disclaims, any duty to ascertain or inquire as to whether or not a Bank has or has not limited its access to Restricting Information, such Bank’s policies or procedures regarding the safeguarding of material, nonpublic information or such Bank’s compliance with applicable laws related thereto or (B) shall have, or incur, any liability to any Loan Party or Bank or any of their respective Related Parties arising out of or relating to the Administrative Agent or any of its Related Parties providing or not providing Restricting Information to any Bank.

(ii)           Each Loan Party agrees that (A) all Communications it provides to the Administrative Agent intended for delivery to the Banks whether by posting to the Approved Electronic Platform or otherwise shall be clearly and conspicuously marked “PUBLIC” if such Communications do not contain Restricting Information which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof, (B) by marking Communications “PUBLIC,” each Loan Party shall be deemed to have authorized the Administrative Agent and the Banks to treat such Communications as either publicly available information or not material information (although, in this latter case, such Communications may contain sensitive business information and, therefore, remain subject to the confidentiality undertakings of this Section) with respect to such Loan Party or its securities for purposes of United States Federal and state securities laws, (C) all Communications marked “PUBLIC” may be delivered to all Banks and may be made available through a portion of the Approved Electronic Platform designated “Public Side Information,” and (D) the Administrative Agent shall be entitled to treat any Communications that are not marked “PUBLIC” as Restricting Information and may post such Communications to a portion of the Approved Electronic Platform not designated “Public Side Information.”  Neither the Administrative Agent nor any of its Affiliates shall be responsible for any statement or other designation by a Loan Party regarding whether a Communication contains or does not contain material non-public information with respect to any of the Loan Parties or their securities nor shall the Administrative Agent or any of its Affiliates incur any liability to any Loan Party, any Bank or any other Person for any action taken by the Administrative Agent or any of its Affiliates based upon such statement or designation, including any action as a result of which Restricting Information is provided to a Bank that may decide not to take access to Restricting Information.  Nothing in this subsection (b) shall modify or limit a Bank’s obligations under Section 8.14(a) with regard to Communications and the maintenance of the confidentiality of or other treatment of Information.

(c)           Each Bank acknowledges that circumstances may arise that require it to refer to Communications that might contain Restricting Information.  Accordingly, each Bank agrees that it will nominate at least one designee to receive Communications (including Restricting Information) on its behalf and identify such designee (including such designee’s contact information) on such Bank’s Administrative Questionnaire.  Each Bank agrees to notify the Administrative Agent from time to time of such Bank’s designee’s e-mail address to which notice of the availability of Restricting Information may be sent by electronic transmission.

(d)           Each Bank acknowledges that Communications delivered hereunder and under the other Loan Documents may contain Restricting Information and that such Communications are available to all Banks generally.  Each Bank that elects not to take access to Restricting Information does so voluntarily and, by such election, acknowledges and agrees that the Administrative Agent and other Banks may have access to Restricting Information that is not available to such electing Bank.  None of the Administrative Agent nor any Bank with access to Restricting Information shall have any duty to disclose such Restricting Information to such electing Bank or to use such Restricting Information on behalf of such electing Bank, and shall not be liable for the failure to so disclose or use, such Restricting Information.

(e)           The provisions of the foregoing subsections of this Section are designed to assist the Administrative Agent, the Banks and the Loan Parties, in complying with their respective contractual obligations and applicable law in circumstances where certain Banks express a desire not to receive Restricting Information notwithstanding that certain Communications hereunder or under the other Loan Documents or other information provided to the Banks hereunder or thereunder may contain Restricting Information.  Neither the Administrative Agent nor any of its Related Parties warrants or makes any other statement with respect to the adequacy of such provisions to achieve such purpose nor does the Administrative Agent or any of its Related Parties warrant or make any other statement to the effect that a Loan Party’s or Bank’s adherence to such provisions will be sufficient to ensure compliance by such Loan Party or Bank with its contractual obligations or its duties under applicable law in respect of Restricting Information and each of the Banks and each Loan Party assumes the risks associated therewith.

Section 8.15          Patriot Act Notice.  Each Bank and the Administrative Agent (for itself and not on behalf of any Bank) hereby notifies the Borrower that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Bank or the Administrative Agent, as applicable, to identify the Borrower in accordance with the Patriot Act.  The Borrower shall provide, to the extent commercially reasonable in light of applicable restrictions or limitations under contract or law, regulation or governmental guidelines, such information and take such actions as are reasonably requested by the Administrative Agent or any Banks in order to assist the Administrative Agent and the Banks in maintaining compliance with the Patriot Act.

Section 8.16          Waiver of Jury Trial.  EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 8.17          Certain Matters with Respect to Existing Credit Agreement.  Each Bank which is a “Bank” under the Existing Credit Agreement, in its capacity as a Bank as defined in the Existing Credit Agreement and if applicable in its capacity as an “Issuing Bank” as defined in the Existing Credit Agreement, (a) waives the requirement in Section 2.05 of the Existing Credit Agreement that the Borrower provide prior notice of termination of Unused Revolving Credit Commitments as therein defined, and (b) agrees that from and after the Effective Date, the Existing Letters of Credit shall cease to be “Letters of Credit” issued pursuant to the Existing Credit Agreement.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

BORROWER:

KBR, INC.

By:
Name:
Title:

CITIBANK, N.A., as Administrative Agent and as a Bank

By:
Name:
Title:

CITIBANK, N.A., as an Issuing Bank

By:
Name:
Title:

THE ROYAL BANK OF SCOTLAND PLC,
as an Issuing Bank and as an Issuing Bank and a Bank

By:
Name:
Title:

COMPASS BANK,
as an Issuing Bank and a Bank

By:
Name:
Title:

Signature Page
to
Three Year Revolving Credit Agreement

BANK OF AMERICA, N.A.,
as an Issuing Bank and a Bank

By:
Name:
Title:

REGIONS BANK,
as an Issuing Bank and a Bank

By:
Name:
Title:

NATIONAL BANK OF KUWAIT, S.A.K., GRAND CAYMAN BRANCH,
as a Bank

By:
Name:
Title:

By:
Name:
Title:

NATIONAL BANK OF KUWAIT, S.A.K., NEW YORK BRANCH,
as an Issuing Bank

By:
Name:
Title:

By:
Name:
Title:

Signature Page
to
Three Year Revolving Credit Agreement

SUMITOMO MITSUI BANKING CORPORATION,
as a Bank

By:
Name:
Title:

THE BANK OF NOVA SCOTIA,
as a Bank

By:
Name:
Title:

AUSTRALIA AND NEW ZEALAND BANKING GROUP LIMITED,
as a Bank

By:
Name:
Title:

ING BANK N.V.,
as a Bank

By:
Name:
Title:

UBS LOAN FINANCE LLC,
as a Bank

By:
Name:
Title:

Signature Page
to
Three Year Revolving Credit Agreement

LLOYDS TSB BANK PLC,
as a Bank

By:
Name:
Title:

STANDARD CHARTERED BANK,
as a Bank

By:
Name:
Title:

WELLS FARGO BANK, N.A.,
as a Bank

By:
Name:
Title:

ABU DHABI INTERNATIONAL BANK INC.,
as a Bank

By:
Name:
Title:

BARCLAYS BANK PLC,
as a Bank

By:
Name:
Title:

COMERICA BANK,
as a Bank

By:
Name:
Title:

Signature Page
to
Three Year Revolving Credit Agreement

FIFTH THIRD BANK,
as a Bank

By:
Name:
Title:

STATE STREET BANK,
as a Bank

By:
Name:
Title:

Signature Page
to
Three Year Revolving Credit Agreement